  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1998.


                                                      REGISTRATION NO. 333-51009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                         POST EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           SEVEN SEAS PETROLEUM INC.
             (Exact name of Registrant as specified in its charter)

        YUKON TERRITORY                        1311                          73-1468669
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                             ---------------------


                                                            HERBERT C. WILLIAMSON, III
                                                           EXECUTIVE VICE PRESIDENT AND
                                                             CHIEF FINANCIAL OFFICER
          5555 SAN FELIPE, SUITE 1700                      5555 SAN FELIPE, SUITE 1700
              HOUSTON, TEXAS 77056                             HOUSTON, TEXAS 77056
                 (713) 622-8218                                   (713) 622-8218
  (Address, including zip code, and telephone           (Name, address, including zip code
        number, including area code, of                and telephone number, including area
   registrant's principal executive offices)               code, of agent for service)


                                   Copies to:

                                 T. MARK KELLY
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           SEVEN SEAS PETROLEUM INC.

                           COMMON SHARES AND WARRANTS


     This Prospectus relates to the offering for resale by the Selling Securityholders (the "Selling Securityholders") of (i) up to 2,173,913 common shares of Seven Seas Petroleum Inc., a Yukon Territory corporation (the "Company"), no par value (the "Shares"), (ii) up to 1,086,957 warrants of the Company exercisable for one Common Share at an exercise price of $15 per share (the "Warrants"), and (iii) up to 1,086,957 common shares of the Company issuable upon exercise of the Warrants (the "Warrant Shares" and, collectively with the Shares, the "Common Shares"). The Shares and Warrants were issued as a unit upon the conversion of $25,000,000 aggregate principal amount of the Company's 6% convertible redeemable debentures (the "Convertible Debentures"). The Convertible Debentures were issued upon the exchange of a like principal amount of the Company's 6% exchangeable subordinated notes (the "Exchangeable Notes"). The Exchangeable Notes were originally offered by the Company in an underwritten private placement in the United States and Canada (the "Offering"). Pursuant to the terms of the Offering, the Company agreed to file a registration statement covering the Common Shares and Warrants and to keep such registration statement effective for a period of two years.



     The Company's common shares are quoted on the American Stock Exchange ("AMEX") under the symbol "SEV" and on the Toronto Stock Exchange under the symbol "SVS.U." The last reported sale price of the common shares on the AMEX on September 21, 1998 was $9.00 per share.


     The Common Shares and Warrants may be sold from time to time pursuant to this Prospectus by the Selling Securityholders. The Common Shares and Warrants may be sold by the Selling Securityholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Common Shares and Warrants is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES AND WARRANTS.


                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                    , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http:/www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements included herein other than statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, the statements in "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," regarding the Company's financial position, estimated quantities of reserves, business strategy and plans and objectives for future operations. Forward-looking statements in this Prospectus generally are accompanied by words such as "anticipate," "believe," "estimate," "project," "potential" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements are discussed in "Risk Factors" and elsewhere in this Prospectus. All forward-looking statements included herein and therein are expressly qualified in their entirety by the cautionary statements in this paragraph.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, references to "Seven Seas" or the "Company" mean Seven Seas Petroleum Inc. and its subsidiaries (except in "Description of Capital Stock"). Certain terms relating to the oil and gas business are defined in the "Glossary of Oil and Gas Terms" included in this Prospectus.

                                  THE COMPANY

     Seven Seas is an independent international energy company engaged in the exploration, development and production of oil and natural gas in Colombia. The Company is the operator of an oil discovery ("Emerald Mountain") defined by two association contracts with the Colombian national oil company (the "Dindal Association Contract" and the "Rio Seco Association Contract", and, collectively, the "Association Contracts") covering a total of approximately 109,000 contiguous acres in central Colombia. The Company has focused its efforts to date on delineating the oil and gas potential of Emerald Mountain. The five exploratory wells completed on Emerald Mountain have achieved maximum tested actual production rates ranging from 3,415 to 13,123 barrels per day (Bbls/d). The Company has produced approximately 300,000 barrels of oil during test production; however, continuous production of the oil field is scheduled to begin in mid- to late 1999. Except for additional production testing, management has made the decision to shut in the five completed wells until completion of the infrastructure necessary to produce, process, and transport oil production from Emerald Mountain. The Company's 57.7% working interest in Emerald Mountain (before Colombian government participation) was acquired through a series of transactions from 1995 through 1997. The Company has interests in three additional association contracts in Colombia which, together with the Emerald Mountain association contracts, cover over one million gross acres. As of December 31, 1997, the Company's estimated net proved reserves attributable to the delineation of 14,459 acres of Emerald Mountain were 32.2 MMBbls with an SEC PV-10 of $144.9 million.

     Certain members of the Company's management have been involved in the Emerald Mountain project since its inception in 1992. The Company's executive officers average approximately 29 years of experience in the oil and gas industry, and predecessors of the Company have operated throughout the U.S. and Canada since 1959. As of June 30, 1998, the Company's officers and directors beneficially owned approximately 29% of the Company's outstanding common shares.

     The Company anticipates developing Emerald Mountain in two phases. Phase I of the development program includes development and delineation drilling and the construction of production facilities and a 36-mile pipeline, scheduled for completion in mid- to late 1999, which will allow Emerald Mountain production to reach an existing pipeline with approximately 50,000 Bbls/d of currently available transportation capacity. Phase II of the development program includes further development and delineation drilling, construction of production facilities and construction of a 45-mile pipeline to expand the capacity for production from the field. The Company has contracted for the basic and conceptual engineering of the transportation system, requested bids for tubular supplies and anticipates selecting a project manager in the near future and is preparing to solicit bids for the detailed engineering and construction of the pipeline. Prior to the issuance of the Senior Notes (as defined), the Company had financed the operation, exploration and continued delineation of Emerald Mountain primarily with private offerings of equity and convertible debt, providing the Company with aggregate net proceeds of $47.0 million. The Company also issued 17.8 million common shares as consideration for a portion of its interest in Emerald Mountain. On May 7, 1998, the Company issued $110 million aggregate principal amount of 12 1/2% Senior Notes due May 15, 2005 (the "Senior Notes") in a private placement and received net proceeds of approximately $106 million. Approximately $37.8 million of the net proceeds are being held in a separate account or in escrow to secure the first three years of interest payments. The Company expects that the remaining proceeds from the offering of Senior Notes, together with other sources of funds expected to be available to it (including bank financing and proceeds from the exercise of warrants), will be sufficient to finance its initial net capital expenditure requirements for Phase I of the development program.

RECENT DEVELOPMENTS


     Drilling Activity. On September 14, 1998, the Company announced that it had successfully drilled and set pipe through the Cimarrona formation on the Tres Pasos 3-E well located approximately 3 kilometers south of the previously announced Tres Pasos 1-E well. The Tres Pasos 3-E well encountered 282 feet of Cimarrona with oil and gas shows and no evidence of any water contact. Customary log analysis and examination of core samples are being conducted. Drilling is continuing for approximately 1,600 feet to test for additional reservoirs that may potentially be present at lower depths.



     The Company is also moving a completion rig to the previously announced El Segundo 6-E well and production testing will be initiated as soon as the completion rig and testing equipment are in place.



     On July 8, 1998, the Company announced that it had successfully completed drilling operations on the Tres Pasos No. 4-E well on the Emerald Mountain project in Colombia, South America. The Tres Pasos No. 4-E well is located on the Rio Seco Association Contract area, approximately 5 kilometers northwest from the surface location of the previously announced El Segundo No. 1 discovery well. The well reached a total depth from the surface of approximately 6,300 feet. On September 14, 1998, Seven Seas announced that although the Tres Pasos 4-E well encountered 303 feet of Cimarrona formation with oil and gas shows and no water contact, the well bore did not appear to intersect the larger fracture system due to a rotation in fracture system orientation at the Tres Pasos 4-E location. Consequently, the well may not be commercially productive without a successful fracture treatment or the drilling of a lateral extension. The Company is continuing evaluation and analysis to determine whether to fracture treat the reservoir in this well bore. Seven Seas is also planning to drill a lateral extension of the Tres Pasos 4-E.


     On June 5, 1998, Seven Seas announced that it had successfully completed drilling operations on the El Segundo 6-E well, the southernmost well on Emerald Mountain to date. This well is located in the Dindal Association Contract area, approximately 5.3 miles south of the El Segundo 1-E discovery well and reached a total depth of 8,713 feet. Preliminary analyses while drilling included the observation of highly fractured core samples and over 300 feet of Cimarrona formation with no indication of oil-water contact.

     On February 13, 1998, Seven Seas announced that the Tres Pasos 2-E well had reached a total depth of 6,054 feet. The well is located 5.6 miles northwest of the El Segundo 1-E discovery well in the Rio Seco contract area. The well encountered 290 feet of Cimarrona formation with no indication of oil-water contact. Due to an operational problem that resulted from a failure to properly cement casing through the Cimarrona formation, the Company has decided to sidetrack and drill a new well bore. On May 5, 1998, the Company announced that the Tres Pasos 2-E sidetrack well reached a total depth of 5,880 feet with a bottom hole location approximately 1,200 feet southeast of the original well bore.

     On January 30, 1998, Seven Seas announced the completion and results from 33 days of reservoir testing for the El Segundo 2-E well located in the Dindal Association Contract area. The well encountered 314 feet of Cimarrona formation and had a maximum production rate of 5,381 Bbls/d and 826 Mcf/d of gas per day and there was no evidence of oil-water contact. The production rate and interference data confirm a significant extension of the reservoir approximately
3.7 miles to the north of the El Segundo 1-E discovery well.

     In November 1997, drilling commenced on the El Segundo 3-E well, the eighth well to be drilled on Emerald Mountain and the sixth to be drilled in the Dindal Association Contract area. The drilling of the El Segundo 3-E was completed in February 1998, and the well encountered 292 feet of Cimarrona formation. After the completion of drilling operations on the El Segundo 3-E, the Company experienced significant mechanical problems while attempting to complete the well for production testing. Due to a failure to effectively install the lower portion of the well casing, it was not possible to achieve sufficient communication with the Cimarrona formation to initiate production testing. The Company has temporarily abandoned the El Segundo 3-E well pending a scheduled return to this location in the third quarter of 1998.

     Other International Interests. The Company is in the process of eliminating any mandatory capital commitments outside of Colombia. In Papua New Guinea, the Company signed a farm-out agreement with ARCO Papua New Guinea Inc. and retained a 20% interest in the property covered by its exploration permit. The Company anticipates in the future it will either farm-out its 20% interest or relinquish its rights in the property. In the Perth Basin in Western Australia, the Company signed a purchase and sale agreement with Forcenergy International Inc., in which the Company exchanged its 11.77% working interest for approximately $0.9 million. The Company retained a small overriding royalty interest and also was reimbursed approximately $0.3 million for certain capital expenditures. In the Bass Strait Basin offshore southeastern Australia, the Company is seeking to farm out its interests. The Company has no required capital commitments for this prospect.


                                  RISK FACTORS


     See "Risk Factors," beginning on page 8 hereof, for a discussion of certain factors that should be considered in evaluating an investment in the Common Shares and Warrants.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain consolidated historical financial data for the Company as of and for each of the periods indicated. The results of operations during delineation and testing are not indicative of results after the initiation of commercial production. The following data should be read in conjunction with the "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                             (IN THOUSANDS)
                                                                                        PERIOD FROM
                                   SIX MONTHS ENDED                                      INCEPTION
                                       JUNE 30,          YEARS ENDED DECEMBER 31,    (FEBRUARY 3, 1995)
                                 --------------------    ------------------------   THROUGH DECEMBER 31,
                                   1998        1997         1997          1996              1995
                                     (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues.....................  $  1,234    $    671     $  1,567      $    575          $   152
  General and administrative...     2,319       3,281        8,714         2,455            1,071
  Lease operating expenses.....       758         231          907           253               --
  Depreciation and
     amortization..............       227          38          148           111               38
  Operating loss...............    (2,040)     (2,923)      (8,222)       (2,259)          (2,120)
  Net loss.....................    (1,867)     (2,858)      (7,928)       (2,195)          (2,120)
BALANCE SHEET DATA (END OF
  PERIOD):
  Cash and cash equivalents....  $ 67,849    $  8,949     $ 18,067      $ 10,620          $ 3,366
  Total assets.................   403,448     190,556      291,914       235,501            4,170
  Current liabilities..........     5,211       1,339        8,205         2,806              120
  Minority interest............     7,483       2,124        4,087         1,060               --
  Total debt(1)................   135,000          --       25,000            --               --
  Stockholders' equity.........   185,295     187,092      184,163       167,667            4,050


---------------


(1) Includes $25.0 million of the Company's 6% secured exchangeable subordinated notes (the "Exchangeable Notes"), which were exchanged on August 5, 1998 for a like principal amount of the Company's 6% secured convertible redeemable debentures (the "Convertible Debentures") that on August 6, 1998 were converted into common shares of the Company and warrants to purchase such shares. Also includes the Notes at June 30, 1998.

                      SUMMARY RESERVE AND PRODUCTION DATA

     The following table sets forth summary information with respect to the Company's estimated proved oil and gas reserves and the estimated future net cash flows attributable thereto. Unless otherwise noted, all information in this Prospectus relating to oil and gas reserves and the estimated future net revenues and cash flows attributable thereto are based upon estimates prepared by Ryder Scott Company Petroleum Engineers ("Ryder Scott"), an independent petroleum engineering firm, and are net to the Company's interest.

                                                              AS OF DECEMBER 31, 1997
Total net proved reserves:
  Oil (MBbls)...............................................           32,160
  Gas (MMcf)................................................               --
  Total (MBOE)..............................................           32,160
Net proved developed reserves:
  Oil (MBbls)...............................................           11,494
  Gas (MMcf)................................................               --
  Total (MBOE)..............................................           11,494
Estimated future net revenues before income taxes (in
  thousands)(1).............................................         $241,700
Present value of estimated future net revenues before income taxes
  (in thousands)(1).........................................         $144,866
Standardized measure of discounted future net cash flows (in
  thousands)(1)(2)..........................................         $100,617

---------------

(1) The present value of estimated future net revenues attributable to the Company's proved reserves was prepared using constant prices as of December 31, 1997, discounted at 10% per annum on a pre-tax basis (SEC PV-10). The net price was calculated using the December 31, 1997 price of $17.00 per barrel, less $6.85 per barrel for gravity adjustment and transportation and marketing costs, yielding a net well head price of $10.15 per barrel.

(2) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues from proved reserves after income tax, discounted at 10% per annum.

                                ACREAGE SUMMARY

                                                                AS OF DECEMBER 31, 1997
                                                   -------------------------------------------------
                                                         GROSS ACRES              NET ACRES(1)
                                                   -----------------------   -----------------------
                                                   DEVELOPED   UNDEVELOPED   DEVELOPED   UNDEVELOPED
Colombia:
  Rio Seco/Dindal................................   14,459         94,579      8,343         54,572
  Montecristo/Rosablanca.........................       --        692,179         --        519,134
  Tapir..........................................       --        232,613         --         27,623
Papua New Guinea(2)..............................       --      1,200,000         --      1,200,000
Australia(3).....................................       --      2,394,546         --        429,978
                                                    ------      ---------      -----      ---------
          Total..................................   14,459      4,613,917      8,343      2,231,307

---------------

(1) Net acres are based on the Company's respective working interests and, in Colombia, are before Colombian government participation. See
    "Business -- Properties."

(2) The Company signed a farm-out agreement with ARCO Papua New Guinea Inc. for all of this acreage and retained a 20% interest. The Company anticipates in the future it will either farm-out its 20% interest or relinquish its rights in the property.


(3) In the Perth Basin in Western Australia, the Company signed a purchase and sale agreement with Forcenergy Inc. The sale was completed on August 24, 1998. In the Bass Strait Basin offshore southeastern Australia, the Company is seeking to farm out its interests.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and the Offering should be carefully considered when evaluating an investment in the Common Shares and Warrants offered hereby.

RISKS RELATED TO THE COMPANY

  SUBSTANTIAL INDEBTEDNESS; LACK OF CASH FLOW


     At September 22, 1998, the Company had $110 million of indebtedness outstanding. The Company and its subsidiaries may incur additional indebtedness under the terms of the indenture governing the Senior Notes under certain circumstances. This level of indebtedness may pose substantial risks to the Company, including the possibility that the Company may not generate sufficient cash flow from operations to pay the principal and interest on such indebtedness. The Company is currently negotiating with its lender for a $25 million credit facility which is expected to close in the third quarter of 1998.


     The Company's ability to generate revenues and cash flow to pay the principal of and interest on its indebtedness will depend upon the drilling and completion of additional wells. The Company has no significant income-producing properties, and its principal assets, its interests in the Dindal and Rio Seco Association Contracts, are in the early stage of exploration and development. Since inception through December 31, 1997, the Company incurred cumulative losses of $12.2 million and, because of its continued exploration and development activities, expects that it will continue to incur losses and that its accumulated deficit will increase until commencement of production from the Dindal and Rio Seco Association Contracts in quantities sufficient to cover operating expenses. The Company had oil sales in 1996 and 1997 of $0.2 million and $0.8 million, respectively, which pertained solely to production testing of the Company's wells in Colombia. These sales represented the Company's only sales of production since its inception. Although the Company intends to continue to sell oil resulting from production tests, significant production from the wells drilled to date is not expected to commence until construction of production facilities and pipelines. The Company has received preliminary plans and engineering specifications for the construction of pipelines and production facilities. The construction of the Phase I and Phase II pipelines and production facilities is subject to a number of conditions, including negotiating construction contracts and obtaining required environmental and construction permits, easements and rights of way. The Company does not expect these facilities to be completed before mid-to late 1999, and no assurances can be given as to when such facilities will be completed. Accordingly, no assurance can be given as to when significant production from the wells will occur, if at all. If the Company is unsuccessful in constructing production facilities and a pipeline or in increasing its proved reserves or realizing future production from its properties, the Company may be unable to pay all of the principal of and interest on its indebtedness when due. See "-- Risks Related to Construction of Pipeline and Production Facilities" and "-- Risks Related to the Oil and Gas Industry."

     The level of the Company's indebtedness will have certain important effects on its future operations, including the fact that a substantial portion of the Company's cash flow from operations likely will be dedicated to payments on indebtedness and will not be available for other purposes. In addition, such level of indebtedness may affect the Company's ability to finance its future operations and capital needs and may limit its ability to pursue other business opportunities. In addition, the Company's ability to meet its debt service obligations and to limit its total indebtedness will depend upon the Company's future performance, which will be subject to general economic conditions, the economic and political environment in Colombia, prices received for the Company's production and operating hazards inherent in the oil and gas business, all of which are beyond the control of the Company.

     The proposed credit facility and any agreement governing other indebtedness, including the indenture governing the Senior Notes, contain or will contain a number of covenants that will restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The proposed credit facility will also contain requirements that the Company maintain certain financial ratios and may restrict the Company from prepaying the Company's other indebtedness. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the proposed credit facility, the indenture relating to the Senior Notes and agreements governing other indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Existing Indebtedness."

  RISKS RELATED TO CONSTRUCTION OF PIPELINE AND PRODUCTION FACILITIES

     The marketability of the Company's production depends upon the availability and capacity of gathering systems, pipelines, compression and production facilities, including storage, separation and reinjection facilities, and the unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. In addition, regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect the Company's ability to produce and market its oil and natural gas on a profitable basis.

     The Company has received preliminary plans and engineering specifications for the construction of pipelines and production facilities. The construction of the pipeline and the production facilities is subject to a number of conditions, including negotiating construction contracts and obtaining required environmental and construction permits, easements and rights of way. The Company does not expect the Phase I facilities to be completed before mid-to late 1999, and no assurances can be given as to when such facilities will be completed. In addition, the Company has not finalized its negotiations with the operator of the Oleoductos Alto Magdalena ("OAM") pipeline for the transportation of 50,000 Bbls/d of currently available transportation capacity on the OAM pipeline. If the Company is unsuccessful in constructing its pipeline and production facilities or in increasing its proved reserves or realizing future production from its properties, the Company may be unable to pay all of the principal of and interest on its indebtedness when due. See "-- Risks Related to the Oil and Gas Industry."

  NEED FOR SIGNIFICANT CAPITAL

     The exploration and development of the Company's current properties and any properties acquired in the future is expected to require substantial amounts of additional capital which the Company expects to fund from proceeds from debt or equity financings, or through encumbering properties or entering into arrangements whereby certain costs of exploration will be paid by others to earn an interest in the property. The Company has budgeted net capital expenditures of approximately $37.6 million for 1998 and $173.8 million for 1999 and approximately $14.3 million to participate in a deep exploratory well on Emerald Mountain scheduled to be commenced in late 1998. The Company believes the net proceeds from the offering of Senior Notes, together with other sources of funds expected to be available to it (including bank financing and proceeds from the exercise of warrants), will be sufficient to finance its initial net capital expenditure requirements estimated for Phase I (estimated to be $80.9 million), although no assurance can be given as to the actual amount that will need to be spent. Substantial amounts of capital will be needed to finance Phase II (estimated to be $207.7 million), and no external sources of capital have yet been identified. Certain expenditures for Phase II are expected to occur during Phase I. The Company expects that additional amounts for capital expenditures may be funded through cash from operations, joint ventures and other such arrangements and debt or equity financings, although the Company does not expect any significant revenues from operations until scheduled completion of the initial pipeline and production facilities in mid-1999. There can be no assurance that debt or equity financing will be available to the Company on economically acceptable terms. The Company has additional drilling-related commitments on its Colombian properties of approximately $3.3 million through 2001, only a small portion of which relate to the Dindal and Rio Seco Association Contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's estimated capital expenditures assume in each case that each of the associates in the Association Contracts approves and pays its proportionate share of capital expenditures. Under the terms of the Association Contracts, if a commercially feasible discovery is made, the Colombian national oil company

("Ecopetrol") may acquire a 50% interest in the property, and the interests of all other parties to the contract, including the Company, will be reduced by 50%. Ecopetrol will bear 50% of the associated development costs and will reimburse the other working interest owners for 50% of certain exploration activities. The Company expects that Ecopetrol will elect to finance a significant portion of the costs associated with its working interest from Ecopetrol's share of future production rather than contributing its proportionate share of development costs in cash. As a result, the Company and the other working interest owners may be required initially to finance Ecopetrol's share of the development costs associated with the property. While the Association Contracts do not require Ecopetrol's participation in the pipeline and production facilities, the Company expects that Ecopetrol will participate to the extent of 50% of the Phase I and Phase II pipeline and infrastructure costs. No assurances can be given, however, that an agreement will be reached on these terms and the Company may be required to fund amounts greater than the amounts presented as the Company's net share. See
"Business -- Properties -- Terms of Association Contracts and Related Matters".

  RISKS IN COLOMBIA AND OTHER FOREIGN OPERATIONS

     Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as the Company's operations are governed by foreign laws, in the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts and the application of foreign laws or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

     The Company's business is subject to political risks inherent in all foreign operations. While Colombia has no history of nationalizing its business nor expropriation of foreign assets, the Company's oil and gas operations are subject to certain risks, including: (i) loss of revenue, property, and equipment as a result of unforeseen events such as expropriation, nationalization, war and insurrection, (ii) risks of increases in taxes and governmental royalties, (iii) renegotiation of contracts with governmental entities, and (iv) changes in laws and policies governing operations of foreign-based companies in Colombia. Guerrilla activity in Colombia has disrupted the operation of oil and gas projects in many areas in Colombia but to date has not affected the Dindal and Rio Seco Association Contracts areas. No assurances can be given as to the future level or impact of future guerilla activities, including after the construction of pipeline and production facilities in the Dindal and Rio Seco Association Contracts areas, or the steps, if any, that may be taken by the government in response to such activities. The Company's other three association contracts are located in more remote areas that have been subject to guerrilla activity. The government continues its efforts through negotiation and legislation to reduce the problems and effects of insurgent groups. These efforts include regulations containing sanctions such as impairment or loss of contract rights on companies and contractors if found to be giving aid to such groups. To date, guerrilla activities have not materially disrupted operations in the areas where the other three association contracts are located.


     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation ("OPIC") will not approve financing for new projects in Colombia; United States representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. In February 1998, the United States granted Colombia a conditional certification, thereby allowing OPIC financing to again be available. If the United States were to decertify Colombia in the future, such actions could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in

Colombia. In June 1998, Andres Pastrana, the Conservative Party candidate, was elected president of Colombia, defeating the ruling Liberal party candidate in a runoff election. Mr. Pastrana, who took office in early August 1998, has publicly announced his desire to bring peace to the country, and, the peace negotiation process between government officials and representatives of rebel groups is continuing. However, no assurance can be given regarding the policy changes that he may attempt to introduce.


  SUBSTANTIAL CONCENTRATION OF OPERATIONS

     The Company's oil and gas properties are concentrated in Colombia and specifically in the state of Cundinamarca. As of December 31, 1997, all of the Company's proved reserves were attributable to Emerald Mountain. There are significant operating and economic risks associated with conducting business in Colombia. Due to the Company's concentration in and reliance on such operations for its future cash flow, if the operations in Colombia were adversely affected, the Company would experience a material adverse effect. See "-- Risks Inherent in Colombia and Other Foreign Operations" and "-- Risks Related to the Oil and Gas Industry."

  LIMITED OPERATING HISTORY AND HISTORICAL OPERATING LOSSES

     The Company commenced its operations in 1995 and has only a limited operating history. The Company also has had operating losses at an increasing rate each year since inception. Potential investors, therefore, have limited historical financial and operating information upon which to base an evaluation of the Company's performance and an investment in the Common Shares and Warrants offered hereby. For example, the only production to date has been test production. The Company is not expected to have regular production until 1999. Therefore, estimates of proved reserves and the level of future production attributable to such reserves are difficult to determine, and there can be no assurance as to the volume of recoverable reserves that will be realized. The Company's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in the early stages of their development. The development of the Company's business will continue to require substantial expenditures. The Company's future financial results will depend primarily on its ability to economically locate and produce hydrocarbons in commercial quantities and on the market prices for oil and natural gas. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. See "-- Need for Significant Capital," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Oil and Gas Reserves."

  DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the continued services of certain key executive officers and operating personnel. The Company has entered into employment agreements with certain of its key executive officers. See "Management -- Employment Agreements." The Company also depends on the services of professionals such as engineers, geologists and geophysicists. The loss of the services of certain key executive officers and operating personnel or the loss of or shortage of significant number of professionals could have a material adverse effect on the Company. The Company does not maintain key employee insurance on any of its personnel.

  POTENTIAL CONFLICTS

     Certain of the directors of Seven Seas also serve as officers, directors or consultants of other companies involved in natural resource development which activities may be in competition with the Company and may result in conflicts of interest. In the event a director has an interest in an investment or proposed investment of the Company or other conflict of interest, it is the Company's policy that such director not participate in the Company's decision-making with respect thereto and that any transactions with such officers or directors be on terms consistent with industry standards and sound business practices.

  SERVICE AND ENFORCEMENT OF LEGAL PROCESS

     The Company is continued under the laws of the Yukon Territory in Canada. Three of the directors of the Company, and certain experts utilized by the Company, are not residents of the United States and all or substantially all of such persons' assets are located outside of the United States. As a result, it may be difficult for holders of Common Shares or Warrants to effect service within the United States upon the directors and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States against such persons and the Company predicated upon civil liability under the United States federal securities laws. The Company has been advised by its counsel that there is no assurance that judgments of U.S. courts for liabilities predicated solely upon U.S. federal securities laws will be enforceable against the Company or against any of its directors or experts who are not residents of the United States.

RISKS RELATED TO THE OIL AND GAS INDUSTRY

  UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

     This Prospectus contains estimates of the Company's proved oil and gas reserves and the estimated future net revenues therefrom based upon the Company's own estimates or on those of Ryder Scott. Such estimates rely upon various assumptions, including assumptions required by the Commission as to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by the Company or Ryder Scott. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. The Company's properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, the Company's estimated proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, mechanical difficulties, government regulation and other factors, many of which are beyond the Company's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to the Company's reserves will likely vary from the estimates used, and such variances may be material.

     Approximately 64% of the Company's total estimated proved reserves at December 31, 1997 were undeveloped, which are by their nature less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The Company's reserve data assume that substantial capital expenditures by the Company will be required to develop such reserves. Although cost and reserve estimates attributable to the Company's oil and gas reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated. See
"Business -- Oil and Gas Reserves."

     The present value of future net revenues (SEC PV-10) referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas and oil purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

  DRILLING, EXPLORATION AND DEVELOPMENT RISKS

     Oil and gas exploration and development is a speculative business and involves a high degree of risk. The Company has expended, and plans to continue to expend, significant amounts of capital on the exploration and development of its oil and gas interests. Even if the results of such activities are favorable, subsequent drilling at significant costs must be conducted on a property to determine if commercial development of the property is feasible. Oil and gas drilling may involve unprofitable efforts, not only from dry holes but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling and completing wells in unknown formations, the costs associated with encountering various drilling conditions such as underpressured and overpressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. The marketability of oil and gas which may be acquired or discovered by the Company will be affected by the quality and viscosity of the production and by numerous factors beyond its control, including market fluctuations, the proximity and available capacity of oil and gas pipelines and production equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, importing and exporting of oil and gas and environmental protection. The Company's future drilling activities may not be successful, and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition, including the Company's ability to pay all of the principal and interest on its indebtedness, including the Senior Notes, when due. There can be no assurance the Company will be able to discover, develop and produce sufficient reserves in Colombia or elsewhere to recover the costs and expenses incurred in connection with the acquisition, exploration and development thereof and achieve profitability.

     Acquiring, developing and exploring for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents in completing wells and otherwise, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. Losses resulting from such events could have a material adverse effect on the Company.

     As protection against operating hazards, the Company maintains insurance against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and limited coverage for sudden environmental damages, but all such coverages are subject to certain exceptions, conditions and limitations. The Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages and certain other risks is available at a reasonable cost. Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of environmental damages or certain other events. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on the Company.

  VOLATILITY OF OIL AND NATURAL GAS PRICES

     The Company's revenues, future rate of growth, results of operations, financial condition and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, are substantially dependent upon prevailing prices of oil and natural gas. Historically, the markets for oil and natural gas have been volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, actions of the Organization of Petroleum Exporting Countries (OPEC), the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that the Company can produce economically. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing."

     The Company periodically reviews the carrying value of its oil and natural gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10% (SEC PV-10) and adjusted for income tax effects. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. The Company may be required to write down the carrying value of its oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date.

  RESERVE REPLACEMENT RISK

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. The failure of an operator of the Company's wells to adequately perform operations, or such operator's breach of the applicable agreements, could adversely impact the Company. In addition, there can be no assurance that the Company's future exploration, development and acquisition activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs. Furthermore, although the Company's revenues could increase if prices for oil and natural gas increase significantly, the Company's finding and development costs could also increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  ENVIRONMENTAL RISKS

     Extensive national, provincial and/or local environmental laws and regulations in Colombia and the other countries in which the Company operates affect nearly all of the operations of the Company. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation, such as where the Company's Colombian interests are located and where other independent producers of oil and gas have faced significant liability resulting from environmental claims. There can be no assurance that the Company will not incur substantial financial obligations in connection with environmental compliance.

     It is possible that the administration and enforcement of current environmental laws and regulations or the passage of new environmental laws or regulations in Colombia could result in substantial costs and liabilities in the future or in delays in obtaining the necessary permits to conduct and expand the Company's operations in such country. The Company has experienced and may continue to experience delays in obtaining the necessary environmental permits to expand its operations in Colombia.

     Significant liability could be imposed on the Company for damages, clean-up costs and/or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners of property purchased by the Company or non-compliance with environmental laws or regulations. Such liability could have a material adverse effect on the Company. Moreover, the Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or enforced. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of any regulatory agency, could in the future require material expenditures by the Company for the installation and operation of systems and equipment for remedial measures, any or all of which could have a material adverse effect on the Company. See "Business -- Regulation."

  MARKETS

     There is substantial uncertainty as to the prices which the Company may receive for production from its existing oil reserves or from additional oil and gas reserves, if any, which the Company may discover. The availability of a ready market and the prices received for oil and gas produced depend upon numerous factors beyond the control of the Company including, but not limited to, adequate transportation facilities (such as pipelines), the marketing of competitive fuels, fluctuating market demand, governmental regulation and world political and economic developments. Prices for crude oil are subject to wide fluctuation in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the control of the Company. It is possible that, under market conditions prevailing in the future, the production and sale of oil, if any, from certain of the Company's properties may not be commercially feasible and the production of gas from the Company's oil and gas interests in Colombia is not currently commercially feasible. The sale of oil from the production tests on the Company's properties in Colombia has been sold to Ecopetrol.

  COMPETITION

     The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors in Colombia include major integrated oil and gas companies and independent oil and gas companies. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the oil and gas business for a longer time than the Company. Such companies may be able to offer more attractive terms in obtaining concessions for exploratory prospects and secondary operations and to pay more for productive properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

  REGULATION

     The Company's operations are subject to regulations imposed by the local regulatory authorities including, without limitation, currency regulation, import and export regulation, taxation and environmental controls. The regulations also generally specify, among other things, the extent to which properties may be acquired or relinquished, permits necessary for drilling of wells, spacing of wells, measures required for preventing waste of oil and gas resources and, in some cases, rates of production and sales prices to be charged to purchasers. Specifically, Colombian operations are governed by a number of ministries and agencies including Ecopetrol, the Ministry of Mines and Energy, the Ministry of Public Works and the Ministry of the Environment.

                                USE OF PROCEEDS

     The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. Assuming exercise of all the Warrants, the Company will receive proceeds of $16 million. The Company expects to use these proceeds for general corporate purposes.

                            MARKET FOR COMMON SHARES


     The Company's common shares have been listed on the American Stock Exchange ("AMEX") under the symbol "SEV" since January 9, 1998 and the Toronto Stock Exchange ("TSE") in Toronto, Ontario, Canada under the symbol "SVS.U" since February 10, 1997. From June 30, 1995 through February 7, 1997, the Company's common shares traded on the Canadian Dealing Network under the symbol "SVSE" from January to April 12, 1996 and under the symbol "SVSE.U" from April 12, 1996 to February 7, 1997. The following table summarizes the high and low closing prices as reported on the Canadian Dealing Network for each quarterly period since the commencement of trading on June 30, 1995 through February 7, 1997 and the high and low sales prices as reported on the TSE since February 10, 1997. The prices listed below are stated in U.S. dollars, which is the currency in which they were quoted:



                                                    HIGH          LOW
1996
First Quarter                                     Cdn$ 6.75    $    0.55
Second Quarter(*)                                 US$ 10.50    $    5.25
Third Quarter                                         20.00         7.00
Fourth Quarter                                        25.75        14.75
1997
First Quarter (through February 7, 1997)          $   19.00    $   15.00
First Quarter (since February 10, 1997)               17.40         9.00
Second Quarter                                        13.10         8.25
Third Quarter                                         14.10         9.60
Fourth Quarter                                        20.05        11.80
1998
First Quarter                                     $   31.40    $   15.75
Second Quarter                                        26.75        17.75
Third Quarter (through September 21, 1998)            21.63         8.50


---------------

* During the first quarter and the first twelve days of the second quarter of 1996, the common shares were quoted in Canadian dollars, with the high and low closing prices during such period of the second quarter being Cdn $7.25 and Cdn $5.25, respectively.


     The following table summarizes the high and low sales prices for the periods presented below.



                                                          HIGH      LOW
1998
First Quarter                                            $31.25    $16.44
Second Quarter                                            26.63     17.13
Third Quarter (through September 21, 1998)                21.10      8.60



     On September 21, 1998, the closing sale price of the common shares, as reported on the AMEX, was $9.00 per share. The number of record holders on August 31, 1998, was approximately 9,645. The Company has never declared or paid cash dividends on its common shares, and management anticipates that all earnings in the foreseeable future will be retained for development of the Company's business.

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth certain historical consolidated financial data for the Company as of and for each of the periods indicated. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                      PERIOD FROM
                                                                                       INCEPTION
                                      SIX MONTHS ENDED          YEARS ENDED        (FEBRUARY 3, 1995)
                                          JUNE 30,              DECEMBER 31,            THROUGH
                                    --------------------    --------------------      DECEMBER 31,
                                      1998        1997        1997        1996            1995
                                        (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues........................  $  1,234    $    671    $  1,567    $    575        $   152
  Net loss........................    (1,867)     (2,858)     (7,928)     (2,195)        (2,120)
  Net loss per common share.......     (0.05)      (0.10)      (0.24)      (0.17)         (0.23)
  Weighted average shares
     outstanding..................    35,190      30,033      32,505      12,972          9,247
BALANCE SHEET DATA (END OF
  PERIOD):
  Cash and cash equivalents.......  $ 67,849    $  8,949    $ 18,067    $ 10,620        $ 3,366
  Total assets....................   403,448     190,556     291,914     235,501          4,170
  Current liabilities.............     5,211       1,339       8,205       2,806            120
  Minority interest...............     7,483       2,124       4,087       1,060             --
  Stockholders' equity............   185,295     187,092     184,163     167,667          4,050

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Seven Seas is an independent international energy company engaged in the exploration, development and production of oil and natural gas in Colombia. The Company is the operator of an oil discovery ("Emerald Mountain") defined by two association contracts covering a total of approximately 109,000 contiguous acres in central Colombia. The Company has focused most of its efforts to date on delineating the oil and gas potential of Emerald Mountain from which there has been no commercial production pending construction of pipeline and other infrastructure facilities. The Company also has interests in three additional association contracts in Colombia, which, together with the Emerald Mountain association contracts, cover over one million gross acres. The Company also has certain other interests in Australia and Papua New Guinea. As a result of its focus on its Colombian properties, the Company is in the process of divesting or farming out its oil and gas interests in Australia and Papua New Guinea.

TERMS OF ASSOCIATION CONTRACTS AND RELATED MATTERS

     The Company has a 57.7% working interest (before Colombian government participation) in the Association Contracts. An association contract gives the parties to the contract a right to explore the contracted area and develop such petroleum as may be found therein. The Colombian government receives a royalty equal to 20% of production (after transportation costs are deducted). In the event of commerciality, Ecopetrol has the right to acquire an initial 50% working interest in the project. Ecopetrol's share of production and costs in the Dindal Association Contract area will increase if and when a commercial field produces in excess of 60 MMBbls, up to a maximum interest of 70% if the field produces in excess of 150 MMBbls. In addition, Ecopetrol's share of production and costs in the Rio Seco Association Contract area is also subject to increase if and when a commercial field produces in excess of 60 MMBbls, up to a maximum interest of 75% depending upon revenues and associated costs. Under the terms of the Association Contracts, if a commercially feasible discovery is made, Ecopetrol will acquire a 50% interest in the property, and the interests of all other parties to the contract, including the Company, will be reduced by 50%. Ecopetrol will bear 50% of the associated development costs and will reimburse the other working interest owners for 50% of certain exploration activities. The Company expects that Ecopetrol will elect to finance a significant portion of the costs associated with its working interest from Ecopetrol's share of future production rather than contributing its proportionate share of development costs in cash. As a result, the Company and the other working interest owners may be required initially to finance Ecopetrol's share of the development costs associated with the property. While the Association Contracts do not require Ecopetrol's participation in the pipeline and production facilities, the Company expects that Ecopetrol will participate to the extent of 50% of the Phase I and Phase II pipeline and infrastructure costs. No assurances can be given, however, that an agreement will be reached on these terms and the Company may be required to fund amounts greater than the amounts presented as the Company's net share. See
"Business -- Properties -- Terms of Association Contracts and Related Matters".

     To date, all oil produced by the Company has been from production testing on Emerald Mountain. Upon the drilling of sufficient wells to reasonably define the hydrocarbon-producing area and acceptance by Ecopetrol that the field is capable of commercial production, oil produced from the Dindal and Rio Seco Association Contract areas may be sold to Ecopetrol or to third parties and Ecopetrol may acquire their 50% working interest. In the event the production is required to satisfy internal demand for oil in Colombia, the Company may be required to sell some or all of its production to Ecopetrol at prevailing market prices.

COLOMBIAN TAXES

     The Company's net income, as defined under Colombian law, from Colombian sources is subject to Colombian corporate income tax at a rate of 35%. An additional remittance tax is imposed upon remittance of profits abroad at a rate of 7%.

ACCOUNTING POLICIES AND DEVELOPMENT STAGE ACCOUNTING

     The Consolidated Financial Statements and Notes thereto included herein have been prepared in accordance with generally accepted accounting principles in the United States.

     The Company's exploration and development activities have generated an insignificant amount of revenue, thus requiring the financial statements to be presented as a development stage enterprise. Accumulated losses are presented on the balance sheet as "Deficit accumulated during the development stage." The income statement presents revenues and expenses for each period presented and also a cumulative total of both amounts from the Company's inception. The statement of cash flows shows inflows and outflows for the each period presented and from the Company's inception. The statement of stockholders' equity presents the date and number of shares of each class of security issued for cash or other consideration and the dollar amount assigned. In addition, the notes to financial statements are required to identify the enterprise as development stage.

     The Company follows the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development of oil and gas properties, including unproductive wells, are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. As of December 31, 1996, unevaluated oil and gas interests included capitalized general and administrative costs of $0.1 million. No additional general and administrative costs were capitalized during 1997. The Company capitalized interest of $0.6 million in 1997.

     The capitalized costs of oil and gas properties in each cost center are amortized on the composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

     As of December 31, 1997, the Company's exploration and development activities have not generated significant revenues. As a result, the Company's historical results of operations have been presented as a development stage company; thus, period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. In this regard, future results of the Company will be materially dependent upon the success of the Company's Emerald Mountain operations.


RESULTS OF DEVELOPMENT STAGE OPERATIONS



  Six Months Ended June 30, 1998 as Compared to the Six Months Ended June 30,
1997



     To date, oil revenues and lease operating expenses pertained solely to the Company's share of crude oil produced during production testing of the Company's wells on Emerald Mountain. Revenues from oil sales were $0.1 million and $0.4 million for the six months ended June 30, 1998 and 1997, respectively. Lease operating expenses were $0.8 million and $0.2 million for the six months ended June 30, 1998 and 1997, respectively. Lease operating expenses include such costs as tank rentals and other miscellaneous fixed costs.



     Interest income was $1.1 million for the six months ended June 30, 1998 as compared to $0.2 million for the same period in 1997. The increase was the consequence of higher cash balances resulting from the private placements of the Company's securities.



     General and administrative costs were $2.3 million during the six months ended June 30, 1998 as compared to $3.3 million during the same period of 1997. The six month period ended June 30, 1997 includes costs of severance and related compensation costs associated with the resignations of former officers. However, the costs incurred during the six months ended June 30, 1998 reflected increases in personnel costs as well as expansion of operations in Colombia.



     Depreciation and amortization was $0.2 million and $38,000 for the six months ended June 30, 1998 and 1997, respectively. The increase was primarily attributable to the amortization of costs incurred in issuing the Exchangeable Notes in August 1997 (see "Liquidity and Capital Resources" below). As of June 30, 1998, the Company has not recorded depletion of its proved oil and gas property as only insignificant quantities of oil have been produced during its production testing plan.



     The Company incurred net losses of $1.9 million and $2.9 million for the six months ended June 30, 1998 and 1997, respectively.



  Year Ended December 31, 1997, 1996 and 1995


     Oil revenues and lease operating expenses pertained solely to the Company's share of crude oil produced during production testing of the Company's five completed wells on Emerald Mountain, which comprised four wells producing in 1997 and two wells producing in 1996. Revenues from oil sales were $0.8 million, $0.2 million, and zero in 1997, 1996, and for the period from inception on February 3, 1995 to December 31, 1995 (the "1995 Period"), respectively. Lease operating expenses were $0.9 million, $0.3 million and zero in 1997, 1996 and the 1995 Period, respectively.

     Colombian oil production (net to the Company, including minority interest) of 56,546 barrels and 14,188 barrels in 1997 and 1996, respectively, pertained solely to the Company's share of oil produced from production testing and was sold to Ecopetrol at an average price of $13.79 per barrel in 1997 and $16.47 per barrel in 1996.

     Interest income increased from $0.3 million in 1996 to $0.8 million in 1997. The increase was the consequence of higher cash balances resulting from the private placements of the Company's securities. The increase from $0.2 million for the 1995 Period to $0.3 million for the year ended December 31, 1996 was also the consequence of higher cash balances resulting from private placements of the Company's securities.

     General and administrative costs were $8.7 million in 1997 as compared to $2.5 million for 1996. The increase was primarily attributable to severance costs paid to former executive officers and recognition of compensation expense related to a change in the exercise period of stock options held by such executives. In addition, the Company expanded its operating activities and added to its professional staff in the U.S. and Colombia. General and administrative costs increased from $1.1 million for the 1995 Period to $2.5 million for the year ended December 31, 1996 primarily as a result of a full year of expenses incurred by the Company in 1996 as compared to 1995, and the increase in activities associated primarily with the acquisition of GHK Company Colombia, ("GHK Colombia"), Esmeralda Limited Liability Company ("Esmeralda LLC"), and Cimarrona Limited Liability Company ("Cimarrona LLC").

     Depreciation and amortization remained constant at $0.1 million for the years ended December 31, 1996 and 1997. Depreciation and amortization increased from $37,671 for the 1995 Period to $0.1 million for the year ended December 31, 1996 primarily as a result of the acquisitions mentioned above and the inclusion of a full year of expenses incurred by the Company in 1996 as compared to 1995.

     The Company incurred net losses of $7.9 million and $2.2 million for the years ended December 31, 1997 and 1996, respectively, and $2.1 million for the 1995 Period.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's activities have been funded primarily by the proceeds from private placements of the Company's securities, including the Company's common shares, warrants and notes, from inception through June 30, 1998, resulting in aggregate cash proceeds of $155.1 million. In 1996, the Company acquired an additional 36.7% interest in the Association Contracts in Colombia in exchange for the issuance of the Company's securities valued at $153.1 million in the aggregate. From inception through June 30, 1998, the

Company had capital expenditures of $43.1 million for the acquisition, exploration, and development of its oil and gas properties including $41.0 million with respect to its interests in Colombia and approximately $2.1 million, of which $1.1 million has been expensed, with respect to its interests in other countries. Such expense included $0.5 million for the cost of an option to acquire a 5% participating interest in three exploration blocks in North Africa and $0.6 million associated with a dry hole in the San Jorge Basin, Argentina. The Company's activities in North Africa and Argentina have been discontinued.


     Colombia. The Company's primary capital commitments include Phases I and II of its Emerald Mountain development program. The Company's capital expenditures estimated for Phase I include $18.1 million for field development and delineation and $51.9 million for pipeline and production facilities, which is scheduled for completion in mid- to late 1999. The Company's capital expenditures estimated for Phase II include $114.7 million for field development and delineation and $83.5 million for pipeline and production facilities, which is scheduled for completion in mid-2000. The Company had working capital of $15.1 million as of December 31, 1997. The Company believes that the net proceeds of the offering of Senior Notes, together with other sources of funds expected to be available to it (including bank financing and proceeds from the exercise of warrants), will be sufficient to finance its initial net capital expenditure requirements estimated for the Phase I. Substantial amounts of capital will be needed to finance Phase II, and no external sources of capital have yet been identified. Certain expenditures for Phase II are expected to occur during Phase I. In addition, the Company has budgeted approximately $14.3 million to participate in drilling a deep exploratory well on Emerald Mountain scheduled to be commenced in late 1998. While the Association Contracts do not require Ecopetrol's participation in the pipeline and production facilities, the Company expects that Ecopetrol will participate to the extent of 50% of the Phase I and Phase II pipeline and infrastructure costs. No assurances can be given, however, that an agreement will be reached on these terms and the Company may be required to fund amounts greater than the amounts presented as the Company's net share. The Company expects that additional amounts for capital expenditures may be funded through cash from operations, joint ventures and other such arrangements, and debt or equity financings. The Company does not expect any significant funds from operations until scheduled completion of the initial pipeline and production facilities in mid-to-late 1999. There can be no assurance that debt or equity financing will be available to the Company on economically acceptable terms. See "Business -- Gathering and Pipeline System."

     During the remainder of 1998, the Company plans to drill a total of four additional wells on the Dindal and Rio Seco contract areas, begin construction of a 36-mile pipeline to provide transportation capacity of 50,000 Bbls/d, conduct seismic operations, and carry out other development activities for an aggregate estimated cost of $37.6 million. The pipeline is scheduled for completion in mid-1999. An exploratory well on the Company's non-operated Tapir contract area in Colombia commenced drilling in March 1998.


     For the years ended December 31, 1997 and 1996, the Company had oil sales of $0.8 million and $0.2 million, respectively, solely from production testing of the Company's five completed wells on Emerald Mountain, which comprised four wells producing in 1997 and two wells producing in 1996. Although the Company intends to continue to sell oil resulting from production tests, significant commercial production is not expected until further development of the field through the drilling of additional wells and construction of production facilities and pipelines. The Company has received preliminary plans for the construction of pipelines and production facilities, and permitting and final planning for pipelines and production facilities are now proceeding. Completion of the first phase of these facilities is scheduled for mid-1999.



     Australia and Papua New Guinea. The Company is in the process of eliminating any mandatory capital commitments outside of Colombia. In Papua New Guinea, the Company signed a farm-out agreement with ARCO Papua New Guinea Inc. whereby the Company will retain a 20% carried interest with no required capital expenditures. In the Perth Basin in Western Australia, the Company signed a purchase and sale agreement with Forcenergy International Inc. in which the Company exchanged its 11.77% working interest for approximately $0.9 million. The Company retained a small overriding royalty interest and was reimbursed approximately $0.3 million for certain capital expenditures. In the Bass Strait Basin offshore southeast Australia, the Company is seeking to farm out its interests. The Company has no required capital commitments for this prospect.

     Exchangeable Notes. In August 1997, the Company issued $25 million of Exchangeable Notes in a private transaction with institutional and accredited investors. The Exchangeable Notes accrued interest at a rate of 6% per annum and were payable on December 31 and June 30 in each year, commencing December 31, 1997. The Exchangeable Notes were scheduled to mature on August 7, 2003.



     The Exchangeable Notes were exchanged for a like principal amount of Convertible Debentures on August 5, 1998. The Convertible Debentures were converted on August 6, 1998 into Units consisting of a total of 2,173,901 common shares and warrants exercisable for 1,086,957 common shares. Each warrant is exercisable for one common share at an exercise price of $15 and will expire on the earlier of (i) the date that is 30 calendar days following a 20-day period during which the weighted average trading price for the common shares of the Company on the Toronto Stock Exchange exceeds US$17.64 and (ii) February 5, 1999. Assuming exercise of all of the warrants, the Company will receive proceeds of $16 million.


     Senior Notes. In May 1998, the Company completed the offering of Senior Notes and received net proceeds of approximately $106 million, of which approximately $37.8 million has been held in a separate account or in escrow to provide for the first three years of interest payable under the Senior Notes. Interest on the Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1998. The Senior Notes mature on May 15, 2005. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2002, at the prescribed redemption price, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to May 15, 2001, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the Senior Notes with a portion of the net proceeds of an equity or strategic investor offering, provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of such redemption. The Senior Notes may also be redeemed at the option of the Company, in whole but not in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the redemption date in the event of certain changes affecting withholding taxes applicable to certain payments on the Senior Notes. Upon the occurrence of a change of control, (i) unless the Company redeems the Senior Notes as provided in clause (ii) below, the Company will be required to offer to purchase the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of purchase, and (ii) the Company will have the option, at any time prior to May 15, 2002, to redeem the Senior Notes, in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption.

     The Senior Notes are senior obligations of the Company and rank pari passu in right and priority of payment with all existing and future senior indebtedness of the Company.


     Proposed Credit Facility. The Company currently is negotiating an agreement with Banque Paribas providing for a $25 million senior secured revolving credit facility. The revolving credit facility will have a term of not less than three years. The Company expects that borrowings under the facility will bear interest, at the Company's option, at LIBOR plus a margin of 2.75% or Citibank's base rate plus a margin of 1.00%; provided, however, that the applicable margins for both LIBOR and base rate loans will increase by 1.25% under certain circumstances. An annual commitment fee of 0.50% is expected to be payable on the unused available portion of the facility. In addition, the Company expects to pay a customary underwriting fee and other expenses in connection with the facility. The Company expects that the facility will be secured by certain assets of the Company, including the stock of certain of the Company's Subsidiaries and that the facility will contain certain restrictive covenants which impose limitations on the Company and its Subsidiaries, with respect to, among other things, (i) the creation of liens, (ii) mergers, acquisitions or dispositions of assets, (iii) incurrence of indebtedness, (iv) transactions with affiliates, (v) sale-leaseback transactions and (vi) dividends and other restricted payments. The covenants are not expected to restrict the Company's ability to divest its interests in Papua New Guinea. The credit facility will also require the Company to maintain a minimum current ratio, a minimum tangible net worth, and a minimum debt coverage ratio. The credit facility will contain customary events of default. While it is anticipated that the credit facility will be completed in the third quarter of 1998, no assurance can be made that the credit facility will be completed on the terms set forth above or on terms acceptable to the Company.

YEAR 2000 DISCLOSURE

     The "Year 2000 Issue" is a general term used to refer to certain business implications of the arrival of the new millennium. In simple terms, on January 1, 2000, all hardware and software systems which use the two-digit year convention could fail completely or create erroneous data as a result of the system failing to recognize the two digit internal date "00" as representing the Year 2000.

     The Company does not believe that its internal systems and operations have any material issues with respect to Year 2000 compliance and does not anticipate incurring significant remediation costs, if any. The Company has only been formed in the last three years and is engaged solely in the exploration, development and production of oil and natural gas in Colombia. As such, the Company engages in few transactions and relies minimally on the hardware and software systems of third parties. Further, the Company's hardware and software systems are all new and widely utilized and the Company has been advised that all of these systems are Year 2000 compliant. The Company's internal dependence on information systems and other operating equipment that could potentially require remedial action to become Year 2000 compliant is low. Accordingly, the risk of operation disruptions and the corresponding risk of liability for disruptions caused by non-Year 2000 compliant systems are not of major concern to the Company.

     One of the next phases in the development of Emerald Mountain is the transportation and marketing of crude oil to be produced from the Company's properties. This project will be completed in two phases, with Phase I scheduled for completion in mid-to late 1999 and Phase II to be commenced thereafter and completed mid-2000. The Company is engaged in negotiations with oil pipeline, construction and engineering firms to construct its processing, storage and related facilities and a 36-mile pipeline from Emerald Mountain to the existing Oleoductos Alto Magdalena ("OAM") pipeline, which terminates at Vasconia. The Company's current Phase II pipeline construction plans would bypass the OAM pipeline with a direct link from Emerald Mountain to Vasconia. Beyond Vasconia, the Company's oil production may be routed through two existing pipeline systems, Oleducto de Colombia ("ODC") and Oleducto Central S.A. ("OCENSA"). The Company has retained Brown & Root Energy Services and Technivance Brown & Root S.A. to conduct planning and engineering studies for its planned pipeline and associated compression facilities from Emerald Mountain, and intends that the technology employed in its own delivery systems will be Year 2000 compliant. The Company has also asked these consultants to review any Year 2000 risks associated with the planned interconnection of its delivery systems with the OAM, ODC and OCENSA pipelines, and is reviewing the OAM delivery systems in conjunction with its current negotiations with the operator of that pipeline. The Company or the consultants will review and, where necessary, rectify, the Year 2000 risks associated with Phase I prior to any interconnection with the OAM, ODC, and OCENSA pipelines. The Company is not currently aware of Year 2000 limitations affecting the computer systems that control these third party pipeline systems that would compromise the operation of such systems. Moreover, the Company would not be responsible for remediation costs associated with such computer systems should any technical problems arise. However, in the event a pipeline was rendered inoperable as a result of Year 2000 issues affecting its operating systems, the Company may be required to rely on less efficient alternate delivery systems, such as tanker trucks, to transport any oil production to market.

     As the Company develops its infrastructure at Emerald Mountain as part of the Phase I and Phase II programs, it will continue to monitor Year 2000 compliance issues as they relate to equipment supplied by its vendors and contractors. Since the Company does not currently supply significant oil production to its customers, and no supply contracts have been entered into in respect of Emerald Mountain production, the Company is unable to assess the significance of Year 2000 issues affecting potential customers at this stage in its operations.

                                    BUSINESS

OVERVIEW

     Seven Seas is an independent international energy company engaged in the exploration, development and production of oil and natural gas in Colombia. The Company is the operator of an oil discovery ("Emerald Mountain") defined by two association contracts covering a total of approximately 109,000 contiguous acres in central Colombia. The Company has focused its efforts to date on delineating the oil and gas potential of Emerald Mountain. The five exploratory wells completed on Emerald Mountain have achieved maximum tested actual production rates ranging from 3,415 to 13,123 Bbls/d. The Company has produced approximately 300,000 barrels of oil during test production; however, continuous production of the oil field is scheduled to begin in mid- to late 1999. Except for additional production testing, management has made the decision to shut in the five completed wells until completion of the infrastructure necessary to produce, process and transport oil production from Emerald Mountain. The Company's 57.7% working interest in Emerald Mountain (before Colombian government participation) was acquired through a series of transactions from 1995 through 1997. The Company has interests in three additional association contracts in Colombia which, together with the Emerald Mountain association contracts, cover over one million gross acres. As of December 31, 1997 the Company's estimated net proved reserves attributable to the delineation of 14,459 acres of Emerald Mountain were 32.2 MMBbls with an SEC PV-10 of $144.9 million.

     Certain members of the Company's management have been involved in the Emerald Mountain project since its inception in 1992. The Company's executive officers average approximately 29 years of experience in the oil and gas industry, and predecessors of the Company have operated throughout the U.S. and Canada since 1959. As of June 30, 1998, the Company's officers and directors beneficially owned approximately 29% of the Company's outstanding common shares.

     The Company anticipates developing Emerald Mountain in two phases. Phase I of the development program includes development and delineation drilling and the construction of production facilities and a 36-mile pipeline, scheduled for completion in mid- to late 1999, which will allow Emerald Mountain production to reach an existing pipeline with approximately 50,000 Bbls/d of currently available transportation capacity. Phase II of the development program includes further development and delineation drilling, construction of production facilities and construction of a 45-mile pipeline to expand the capacity for production from the field. The Company has contracted for the basic and conceptual engineering of the transportation system, requested bids for tubular supplies and anticipates selecting a project manager in the near future and is preparing to solicit bids for the detailed engineering and construction of the pipeline. Prior to the issuance of the Senior Notes, the Company had financed the operation, exploration and continued delineation of Emerald Mountain primarily with private offerings of equity and convertible debt, providing the Company with aggregate net proceeds of $47.0 million. The Company also issued
17.8 million common shares as consideration for a portion of its interest in Emerald Mountain. On May 7, 1998, the Company issued $110 million aggregate principal amount of 12 1/2% Senior Notes due May 15, 2005 (the "Senior Notes") in a private placement and received net proceeds of approximately $106 million. Approximately $37.8 million of the net proceeds are being held in a separate account or in escrow to secure the first three years of interest payments. The Company expects that the remaining proceeds from the offering of Senior Notes, together with other sources of funds expected to be available to it (including bank financing and proceeds from the exercise of warrants) will be sufficient to finance its initial net capital expenditure requirements for Phase I of the development program.

BUSINESS STRATEGY

     The Company's strategy is to maximize value, cash flow and profitability through: (i) continuing to develop and delineate Emerald Mountain; (ii) maintaining a balance between development activities that generate near-term cash flow and a longer-term exploration program; (iii) capitalizing on the relative advantages of Emerald Mountain compared to other areas in Colombia to achieve commercial production as soon as practicable; and (iv) mitigating the risks of foreign operations.

     Developing the Emerald Mountain Asset. As operator of Emerald Mountain, the Company's goal is to continue rapidly and efficiently its field development and delineation drilling program and to build the production facilities and pipeline infrastructure to allow its production to reach existing transportation lines for access to export markets.

     - Development and Delineation Drilling Activities. The Company's Phase I drilling program, which is scheduled to be completed by mid- to late 1999, includes capital expenditures of $18.1 million for Emerald Mountain field development and delineation for 1998 and 1999. The Company's Phase II drilling program, which is scheduled to be completed by mid-2000, includes capital expenditures of $114.7 million for Emerald Mountain field development and delineation for 1999-2000.

     - Pipeline and Infrastructure Activities. The Company is engaged in negotiations with leading oil pipeline, construction and engineering firms to construct its processing, storage and related facilities and a 36-mile pipeline from Emerald Mountain to a connection with the existing Oleoductos Alto Magdalena ("OAM") pipeline. Upon its scheduled completion in mid- to late 1999, the Phase I pipeline is expected to transport production from Emerald Mountain to the OAM pipeline, which has approximately 50,000 Bbls/d of currently available transportation capacity. The Company's 1998-1999 budgeted expenditures for these activities are approximately $51.9 million for Phase I. Phase II of the transportation plan provides for the construction of additional production facilities and a 45-mile pipeline, which will run parallel to the existing OAM pipeline. The completion of Phase II is scheduled to occur by mid-2000 and is designed to provide capacity of approximately 250,000 Bbls/d at a cost of $83.5 million to the Company. The Company may utilize joint ventures and other arrangements to reduce its capital outlays for pipeline infrastructure and production facilities related to Emerald Mountain. While the Association Contracts do not require Ecopetrol's participation in the pipeline and production facilities, the Company expects that Ecopetrol will participate to the extent of 50% of the Phase I and Phase II pipeline and infrastructure costs. No assurances can be given, however, that an agreement will be reached on these terms and the Company may be required to fund amounts greater than the amounts presented as the Company's net share.

     Balancing Development Activities with Exploration Program. The Company seeks to balance its development drilling program with an exploration program focused on delineating and extending the reservoir limits of Emerald Mountain. The Company utilizes advanced technology, including 2-D and 3-D seismic techniques as well as other proven exploratory and development analytical tools.

     Capitalizing on Favorable Operating Environment. The Company intends to capitalize on the relative advantages of the location and characteristics of Emerald Mountain, which it believes represents a more favorable operating environment than most other discoveries and producing fields in Colombia. These advantages include:

     - The productive Upper Cretaceous Cimarrona formation at Emerald Mountain is at the relatively shallow vertical depth of between approximately 6,000 and 7,500 feet and does not require the relatively more complicated and more expensive drilling procedures needed to reach the deeper formations that are found in many other areas of Colombia.

     - Emerald Mountain benefits from accessible terrain at an average of approximately 3,000 feet above sea level in a generally unforested area, which is served by a major highway and is located near the existing OAM pipeline.

     - Emerald Mountain is located 60 miles northwest of Bogota in the capital state of Cundinamarca in central Colombia, which has been characterized by greater civil and political stability and by a higher population density and military presence than more remote areas of Colombia.

     - Colombia is a relatively stable democracy with a long history of consistent GDP growth and an announced goal of aggressively expanding its oil exports. Colombia's sovereign U.S. dollar rating as of June 29, 1998 was Baa3/BBB-.

     Mitigating Risks of Foreign Operations. The Company seeks to mitigate operating and financial risks associated with operating in Colombia by: (i) building on its relationship with the Colombian government, which, through the Colombian national oil company ("Ecopetrol"), has the right to back in to an initial 50% working interest in Emerald Mountain upon its acceptance of a field as commercial; (ii) continuing the high level of involvement of the Company's Colombian advisory board consisting of prominent business and political leaders, all of whom are shareholders of the Company, who provide advice and facilitate operating in Colombia; (iii) building on existing favorable relationships with the local community by, among other initiatives, providing local employment as well as medical and educational assistance; (iv) employing local personnel with in-country oil and gas industry expertise; and (v) operating primarily in U.S. dollars with the right to expatriate profits from Colombia.

HISTORY

     Seven Seas became subject to the laws of the Yukon Territory in August 1996. Seven Seas was formed effective June 29, 1995 as a result of an amalgamation (the "Amalgamation"), under laws of the province of British Columbia, of Rusty Lake Resources Ltd. ("Rusty Lake") and Seven Seas Petroleum Inc. (the "Predecessor"), which was incorporated under the laws of British Columbia on February 3, 1995. Rusty Lake was formed effective January 31, 1993 by an amalgamation of Lithium Corporation of Canada, Limited and Stockgold Resources Inc. under the laws of Ontario.

     Seven Seas was formed to participate in exploration and development activities outside of North America. In August 1995, the Company purchased a 15.0% interest in Emerald Mountain from GHK Colombia, a subsidiary of The GHK Company, L.L.C. In July 1996, the Company acquired an additional 36.7% working interest in Emerald Mountain through its acquisition of 100% of GHK Colombia and Esmeralda LLC and 63% of Cimarrona LLC. In March 1997, the Company acquired an additional 6.0% working interest in Emerald Mountain through its acquisition of Petrolinson S.A., resulting in the Company's current ownership of a 57.7% working interest in Emerald Mountain (before Colombian government participation). In connection with these acquisitions, the Company issued a total of 17.8 million common shares.

PROPERTIES

  COLOMBIA -- EMERALD MOUNTAIN

     Overview. The Company's Colombian operations are focused on Emerald Mountain. The Emerald Mountain discovery is located on two adjoining concession areas in central Colombia, approximately 60 miles northwest of Bogota. The concession areas are defined by the Association Contracts with Ecopetrol. The area is accessible via the main road between Bogota and Honda. The OAM pipeline is approximately 12 miles west of Emerald Mountain, at its nearest point, and provides an opportunity for oil transportation from Emerald Mountain, although currently available capacity is limited to approximately 50,000 Bbls/d. The village of Guaduas lies within the block and provides infrastructure for the local economy, which is primarily agrarian in nature. The Company owns a 57.7% working interest in Emerald Mountain before Colombian government participation. The remaining interests are owned by MTV Investments Limited Partnership (9.4%) and Sociedad Internacional Petrolera, S.A. ("Sipetrol") (32.9%). Sipetrol is the international exploration and production subsidiary of the Chilean national oil company. As of December 31, 1997, the Company's estimated net proved reserves attributable to the delineation of 14,459 acres of Emerald Mountain were 32.2 MMBbls with an SEC PV-10 of $144.9 million.

     The Emerald Mountain geological structure is a large anticline. The primary oil reservoir is the Upper Cretaceous Cimarrona formation, which comprises both limestone and sandstone and is relatively under pressured. The Emerald Mountain reserves are located at vertical depths of between approximately 6,000 and 7,500 feet and are characterized by low sulfur content (less than 1%), low paraffin content and a medium gravity (18 degrees to 20 degrees API gravity).

     The Cimarrona formation at Guaduas is an intensely fractured, highly permeable oil reservoir with an average dip angle of 14 degrees. Special pressure test analysis indicates the reservoir to be connected in all directions by large fractures that allow hydrocarbons to flow readily through the reservoir. These highly permeable fractures in conjunction with the angle of the formation dip will allow the oil to be produced by a combination of efficient oil recovery mechanisms called gravity drainage and gravity segregation.

     Gravity drainage is a natural drive occurring when a well is drilled at a point lower than the surrounding areas of producing formations causing the oil to drain downhill into the well bore. Gravity drainage works particularly well when the rock is highly permeable as is the case in the Cimarrona formation at Guaduas Field.

     Gravity segregation is the separation of oil from gas by the force of gravity due to the density differences of the fluids. As the Cimarrona is produced the reservoir pressure is expected to decrease, resulting in gas being liberated from the oil. Due to the reservoir dip and the high permeability, the gas will readily flow up dip, forming a gas cap at the highest areas in the reservoir and allowing less gas to be produced with the oil in the producing wells located lower in the reservoir. Gas conservation is important because it provides energy to move the fluids through the reservoir into the producing wells. By conserving this energy, a higher fraction of the oil-in-place can be recovered without any type of pressure maintenance.

     Drilling activity. To date, ten wells have been drilled on the Dindal and Rio Seco Association Contract areas. The first well, the Escuela 1, which was drilled in 1994 prior to the acquisition of an interest in Emerald Mountain by the Company, was plugged and abandoned as non-commercial. The discovery well on Emerald Mountain was the second well drilled on the Dindal block, the El Segundo 1-E. The El Segundo 1-E discovery well commenced drilling in December 1995 and reached total depth in mid-January 1996. The well reached the expected Cimarrona formation at a depth of 5,718 feet, but stopped drilling after penetrating only 88 feet of the Cimarrona formation due to circulation problems encountered while drilling. The well was then completed for testing in February 1996. Production testing produced oil at an actual maximum rate of 3,418 Bbls/d. A third well, the El Segundo 1-N, reached total drilling depth of 6,820 feet in November 1996. This well was intentionally deviated from the surface location of the El Segundo 1-E well to a bottom hole location approximately 2,000 feet north of the surface location. The well encountered approximately 450 feet of oil saturated and highly fractured Upper Cretaceous Cimarrona formation. During production testing, the El Segundo 1-N produced oil at an actual maximum rate of 8,948 Bbls/d. A fourth well, the El Segundo 1-S, was drilled and completed in September 1997 to a total depth of 6,920 feet. The bottom hole location of this well is approximately 2,000 feet south of the surface location of the El Segundo 1-E well. In October 1997, the Company conducted production testing which resulted in oil production at an actual maximum rate of 4,528 Bbls/d.

     In October 1997, the Tres Pasos 1-E well was drilled and completed at a vertical depth of 6,200 feet without evidence of any oil-water contact. This well was the first to be drilled on the Rio Seco contract area and was located approximately 1.6 miles northwest of the surface location of the El Segundo 1-E well. Production testing of the Tres Pasos 1-E well was completed in December 1997 and resulted in oil being produced at an actual maximum rate of 13,123 Bbls/d. Analysis of reservoir pressure data during production testing indicated pressure communication with the El Segundo 1 wells located to the southeast. Such pressure communication over a 1.6 mile distance support drilling results that indicate a consistently high and intensive degree of a well-connected fracture system indicating an extensive storage capacity and permeability within the area of the Cimarrona formation investigated during the production test.

     The sixth well to be drilled on Emerald Mountain, the El Segundo 2-E, completed drilling at a vertical depth of 6,292 feet in November 1997 on the Dindal Association Contract area approximately 3.7 miles north of the surface location of the El Segundo 1-E discovery well. Production testing of the El Segundo 2-E was completed in January 1998 and resulted in a maximum actual production rate of 5,381 Bbls/d. Analysis of pressure data during production testing evidenced communication with the El Segundo 1-S well approximately 3.7 miles to the south. This data further confirmed the presence of a uniform and pervasive fracture system supporting the evidence for extensive storage capacity and permeability within the Cimarrona formation over the area investigated by the production testing.

     Drilling of the seventh well on Emerald Mountain and the second on the Rio Seco Association Contract area, the Tres Pasos 2-E, commenced in December 1997 and was completed in February 1998 at a location approximately 5.6 miles northwest of the surface location of the El Segundo 1-E. This well was drilled to a vertical depth of 6,054 feet and encountered 290 feet of the Cimarrona formation with no evidence of any oil-water contact. Due to an operational problem that resulted from a failure to properly cement liner casing through the Cimarrona formation, the Company has decided to sidetrack and drill a new well bore. On May 5, 1998, the Company announced that the Tres Pasos 2-E sidetrack well had reached a total depth of 5,880 feet with a bottom hole location approximately 1,200 feet southeast of the original well base.


     In November 1997, drilling commenced on the El Segundo 3-E well located approximately 2.8 miles south of the surface location of the El Segundo 1-E well. This well was the eighth well to be drilled on Emerald Mountain and the sixth to be drilled on the Dindal Association Contract area. The drilling of the El Segundo 3-E was completed at a vertical depth of 8,021 feet in February 1998. The well encountered 292 feet of Cimarrona formation that exhibited similar characteristics in terms of lithology and fracturing as that exhibited in the previous seven wells. After the completion of drilling operations on the El Segundo 3-E, the Company experienced significant mechanical problems while attempting to complete the well for production testing. Due to a failure to effectively install the lower portion of the well casing, it was not possible to achieve sufficient communication with the Cimarrona formation to initiate production testing. The Company has temporarily abandoned the El Segundo 3-E well pending a scheduled return to this location in the fourth quarter of 1998.


     The Company moved the drilling rig to the surface location for the drilling of the El Segundo 6-E well located approximately 5.3 miles south of the surface location of the El Segundo 1-E well. The Company successfully completed drilling operations on the El Segundo 6-E well in June 1998. The El Segundo 6-E well reached a total depth from the surface of 8,713 feet. Preliminary analyses while drilling included the observation of highly fractured core samples and over 300 feet of Cimarrona formation with no indication of oil-water contact.


     On July 8, 1998, the Company announced that it had successfully completed drilling operations on the Tres Pasos No. 4-E well on the Emerald Mountain project in Colombia, South America. The Tres Pasos No. 4-E well is located on the Rio Seco Association Contract area, approximately 5 kilometers northwest from the surface location of the previously announced El Segundo No. 1 discovery well. The well reached a total depth from the surface of approximately 6,300 feet. On September 14, 1998, Seven Seas announced that although the Tres Pasos 4-E well encountered 303 feet of Cimarrona formation with oil and gas shows and no water contact, the well bore did not appear to intersect the larger fracture system due to a rotation in fracture system orientation at the Tres Pasos 4-E location. Consequently, the well may not be commercially productive without a successful fracture treatment or the drilling of a lateral extension. The Company is continuing evaluation and analysis to determine whether to fracture treat the reservoir in this well bore. Seven Seas is also planning to drill a lateral extension of the Tres Pasos 4-E.



     On September 14, 1998, Seven Seas announced that it had successfully drilled and set pipe through the Cimarrona formation on the Tres Pasos 3-E well located approximately 3 kilometers south of the previously announced Tres Pasos 1-E well. The Tres Pasos 3-E well encountered 282 feet of Cimarrona with oil and gas shows and no evidence of any water contact. Customary log analysis and examination of core samples are being conducted. Drilling is continuing for approximately 1600 feet to test for additional reservoirs that may potentially be present at lower depths.



                                             MAXIMUM ACTUAL   MAXIMUM ACTUAL
                  DATE      VERTICAL DEPTH   OIL TEST RATE    GAS TEST RATE
  WELL NAME     COMPLETED       (FEET)        (BBLS/D)(1)        (MCF/D)                 DESCRIPTION
Escuela 1(2)         --              --              --               --       Non-commercial
El Segundo 1-E     2/96           5,718           3,415            1,350       Discovery well
El Segundo 1-N    11/96           6,820           8,948            3,500       Drilled from initial pad
El Segundo 1-S     9/97           6,920           4,528              451       Drilled from initial pad
Tres Pasos 1-E    10/97           6,200          13,123            6,000       Drilled 600' downdip to
                                                                               northwest of ES 1-E

                                             MAXIMUM ACTUAL   MAXIMUM ACTUAL
                  DATE      VERTICAL DEPTH   OIL TEST RATE    GAS TEST RATE
  WELL NAME     COMPLETED       (FEET)        (BBLS/D)(1)        (MCF/D)                 DESCRIPTION
El Segundo 2-E    11/97           6,292           5,381              826       Drilled 3.7 miles north of ES
                                                                               1-E; 1,168' below ES 1-N
El Segundo 3-E       (3)          8,021              (3)              (3)      Drilled 2.8 miles south of ES
                                                                               1-E and temporarily abandoned
Tres Pasos 2-E       (4)          5,880              (4)              (4)      Drilled 5.6 miles to northwest
                                                                               of ES 1-E
El Segundo 6-E       --           8,713              --               --       Drilled 5.3 miles south of ES
                                                                               1-E; Production test pending
Tres Pasos 3E        --        PTD9,000              --               --       Drilling at 6,650'
Tres Pasos 4E        --           6,300              --               --       Drilled 3.1 miles northwest of
                                                                               ES 1-E; preparing to drill
                                                                               lateral extension


---------------

(1) References are from production testing only and are not necessarily indicative of flow rates that may be realized during commercial production. Production tests are conducted to obtain an indication of the flow capacity of individual wells and to give an indication of reservoir quality and extent. Actual producing rates from individual wells will depend on the results of an integrated reservoir study and an engineering production plan, which will incorporate data from all wells in the field in a development plan to maximize the economic recovery of oil from the reservoir.

(2) The Escuela 1 well, drilled in 1994, encountered Tertiary and Cretaceous shales and siltstones from surface to total depth. This predominantly shale section, emplaced by thrust faulting adjacent to the Cimarrona reservoir section, is believed to form the eastern critical element of the trap for the Cimarrona reservoir.


(3) While the anticipated Cimarrona formation was encountered, the Company experienced significant mechanical problems while attempting to complete the well for production testing and has temporarily abandoned the well pending a scheduled return to this location in the fourth quarter of 1998.


(4) Due to an operational problem that resulted from a failure to properly cement liner casing through the Cimarrona formation, the Company has decided to sidetrack and drill a new well bore. On May 5, 1998, the Company announced that the Tres Pasos 2-E sidetrack well reached a total depth of 5,880 feet with a bottom hole location approximately 1,200 feet southeast of the original well bore.

     Prospect Geology. The Emerald Mountain structure is formed by a faulted anticlinal closure in the foot wall of the Bituima thrust fault system on the eastern side of the Magdalena river valley. The primary oil reservoir tested to date is the Upper Cretaceous Cimarrona formation which comprises both limestones and sandstones. These reservoir sequences are charged with oil generated from the immediately underlying Villeta (also called La Luna) shale which is considered the principal source rock for the oil accumulations throughout Colombia and Venezuela.

     The Cimarrona formation is seen in surface outcrop to the north and west of the structure, as well as in the Lasmo Madrigal #1 well, the AIPC Quina #1 well and the Company's five delineation wells completed as of March 1998. From this geologic control and completed well information, the Cimarrona is shown to be depositionally complex, with a high degree of fracturing consistent in directional orientation. The Cimarrona formation is on average approximately 290 feet in thickness and contains limestones, calcareous sandstones and siltstones.

     Evidence for the structural trap is found in both seismic data over the prospect and in surface geologic mapping. The trapping mechanism is believed to be formed by structural closure in three directions (north, south and west), and an imbricate fault within the Bituima thrust fault system to the east, which is evidenced in the Escuela 1 well which was drilled in 1994, prior to the acquisition of an interest in Emerald Mountain by the Company, and was plugged and abandoned as a non-commercial well. The Escuela 1 well is located 2.5 miles southeast of the El Segundo 1-E discovery well location and encountered Tertiary and Cretaceous shales and siltstones from surface to total depth. This predominantly shale section, emplaced by thrust faulting adjacent to the Cimarrona reservoir section, is believed to form the eastern critical element of the trap for the prospect.

     Terms of Association Contracts and Related Matters. Association contracts acquired from Ecopetrol, after receipt of the necessary approval by Colombian governmental authorities as well as the approval of the board of Ecopetrol, are mutually executed by the parties and subsequently recorded as a public deed in Colombia. Therefore, ownership of an association contract is protected by Colombian law.

     The Association Contracts were issued by Ecopetrol in March 1993 and August 1995, respectively, and provide generally for a six-year exploration phase followed by a 22-year production period, with partial relinquishments of acreage, excluding commercial fields, required commencing at the end of the sixth year of each contract. Under the terms of the Association Contracts, Ecopetrol will receive a royalty equal to 20% of production (after transportation costs are deducted) on behalf of the Colombian government and, in the event a commercially feasible discovery is made, Ecopetrol will acquire a 50% interest in the remaining production, bear 50% of the development costs, and reimburse the working interest owners, from Ecopetrol's share of future production, for 50% of the working interest owners' costs of certain exploration activities. Upon its acceptance of a field as commercial, Ecopetrol will acquire a 50% interest therein and the interests of the other parties to the contract, including the Company, will be reduced by 50%; all decisions regarding the development of a commercial field will be made by an Executive Committee consisting of representatives of the parties to the contract who will vote in proportion to their respective interests in such contract. Decisions of the Executive Committee will be made by the affirmative vote of the holders of over 50% of the interests in the contract.

     Under the terms of the Dindal Association Contract, Ecopetrol's interest in production and costs would increase after a commercial contract area produces in excess of 60 MMBbls. Such increases occur in 5% increments from 50% to 70% as accumulated production from any field increases in 30 million barrel increments from 60 MMBbls to 150 MMBbls. Under the terms of the Rio Seco Association Contract, after a commercial contract area produces in excess of 60 MMBbls, Ecopetrol's interest in production and costs would increase from 50% to 75% as the ratio of the accumulated income attributable to the parties to the contract other than Ecopetrol to the accumulated development, exploration and operating costs of such parties (less any expenses reimbursed by Ecopetrol) increases from a one-to-one ratio to a two-to-one ratio.

     Under the terms of the Association Contracts, in the event a discovery is made and is not deemed to be commercially feasible by Ecopetrol, the working interest owners may expend up to $2 million over a one-year period to further develop the field, 50% of which will be reimbursed if Ecopetrol subsequently accepts the commercial feasibility thereof. If Ecopetrol does not declare the field commercial, the working interest owners may continue to develop the field at its own expense. In such event, Ecopetrol will have the right to acquire a 50% interest therein upon payment of 200% of the amounts expended by the working interest owners, which payment may be made out of Ecopetrol's share of future production.

     The Company and the other working interest owners have paid all costs of the exploration program under the Association Contracts to date. Under the terms of the Dindal and Rio Seco Association Contracts, the Company and its partners are required to drill one well on each contract per year through 1999 and 2001, respectively, and will continue to bear all exploration costs relating to a field until such field is declared commercial. The Company plans to submit a commerciality application to Ecopetrol in the third quarter of 1998 with respect to its discovery. Such application is subject to approval by Ecopetrol, which has the right to reject or delay acceptance of commerciality or to accept commerciality and acquire a 50% working interest in the Association Contracts.

     GHK Colombia, a wholly owned subsidiary of the Company, serves as the operator of Emerald Mountain, pursuant to the terms of operating agreements between the Company, its respective subsidiaries and the other working interest owners. GHK Colombia has exclusive charge of carrying out the program of operations within the budgets approved by the Operating Committee and may demand payment in advance from each party of its respective shares of estimated monthly expenditures.

     Under the terms of a letter agreement dated September 11, 1992, as amended, between GHK Colombia and Dr. Jay Namson, the holders of interests in the Association Contracts, as a group, will be required to assign a 2% working interest in the Dindal Association Contract and the Rio Seco Association Contract to Dr. Namson after recovery from production of 100% of all costs incurred in connection with the exploration and development of the Dindal and Rio Seco contract areas since the completion of the first year work obligations under the Dindal Association Contract. Accordingly, when such costs have been recovered, the Company will be required to assign to Dr. Namson 2% of its interests prior to the acquisition of the 6% Petrolinson interest (or a 0.517% interest in the Association Contracts after adjusting for the acquisition of a 50% interest by Ecopetrol which is expected to occur prior to the assignment to Dr. Namson).

     The Company currently holds a 57.7% interest in the Association Contracts, including a 6% interest acquired indirectly through the Company's acquisition of 100% of the securities of Petrolinson, the holder of such 6% interest. As the holders of the remaining 94% interest, including the Company, had previously agreed to pay 100% of the exploration costs attributable to such 6% interest through the exploration period, approximately 45% of the exploration costs for the Association Contracts attributable to the 6% interest acquired by the Company are paid by the other holders of interests in the Association Contracts. The exploration period will terminate upon Ecopetrol's declaration of the commerciality of a field, which the Company expects to occur beginning in the second quarter of 1999.

  COLOMBIA -- MONTECRISTO AND ROSABLANCA ASSOCIATION CONTRACTS

     The Company owns a 75% working interest in the contiguous Montecristo and Rosablanca association contract areas, which cover a total of approximately 692,000 gross acres in the northern Middle Magdalena Basin. During 1998, the Company expects to reprocess and evaluate 2-D seismic data on the Montecristo and Rosablanca contract areas.

  COLOMBIA -- TAPIR ASSOCIATION CONTRACT

     Overview. The Company acquired an 11.875% interest in the Tapir Association Contract (the "Tapir Association Contract") in April 1996. The Tapir contract area consists of 233,000 gross acres located in the Llanos Basin of east central Colombia and is crossed by two oil pipelines carrying production from nearby oil fields. Other interests in the Tapir Association Contract are held by Ampolex (Colombia) Inc. (56.25%), Mohave Colombia Corporation (10.205%), Doreal Energy Corporation (11.67%) and Heritage Minerals Inc. (10%), which serves as the operator.

     Exploration Prospects. There are three exploration prospect types on the Tapir contract area: several conventional Llanos Basin small structural closures, a deep Paleozoic anomaly and two basal Cretaceous stratigraphic prospects. The small structural closures are relatively low risk, but are expected to have low reserve potential. The Paleozoic prospect is of geologic interest, but relies on unproven source and reservoir rocks and is therefore high risk until further geologic work can be completed. The geologic risk for the two Cretaceous stratigraphic prospects depends on the effectiveness of the lateral seal between the Ubaque sandstone and the adjacent Paleozoic section.

     The Mateguafa prospect, one of the small structural closures in the central portion of the Tapir contract area, was selected as the first exploration drill site in the Tapir contract area. The Company participated in the Mateguafa well, drilling of which was completed in April 1998 to a total depth of 10,000 feet. Completion operations have been suspended until late 1998 due to the annual rainy season.

     Existing Well. In 1993, the Macarenas #1 well, a discovery well, was drilled on the Tapir contract area and produced 320 Bbls/d in a short-term test, but was not completed for production. Since the well was drilled and tested, additional oil pipeline infrastructure has been built in the area. The operator plans to place the well on long-term production test after the completion of the exploratory well to determine sustainable production rates and the extent of the reservoir.

     Terms of Tapir Association Contract. The Tapir Association Contract was effective on February 6, 1995 on terms substantially similar to the Rio Seco Association Contract. Heritage Minerals Inc. has completed a

51.5 square-mile seismic program in the contract area, which satisfied the work program for the first year of the Tapir Association Contract and part of the second year. The commitment for the second year well has been satisfied by the drilling of the Mateguafa well.

     The Company acquired its interest in the Tapir Association Contract in April 1996 in consideration for the payment of $0.1 million, which represents reimbursement for past seismic costs and permit administration, and its agreement to pay its proportionate share of the costs of a seismic program, the first exploratory well, the production test on the Macarenas #1 well (assuming the parties elect to proceed therewith) and certain additional costs to earn its interest in the Tapir Association Contract. The Company estimates that its proportionate share of these costs, which are required to be paid to retain its interest in the Tapir Association Contract, is approximately $0.4 million.

  AUSTRALIA

     The following is a description of the Company's interests in Australia, which the Company plans to divest or farm out.


     Bass Basin, Block T27P. The Company holds a 20% working interest in Block T27P, a 1,800,000 acre block in approximately 70 meters of water, in the Bass Strait Basin, the central of three basins offshore southeastern Australia. The easternmost basin is the Gippsland Basin where BHP Petroleum and Esso have a series of large oil and gas fields. The westernmost basin is the Otway Basin, the site of recent gas discoveries by BHP Petroleum and others which will likely serve the South Australia and Victoria gas markets. Block T27P lies about halfway between the Victoria coast to the north and the Tasmania coast to the south (about 56 miles each way). The Bass Strait Basin has been the site of a series of gas and oil shows and discoveries, including the Yolla Field, which is adjacent to Block T27P. The Yolla Field was discovered by Amoco in the mid-1980s and has not yet been fully appraised or developed.


     Globex Exploration, the operator of the permit with an 80% working interest, was granted the Offshore Petroleum Exploration Permit effective August 10, 1994 (the "Bass Basin Permit"). Globex completed a 620-mile 2-D seismic program on the block. The remaining work commitment on the block consists of a 3-D seismic survey and two exploration wells. Globex has selected a drillable prospect some 6.2 miles north of the Yolla Field and is seeking additional participants in the block to share the cost of an exploratory well which is estimated to be approximately $5 million. As suitable drilling rigs are not available in the near term, Globex has applied for a permit extension in the block until a suitable rig can be contracted.

     In March 1996, the Company acquired a six-month option to purchase its interest in the block for $0.3 million and exercised that option in September 1996. Pursuant to the terms of the option agreement, the Company may elect to farm out up to 50% of its interest in the Bass Basin Permit. In addition, if Globex Exploration and the other interest holders seek to enter into a farm-out, the Company has agreed to participate proportionally with such parties in such farm-out provided that its interest may not be reduced below 10%.

  PAPUA NEW GUINEA

     The Company holds 100% of exploration permit PPL-182 in southern Papua New Guinea effective June 11, 1996. The permit covers an area of 1,200,000 acres located both onshore and offshore in the Fly River Delta and the Gulf of Papua.

     Past exploration activity within PPL-182 has resulted in the acquisition of seismic data and the drilling of several exploratory wells. The Company's first year work program consisted of a geological and geophysical review of existing data. The Company has entered into an Agreement with ARCO Papua New Guinea Inc. ("ARCO") for a farm out of its interest whereby ARCO will fund the Company's obligation for the twelve-month period ended July 1998 for an 80% interest in the subject exploration permit. In future periods, the Company has no obligation to expend funds but may be subject to a forfeiture of its interest should the Company decide not to continue to fund its remaining 20% interest. The Company anticipates in the future it will farm-out its 20% interest or relinquish its rights in the property.

OIL AND GAS RESERVES

     The following table sets forth estimated net proved oil and gas reserves of the Company, the estimated future net revenues before income taxes, the present value of estimated future net revenues before income taxes related to proved reserves and the standardized measure of discounted future net cash flows related to proved reserves, in each case as of December 31, 1997. All information in this Prospectus relating to estimated net proved oil and gas reserves and the estimated future net revenues and cash flows attributable thereto is based upon a report from Ryder Scott. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Commission.

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1997
Total net proved reserves:
  Oil (MBbls)...............................................      32,160
  Gas (MMcf)................................................          --
  Total (MBOE)..............................................      32,160
Net proved developed reserves:
  Oil (MBbls)...............................................      11,494
  Gas (MMcf)................................................          --
  Total (MBOE)..............................................      11,494
Estimated future net revenues before income taxes (in
  thousands)(1).............................................    $241,700
Present value of estimated future net revenues before income taxes
  (in thousands)(1).........................................    $144,866
Standardized measure of discounted future net cash flows (in
  thousands)(1)(2)..........................................    $100,617

---------------

(1) The present value of estimated future net revenues attributable to the Company's proved reserves was prepared using constant prices as of December 31, 1997, discounted at 10% per annum on a pre-tax basis (SEC PV-10). The net price was calculated using the December 31, 1997 price of $17.00 per barrel, less $6.85 per barrel for gravity adjustment and transportation and marketing costs, yielding a net price of $10.15 per barrel.

(2) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues from proved reserves after income tax, discounted at 10% per annum.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of reserves made by different engineers for the same property will often vary. Results of drilling, testing and production subsequent to the date of an estimate may justify a revision of such estimates. Accordingly, reserve estimates generally differ from the quantities of oil and gas ultimately produced. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geological success, prices, future production levels and costs that may not prove to be correct. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates depends on the accuracy of the assumptions upon which they are based.

PRODUCTIVE WELLS

     The following table sets forth the productive oil and gas wells owned by the Company as of December 31, 1997:

                                                                     WELLS(1)
                                                           ----------------------------
                                                               OIL             GAS
                                                           ------------    ------------
                                                           GROSS    NET    GROSS    NET
Colombia.................................................    3      1.7      0      0.0
                                                             --     ---      --     ---
          Total..........................................    3      1.7      0      0.0

---------------

(1) One or more completions in the same well bore are counted as one well.

ACREAGE

     The following table sets forth estimates of the developed and undeveloped acreage for which oil and gas leases or concessions were held by the Company as of December 31, 1997.


                                              DEVELOPED                     UNDEVELOPED
                                     ---------------------------    ---------------------------
                                     GROSS ACRES    NET ACRES(1)    GROSS ACRES    NET ACRES(1)
Colombia...........................    14,459          8,343         1,019,371        601,329
Papua New Guinea...................        --             --         1,200,000      1,200,000
Australia(2).......................        --             --         2,394,546        429,978
                                       ------          -----         ---------      ---------
          Total....................    14,459          8,343         4,613,917      2,231,307


---------------

(1) New acres are based on the Company's respective working interests and, in Colombia, are before Colombian government participation. See
    "-- Properties."


(2) On August 24, 1998, the Company completed the sale to Forcenergy Inc. of the prospect in the Perth Basin in Western Australia, which comprised 594,546 gross and 69,978 net acres.


     DRILLING ACTIVITY

     The following table sets forth the number of wells drilled by the Company from inception through December 31, 1997:

                                                   EXPLORATORY                  DEVELOPMENT
                                            --------------------------   -------------------------
                                            PRODUCTIVE        DRY        PRODUCTIVE        DRY
                                            -----------   ------------   -----------   -----------
                                            GROSS   NET   GROSS   NET    GROSS   NET   GROSS   NET
Year ended December 31, 1997:
  Colombia................................    3     1.7     0      0.0     0     0.0     0     0.0
                                             ==     ===    ==     ====    ==     ===    ==     ===
Year ended December 31, 1996:
  Colombia................................    2     1.2     0      0.0     0     0.0     0     0.0
  Argentina...............................    0     0.0     1      0.3     0     0.0     0     0.0
                                             --     ---    --     ----    --     ---    --     ---
                                              2     1.2     1      0.3     0     0.0     0     0.0
                                             ==     ===    ==     ====    ==     ===    ==     ===
Year ended December 31, 1995:
  Australia...............................    0     0.0     1      0.1     0     0.0     0     0.0
                                             ==     ===    ==     ====    ==     ===    ==     ===

     Since December 31, 1997, the Company has drilled no gross productive exploratory wells, no gross nonproductive exploratory wells, no gross productive development wells, and no gross nonproductive development wells. In addition, the Company is currently drilling five gross exploration wells (2.9 net to the Company) and no gross development wells.

GATHERING AND PIPELINE SYSTEM

     Transportation and marketing of crude oil to be produced from Emerald Mountain is expected to be achieved through the construction of a 36-mile pipeline northwest from Emerald Mountain to connect to the existing OAM pipeline, a regulated common carrier, at the town of La Dorada along the Magdalena River Valley. This 36-mile pipeline, which is part of the Company's Phase I development plan, will have the capacity for 250,000 Bbls/d but will be constrained by the currently available capacity of 50,000 Bbls/d on the OAM pipeline. The Company is negotiating with the operator of the OAM pipeline for the transportation of 50,000 Bbls/d on the OAM pipeline; however, a final contract has not been executed. Through the OAM pipeline, Emerald Mountain's production will be transported to pipeline terminal and storage facilities at Vasconia, which is located approximately 45 miles north of La Dorada. At Vasconia, crude oil from Emerald Mountain may then be shipped through the existing Oleducto de Colombia ("ODC") and Oleducto Central S.A. ("OCENSA") pipelines, regulated common carriers, to the port city of Covenas on the Caribbean for loading, export and sale. To avoid the capacity constraints on the OAM pipeline, the Company intends to build its Phase II pipeline from the end of its Phase I pipeline in La Dorada to Vasconia, where it will be able to utilize approximately 250,000 Bbls/d of currently available capacity on the ODC and OCENSA pipelines.

     Phase I of the transportation plan provides for the construction of compression, storage, separation, gas gathering and reinjection and other production facilities and a 24-inch buried pipeline from the center of the project northwest to connect to the OAM pipeline. The total cost of infrastructure and pipeline construction of the Phase I transportation plan is estimated to be $186.2 million, and the Company's share of such costs is estimated to be $51.9 million. The Company has contracted the basic and conceptual engineering of the transportation system, requested bids for the tubular supplies and anticipates selecting a project manager in the near future and is preparing to solicit bids for the detailed engineering and construction of the pipeline. Phase I is scheduled to be completed by mid- to late 1999. While the Association Contracts do not require Ecopetrol's participation in the pipeline and production facilities, the Company expects that Ecopetrol will participate to the extent of 50% of the Phase I and Phase II pipeline and infrastructure costs. No assurances can be given, however, that an agreement will be reached on these terms and the Company may be required to fund amounts greater than the amounts presented as the Company's net share.

     Phase II of the transportation plan provides for the construction of additional production facilities and a new 24-inch pipeline parallel to the existing OAM pipeline along the 45 miles from La Dorada to Vasconia. The completion of Phase II is scheduled to occur by mid-2000 and is designed to provide capacity for approximately 250,000 Bbls/d at a total cost of about $289.6 million with the Company's share at $83.5 million.

     Specifications, planning and engineering studies for the planned pipeline and associated compression facilities to be constructed from Emerald Mountain to Vasconia are being conducted by Brown & Root Energy Services and Technivance Brown & Root S.A., subsidiaries of Halliburton Company. Construction of additional pipelines beyond Phase I depends upon the negotiation and consummation of construction and financing arrangements, availability of excess capacity on existing pipelines and the completion of satisfactory contractual arrangements to obtain such capacity.

MARKETING

     Oil produced from the Dindal Association Contract area to date under the long-term production tests has been sold to Ecopetrol. Upon Ecopetrol's declaration of the commerciality of the Company's discovery, oil produced from the Dindal and Rio Seco Association Contract areas may be sold to Ecopetrol or to third parties. In the event the production is required to satisfy internal demand for oil in Colombia, the Company may be required to sell some or all of its production to Ecopetrol at prevailing market prices.

REGULATION

     The Company's operations are affected by political developments and laws and regulations in the areas in which it operates. In particular, oil and gas production operations and economics are affected by price controls, tax and other laws relating to the petroleum industry, by changes in such laws and by changing administrative regulations and the interpretations and application of such rules and regulations. Oil and gas industry legislation and agency regulation is periodically changed for a variety of political, economic, environmental and other reasons. Numerous governmental departments and agencies issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business.

     The Company's operations in Colombia are subject to a variety of national, provincial, and local environmental laws and regulations governing the discharge of materials into the environment, the disposal of oil and gas wastes, and the protection of human health and environmental quality. On the federal level, the Ministry of Environment regulates all activities that could have an adverse impact on the environment and natural resources of Colombia. The Ministry requires specific environmental licenses for a variety of oil and gas exploration and production activities, and individual licenses are issued only upon completion of a detailed environmental impact study. The Company has experienced and may continue to experience delays in obtaining the federal environmental licenses and other, local environmental permits required for expansion of its operations in Colombia. Nevertheless, the Company has obtained environmental licenses for its exploration and production activities in the Dindal and Rio Seco contract areas, and the Company is in the process of completing the environmental impact studies that must be performed in order to obtain an environmental license for Phase I of the transportation plan. In addition, the Company is currently planning to commence preparation of environmental impact studies required for the issuance of environmental licenses for exploration and production activities for the Rosa Blanca and Montecristo contract areas.

     The Company may be subject to fines or penalties for failure to comply with environmental laws and regulations, or the Company may be subject to extensive environmental clean-up obligations in connection with a release of regulated materials into the environment. In Colombia, the Company could be subject to extensive environmental clean-up obligations with respect to contamination at properties operated by the Company even if the contamination was created by previous owners or operators of the contaminated property. On March 18, 1998, the Ministry of the Environment provided notice of its intention to investigate alleged violations of environmental requirements with respect to location work on the Company's El Segundo-6E exploratory well. The Company responded promptly to the notice from the Ministry of the Environment by reporting that all of the alleged violations had been corrected. In a subsequent site visit, Ministry officials noted that the alleged violations had indeed been properly remedied. Although no assurances can be given, the Company does not expect any fines or penalties to be imposed in connection with the alleged environmental violations at the Company's El Segundo-6E well. Furthermore, no assurances can be given that new environmental requirements will not be imposed on the Company's operations and activities, and the Company cannot predict how environmental laws and regulations will be administered or enforced in the future in Colombia and the other countries in which the Company operates. Significant changes in environmental requirements or in the administration and enforcement of environmental laws and regulations in areas where the Company operates could have a material adverse effect on the Company.

COMPETITION

     The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors in Colombia include major integrated oil and gas companies and independent oil and gas companies. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the oil and gas business for a longer time than the Company. Such companies may be able to offer more attractive terms in obtaining concessions for exploratory prospects and secondary operations and to pay more for productive properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

EMPLOYEES

     At June 24, 1998 the Company had 52 full time employees, primarily professionals, including geologists, geophysicists, and engineers.

LEGAL PROCEEDINGS

     Petrolinson, S.A. and GHK Colombia (two of the Company's Subsidiaries), along with Norman Rowlinson (the former owner of Petrolinson, S.A.) and the heirs of Howard Thomas Corrigan, are defendants in a lawsuit recently filed in the civil circuit court of Santa Fe de Bogota, Colombia by the heirs of Nicolas Beltran Franco alleging that (i) a de facto company existed between Nicolas Beltran Franco and the defendants with regards to the exploration and production of the Dindal and Rio Seco contract areas and that (ii) prior to the execution of the Dindal and Rio Seco Association Contracts the de facto company conducted exploration works in the Dindal and Rio Seco contract areas, resulting in the plaintiffs having the right to participate in income derived from the Dindal and Rio Seco contract areas. Despite the fact that none of the plaintiffs is a party to the Association Contracts, the plaintiffs are seeking 50% of the income generated by the alleged de facto company. It is unclear from the statements made in the lawsuit, however, what percentage of the Dindal and Rio Seco contract areas might be covered by the plaintiffs' claims made through the alleged defacto company.

     The Company's investigation of the claims made by the plaintiffs is in the early stages; however, the Company believes that this lawsuit is without merit and intends to defend the lawsuit vigorously. The Company believes that the outcome of this lawsuit will not have a material adverse effect on the Company. The Company's Colombian counsel, Raisbeck, Lara, Rodriguez & Rueda, members of the law firm of Baker & McKenzie, based on their review of the matter to date, are of the opinion that if the above-described claim is litigated to its conclusion it is remote that the plaintiffs in such lawsuit would succeed on the merits of their claim.

     Other than the foregoing, there are no material proceedings to which the Company is a party or to which any of its properties is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding each director and executive officers the Company:


NAME                           AGE                       POSITION
Robert A. Hefner III.........  63    Chairman, Chief Executive Officer and Managing
                                       Director
Breene M. Kerr...............  68    Vice Chairman
Larry A. Ray.................  50    Director, Executive Vice President and Chief
                                       Operating Officer
Herbert C. Williamson, III...  50    Director, Executive Vice President and Chief
                                       Financial Officer
William W. Daily.............  55    Director, Executive Vice President and President
                                       of the Operating Subsidiary, GHK Company
                                       Colombia
Brian F. Egolf...............  50    Director
Sir Mark Thomson, Bt.........  57    Director
Robert B. Panero.............  68    Director
Gary F. Fuller...............  61    Director
James Scarlett...............  44    Director



     Set forth below is a description of the backgrounds of the directors and executive officers of the Company.


     Robert A. Hefner III has served as Chairman of the Board, Chief Executive Officer and Managing Director of the Company since May 1997 and a director of the Company since November 1996. Since 1959, Mr. Hefner has been Owner and Managing Member of The GHK Company L.L.C., a private oil and gas exploration company. See "Related Transactions -- The GHK Transaction."

     Breene M. Kerr has served as Vice Chairman and director of the Company since June 1997. Since 1994, Mr. Kerr has served as general partner of Talbot Fairfield II L.P., an oil and gas exploration undertaking. From 1969 to 1995, he has served as Chairman and director of Kerr Consolidated, an equipment sales and leasing undertaking. Since 1993, Mr. Kerr has served as a director of Chesapeake Energy Corp., a publicly traded oil and gas exploration company.

     Larry A. Ray has served as Executive Vice President and Chief Operating Officer of the Company since September 1997 and as director of the Company since June 1997. Prior to joining the Company, he was Manager of The GHK Company L.L.C., where he had served in various capacities since 1990.


     Herbert C. Williamson, III has served as Executive Vice President, Chief Financial Officer and director of the Company since September 1997. From 1995 through September 1997, Mr. Williamson served as Director in the Investment Banking Department of Credit Suisse First Boston. He served as Vice Chairman and Executive Vice President of Parker & Parsley Petroleum Company, a publicly traded oil and gas exploration company (now Pioneer Natural Resources Company) from 1985 through 1995.



     William W. Daily has joined the Company as an Executive Vice President and Director of Seven Seas and President of it operating subsidiary, GHK Company Colombia in September 1998. In 1993, Mr. Daily founded an international consulting practice. From 1989 through 1993, Mr. Daily served as Vice President of International Operations of Hondo Oil & Gas Company. From 1969 through 1989, Mr. Daily served in various capacities of ARCO.


     Brian F. Egolf has been a director of the Company since November 1996. Mr. Egolf is President of Petroleum Management Corporation, a private oil and gas exploration company.

     Sir Mark Thomson, Bt. has been a director of the Company since June 1997. He is Managing Director of B&N Investments Limited, an investment management company.

     Robert B. Panero has been a director of the Company since June 1997. Mr. Panero is Founder and President of Robert Panero Associates, international strategic policy and project studies advisors.

     Gary F. Fuller has been a director of the Company since June 1997. Mr. Fuller is a Shareholder and Director of McAfee & Taft, attorneys-at-law.

     James Scarlett has been a director of the Company since June 1997. Mr. Scarlett is a Partner in McMillan Binch, a Canadian law firm.

     Each director holds office until the next annual meeting of stockholders for the election of directors and until his successor has been duly elected and qualified. Vacancies on the Board are filled by the remaining directors, and directors elected to fill such vacancies hold office until the next annual meeting of the Company's shareholders. Executive officers generally are elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are elected or appointed.

     There is no family relationship between any of the directors or between any director and any executive officer of the Company. For information regarding certain business relationships between the Company and certain of its directors and executive officers, see "Related Transactions."

COMMITTEES OF THE BOARD

     The Company has established three standing committees of the Board of
Directors: an Executive Committee, an Audit Committee and a Stock Option and Compensation Committee. Messrs. Hefner (Chairman), Kerr and Ray are members of the Executive Committee. Messrs. Kerr, Thomson and Scarlett are members of the Audit Committee. Messrs. Kerr, Egolf and Fuller are members of the Stock Option and Compensation Committee (the "Compensation Committee").

     The Executive Committee is delegated, during the intervals between the meetings of the Board of Directors, all the powers of the Board in respect of the management and direction of the business and affairs of the Company (except only those specified in Subsection 116(2) of the Yukon Business Corporation Act) in all cases in which specified direction in writing shall not have been given by the Board.

     The Audit Committee consults with the auditors of the Company and such other persons as the members deem appropriate, reviews the preparations for and scope of the audit of the Company's annual financial statements, makes recommendations concerning the engagement and fees of the independent auditors, and performs such other duties relating to the financial statements of the Company as the Board of Directors may assign from time to time.

     The Compensation Committee has all the powers of the Board of Directors, including the authority to issue shares or other securities of the Company, in respect of any matters relating to the administration of the Company's Amended 1996 Stock Option Plan, 1997 Stock Option Plan and compensation of officers, directors, employees and other persons performing substantial services for the Company. See "-- Executive Compensation -- Employee Benefit Plans."

DIRECTOR COMPENSATION

     Directors who are also officers or employees of the Company are not separately compensated for serving on the Board of Directors or as members of Board committees. Directors who are not officers or employees of the Company are eligible to participate in the Company's Amended 1996 Stock Option Plan and are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. In June 1996, each non-employee director received a five-year option to purchase 10,000 common shares at an exercise price of $7.125 per share. In November 1996, upon their election as directors, Messrs. Hefner and Egolf each received a five-year option to purchase 50,000 common shares at an exercise price of $18.75 per share. In May 1997, each non-officer director received an option for 15,000 common shares at $10.90. Messrs. Hefner and Egolf declined to accept such options. In June 1997, the Company granted

Mr. Ray an option to purchase 200,000 common shares at a price of $10.70 per share. Such options vest one-third immediately with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. On September 9, 1997, the Company granted Mr. Ray options to purchase an additional 200,000 common shares at a price of $13.23 per share. Such options vest one-third each on the third, fourth and fifth anniversaries of the date of grant. The Company granted options to the other directors as follows on July 17, 1997 at an exercise price of $10.70 per share: Mr. Hefner -- 300,000; Mr. Egolf -- 75,000; Mr. Kerr -- 75,000; Mr.
Fuller -- 75,000; Mr. Panero -- 50,000; Mr. Scarlett -- 75,000; and Mr.
Thomson -- 75,000. One-third of the options are vested immediately, with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero's options will vest 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero also received a payment of $37,500 in lieu of 25,000 options which would have vested immediately. In September 1997, the Company granted Mr. Williamson an option to purchase 500,000 Common Shares at an exercise price of $13.23 per share, of which options to purchase 150,000 Common Shares vested immediately, options to purchase 150,000 Common Shares vest on September 9, 1998 and options to purchase 50,000 Common Shares vest on each of September 9, 1999, 2000, 2001 and 2002, respectively. On November 25, 1997, the Company granted options at an exercise price of $18.55 per share to the directors: Mr. Hefner -- 150,000; Mr. Williamson -- 150,000; Mr. Egolf -100,000; Mr. Kerr -- 75,000; Mr.
Fuller -- 75,000; Mr. Panero -- 25,000; Mr. Scarlett -- 25,000; Mr.
Thomson -- 25,000; and Mr. Ray -- 150,000. Such options vest one-third each on the first, second, and third anniversaries of the grant date. In each case, the Company granted these options at the approximate prevailing market price on the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation paid by the Company to its Chief Executive Officer and each of the other persons who served as executive officers of the Company whose annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997 (the "Named Executive Officers"). The table does not include perquisites and other personal benefits for any individual for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the Named Executive Officer in that year.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG TERM COMPENSATION
                                                                         -----------------------------------
                                                                                  AWARDS             PAYOUTS
                                            ANNUAL COMPENSATION          -------------------------   -------
                                      --------------------------------   RESTRICTED    SECURITIES
                                                          OTHER ANNUAL     SHARES      UNDERLYING     LTIP      ALL OTHER
                                       SALARY    BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)        ($)(1)         ($)           (#)          ($)         ($)
Robert A. Hefner III.........  1997         --       --        --            --         450,000         --             --
  Chairman, Chief Executive    1996         --       --        --            --          50,000(2)      --             --
  Officer and Managing
  Director
Malcolm Butler(3)............  1997   $ 13,301       --        --            --         200,000         --       $250,000
  Former Chief Executive
  Officer
Albert E. Whitehead(3).......  1997   $ 77,308       --        --            --          50,000(4)      --       $125,000(3)
  Former Chairman of the
  Board                        1996    150,000       --        --            --         185,000         --         14,634(5)
  and Chief Executive Officer  1995    125,000       --        --            --         200,000         --             --
Larry A. Ray(6)..............  1997   $139,062       --        --            --         550,000         --       $ 33,330(5)
  Executive Vice President,
  Chief Operating Officer and
  Director
John P. Dorrier(7)...........  1997   $107,981       --        --            --          40,000         --       $392,019
  Former Executive Vice        1996    120,000   83,520        --            --         151,000         --         11,707
  President                    1995     80,000       --        --            --         125,000         --             --


---------------

(1) The dollar value of perquisites and other personal benefits for each of the Named Executive Officers was less than established reporting thresholds.

(2) Mr. Hefner was granted options exercisable for 50,000 common shares at $18.75 per share for his participation as a member of the Board of Directors.

(3) On May 20, 1997, Mr. Whitehead resigned as an executive officer and director of the Company. The Company entered into a consulting agreement with Mr. Whitehead for a three-year term for $200,000 per annum. Mr. Malcolm Butler was named Chief Executive Officer of the Company in May 1997 and received options exercisable for 200,000 common shares at $10.90 per share, but resigned on May 20, 1997 when Mr. Hefner was named Chief Executive Officer. Mr. Butler received a lump sum payment of $250,000, representing one year's salary, as part of the settlement agreement with him.

(4) In May 1997, Mr. Whitehead was granted options exercisable for 50,000 common shares at $10.90 per share. As part of the arrangements surrounding the resignation of such person, the exercise period of the options for Mr. Whitehead was extended from 90 days to 18 months, which extension was approved by the shareholders at the Company's 1998 annual meeting.

(5) Consists solely of amounts contributed by the Company to the Named Executive Officer's account in the Company's 401(k) Plan.

(6) Represents salary received from commencement of employment through December 31, 1997 from the Company, which amount does not reflect an annual rate of compensation.

(7) Mr. Dorrier terminated his employment by the Company in September 1997 and received payment for the remainder of compensation due under his contract of employment. See "Employment Agreements" below.

OPTION/SAR GRANTS DURING 1997

     The following table sets forth information regarding individual grants of options by the Company during the fiscal year ended December 31, 1997 to each of the Named Executive Officers, and their potential realizable values.

                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------
                             NUMBER OF                                             POTENTIAL REALIZABLE VALUE
                               SHARES       % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                             UNDERLYING    OPTIONS/SARS   EXERCISE                SHARE PRICE APPRECIATION FOR
                            OPTIONS/SARS    GRANTED TO    OR BASE                        OPTION TERM(1)
                              GRANTED      EMPLOYEES IN    PRICE     EXPIRATION   ----------------------------
                                (#)        FISCAL YEAR     ($/SH)       DATE         5%($)           10%($)
Robert A. Hefner III......    300,000          9.4%        10.70     07/17/2007    2,018,752       5,115,913
                              150,000          4.7%        18.55     11/25/2007    1,749,899       4,434,538
Malcolm Butler............    200,000          6.3%        10.90     05/01/2002      602,294       1,330,912
Albert E. Whitehead.......     50,000          1.6%        10.90     05/01/2002      150,573         332,728
Larry A. Ray..............    200,000          6.3%        10.70     06/12/2007    1,345,835       3,410,609
                              200,000          6.3%        13.23     09/09/2007    1,664,835       4,217,843
                              150,000          4.7%        18.55     11/25/2007    1,749,899       4,434,588
John P. Dorrier...........     40,000          1.3%        10.90     05/01/2002      120,459         266,112

---------------

(1) The assumed rates of annual appreciation are calculated from the date of grant through the assumed expiration date. Actual gains, if any, on option exercises and common share holdings are dependent on the future performance of the common shares and overall stock market conditions. There can be no assurance that the value reflected in the table will be achieved.

AGGREGATED OPTION EXERCISES DURING 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table provides information related to options exercised by the Named Executive Officers during 1997 and the number and value of unexercised options held by the Named Executive Officers at year-end. The Company does not have any outstanding stock appreciation rights.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                           ACQUIRED                OPTIONS, WARRANTS/SARS AT      OPTIONS, WARRANTS/SARS
                              ON        VALUE        FISCAL YEAR-END(#)(1)       AT FISCAL YEAR-END($)(2)
                           EXERCISE   REALIZED    ---------------------------   ---------------------------
          NAME               (#)       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Robert A. Hefner III.....        0            0     150,000        350,000         685,000      1,370,000
Malcolm Butler...........        0            0     200,000              0       1,330,000              0
Albert E. Whitehead......        0            0     235,000              0       1,375,000              0
Larry A. Ray.............        0            0      66,666        483,334         456,662      1,777,338
John P. Dorrier..........  131,000    1,883,089     135,000              0         576,600              0

---------------

(1) Represents the difference between the exercise price of the option and the closing price on the date of exercise.

(2) Based on a closing price on December 31, 1997 of $17.55 per share.

EMPLOYMENT AGREEMENTS

     The Company and Mr. Dorrier entered into a three-year employment contract which provided that he would receive an annual base salary of $150,000 and, in the sole discretion of the Compensation Committee of the Board, could have received annual merit increases, annual bonuses and stock option awards. The contract could have been terminated for "cause" which includes death or serious incapacity and the executive officer could have resigned upon three months' prior written notice. The Company and Mr. Dorrier also entered into an agreement which provides for payments to the executive in the event there is a Change of Control (as defined) of the Company and the executive's employment is terminated
(i) by the Company within twelve months thereafter, (ii) by the executive within six months thereafter, or (iii) by the executive between six and twelve months after a Change of Control if a Triggering Event has occurred. In any such event, the executive shall be entitled to a payment equal to the aggregate salary payable for the remaining term of his employment agreement and the Company shall pay the executive's health insurance premium for a period of one year unless the executive has secured comparable health insurance prior thereto. If bonuses were paid by the Company for the year in which the executive's employment terminated, the executive shall be entitled to a bonus equal to the most recent annual bonus paid to him for each year or part of the year remaining on his employment agreement, provided that such bonus payment shall only be paid with respect to a year that the Company otherwise pays bonuses to some or all of its employees. In addition, all options held by the executive shall be extended until the earlier to occur of the expiration date of the option or eighteen months after the date of the termination of his employment by the Company or the date of his notice of intent to terminate his employment if he elected to resign. The agreement also provides that in the event the exercise price of any option granted simultaneously with the option issued to the executive is reduced, the exercise price of the executive's option shall also be reduced. As a result of the resignation by the directors of the Company in May 1997, a Change of Control occurred with respect to such officers. Mr. Dorrier terminated his employment with the Company in September 1997, and received payment for the remainder of compensation due under his contract of employment.

     The Company has entered into a five-year employment agreement with Larry A. Ray that provides for an annual base salary of $262,500 and, in the sole discretion of the Compensation Committee of the Board, Mr. Ray may receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Ray was granted options to purchase 200,000 common shares at an exercise price of $10.70 per share. One-third of the options vested immediately and the remainder vest one-half each on the first and second anniversaries of the date of grant. On September 9, 1997, the Company granted Mr. Ray options to purchase an additional 200,000 common shares at a price of $13.23 per share. Of the options granted to Mr. Ray, 95,000 are under the 1996 Stock Option Plan and 105,000 are under the 1997 Stock Option Plan. Such options vest one-third each on the third, fourth, and fifth anniversaries of the date of grant. The employment agreement may be terminated for "cause" which includes death or serious incapacity. Under the terms of the employment agreement, Mr. Ray will receive payments equal to the amounts remaining to be paid under the agreement in the event of a "Change in Control" and his employment terminates for any reason, including resignation by Mr. Ray. For purposes of this agreement, the term "Change in Control" means (1) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of the Company to any other person or entity (in one transaction or a series of related transactions), (3) dissolution or liquidation of the Company, (4) any person or entity, including a "group" as contemplated by Section 13(d) of the Exchange Act acquires or gains ownership or control (including without limitation, power to vote) of more than 45% of the outstanding shares of the Company's voting stock (based upon voting power), or
(5) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely the Company and one or more previously wholly owned subsidiaries of the Company.

     The Company has entered into a five-year employment agreement with Mr. Herbert C. Williamson, III that provides for an annual base salary of $100,000, and, in the sole discretion of the Compensation Committee of the Board, Mr. Williamson may receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Williamson was granted options to purchase 500,000 common shares at an exercise price of $13.23 per share. Options to purchase 150,000 common shares vest immediately, options to purchase 150,000 common shares vest on September 9, 1998, and options to purchase 50,000 common shares each vest on September 9, 1999, 2000, 2001 and 2002, respectively. Of the options granted to Mr. Williamson 150,000 are under the 1996 Stock Option Plan and 350,000 are under the 1997 Stock Option Plan. The remaining terms and conditions of Mr. Williamson's employment agreement are substantially similar to Mr. Ray's employment agreement.

EMPLOYEE BENEFIT PLANS

  AMENDED 1996 STOCK OPTION PLAN

     The Company's Amended 1996 Stock Option Plan provides a means whereby selected employees, senior officers and directors of the Company, or of any affiliate thereof, may be granted incentive stock options to purchase common shares of the Company in order to attract and retain the services or advice of such employees, senior officers and directors, and to provide added incentive to such persons by encouraging share ownership in the Company. The Amended 1996 Stock Option Plan may provide options to purchase up to 3,000,000 of the Company's common shares that are presently authorized but unissued or subsequently acquired by the Company. The Amended 1996 Stock Option Plan will terminate no later than June 10, 2006.

     Pursuant to the Board's authorization, the Amended 1996 Stock Option Plan is administered by the Compensation Committee. In the event a member of the Board or the Compensation Committee is eligible for options under the Amended 1996 Stock Option Plan, such member of the Board or Compensation Committee will not vote with respect to the granting of any option to himself or herself, as the case may be. The Compensation Committee has the authority, in its discretion, to determine all matters relating to options granted under the plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options. Grants under the Amended 1996 Stock Option Plan do not have to be identical in any respect, even when made simultaneously. The Compensation Committee's interpretation and construction of any terms or provisions of the Amended 1996 Stock Option Plan on any option issued thereunder, or of any rule or regulation promulgated in connection therewith, will be conclusive and binding on all interested parties.

     Grants of incentive stock options may be made under the Amended 1996 Stock Option Plan only to an individual who, at the time the option is granted, is an employee, senior officer or director of the Company or an affiliate of the Company, as that term is defined in the Business Corporations Act (Yukon Territory), a trustee on behalf of such individual, or an entity, all of the voting securities of which are beneficially owned by an employee or director.

     The Compensation Committee will establish the maximum number of shares that may be reserved pursuant to the exercise of each option and the price per share at which such option is exercisable, provided that the number of shares that may be reserved pursuant to the exercise of such options and granted to any person shall not exceed 5% of the issued and outstanding share capital of the Company. Furthermore, the exercise price of such options must not be less than the closing price of the Company's shares on The Toronto Stock Exchange on the day immediately preceding the date of grant of such options. The Compensation Committee may establish the term of each option, but if not so established, the term of each option will be five years from the date it is granted, but in no event shall the term of any option exceed 10 years.

     Subject to any vesting schedule established by the Compensation Committee, each option may be exercised in whole or in part at any time and from time to time. Options must be exercised by delivery to the Company of a notice of the number of shares with respect to which the option is being exercised, together with payment of the exercise price. Payment of the option exercise price must be made in full at the time notice of exercise of the option is delivered to the Company and may be in cash or, to the extent permitted by the Compensation Committee and applicable laws and regulations, by delivery of Common Shares of the Company held by the optionee having a fair market value (as determined in the discretion of the Compensation Committee) equal to the exercise price. Payment by the optionee in Common Shares will not be accepted unless the optionee has owned the Common Shares for a period of at least 6 months.

     Options granted under the Amended 1996 Stock Option Plan may not be transferred, assigned, pledged, or hypothecated in any manner other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment, or similar process. In the event of death of an optionee, the option may be exercised by the personal representative of the optionee's estate or by the persons to whom the optionee's rights pass by will or by the applicable laws of descent and distribution.

     If the optionee's relationship with the Company or any affiliate ceases for any reason other than termination for cause, death, or total disability, and unless by its terms the option sooner terminates or expires, then the optionee may exercise, for a 90-day period thereafter that portion of the optionee's option that is exercisable at the time of such cessation, but the optionee's option shall terminate at the end of such 90-day period as to all shares for which it has not theretofore been exercised, unless such expiration has been waived in the agreement evidencing the option or by resolution adopted at any time by the Compensation Committee. Upon the expiration of the 90-day period following cessation of an optionee's relationship with the Company or an affiliate, the Compensation Committee has sole discretion in a particular circumstance to extend the exercise period following such cessation beyond such 90-day period, subject to any such extension being pre-cleared by the Toronto Stock Exchange. If an optionee is terminated for cause, any option granted under the Amended 1996 Stock Option Plan will automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such optionee will thereupon have no right to purchase any shares pursuant to such option. "Termination for cause" means dismissal for dishonesty, conviction or confession of a crime punishable by law (except a minor violation), fraud, misconduct, or disclosure of confidential information.

     Subject to the terms and conditions and within the limitations of the Amended 1996 Stock Option Plan, the Compensation Committee may modify or amend outstanding options granted under the plan, subject to the prior approval of the Toronto Stock Exchange. The modification or amendment of an outstanding option will not, without the consent of the optionee, impair or diminish any of such optionee's rights or any of the Company's obligations under such option.

     The aggregate number and class of shares for which options may be granted under the Amended 1996 Stock Option Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, must all be proportionately adjusted for any increase or decrease in the number of issued common shares of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any share dividend out of the ordinary course. In the event of a liquidation or reorganization of the Company in which the shareholders of the Company receive cash, shares, or other property in exchange for or in connection with their common shares, any option granted under the Amended 1996 Stock Option Plan will terminate, but the optionee will have the right immediately prior to such liquidation or reorganization to exercise his option to the extent the vesting requirements set forth in the option agreement have been satisfied. If the shareholders of the Company receive shares in the capital of another corporation in exchange for their common shares, all options granted under the Amended 1996 Stock Option Plan must be converted into options to purchase such other corporation's shares, unless the Company and such other corporation, in their sole discretion, determine that any or all such options must terminate in accordance with the foregoing provisions applicable to a liquidation or reorganization. The amount and price of such converted options must be adjusted in the same proportion as used for determining the number of shares the holders of the common shares receive in any such exchange. Unless accelerated by the Compensation Committee, the vesting schedule set forth in the option agreement will continue to apply to such converted options.

     The Board of Directors of the Company may at any time suspend, amend, or terminate the Amended 1996 Stock Option Plan, but in the case of amendments to the plan, such amendments must be pre-cleared with the Toronto Stock Exchange. Any amendment to the Amended 1996 Stock Option Plan that increases the number of shares that may be issued under the plan, changes the designation of the participants or class of participants eligible for participation in the plan, or otherwise materially increases the benefits accruing to the participants under the plan, must be approved by the holders of a majority of the Company's outstanding voting shares, voting either in person or by proxy at a duly held shareholders meeting, within 12 months before or after any such amendment.

  1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan gives certain directors, officers, and employees of the Company, and its subsidiaries and affiliates an opportunity to develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain directors, officers, and employees options to purchase up to an aggregate of 3,000,000 common shares of the Company common shares pursuant to the 1997 Stock Option Plan. Such common shares may consist of authorized but unissued common shares or previously issued common shares reacquired by the Company. The 1997 Stock Option Plan is an amendment and restatement of the plan as previously adopted by the Board on September 9, 1997, and supersedes and replaces in its entirety such previously adopted plan. The 1997 Stock Option Plan, as amended and restated, was approved by the Company's shareholders at the annual meeting in June 1998. Except with respect to options then outstanding, the 1997 Stock Option Plan, as amended and restated, will terminate upon and no further options will be granted thereunder after September 8, 2007.

     The 1997 Stock Option Plan is administered by the Compensation Committee, which has sole authority to select the optionees from among those individuals eligible under the plan and to establish the number of common shares which may be issued under each option. The maximum number of common shares that may be subject to options granted under the plan to an individual optionee may not exceed 5% of the Company's total common shares outstanding and during any calendar year may not exceed 1,000,000 (subject to adjustment under certain conditions described below). The Compensation Committee is authorized to interpret the 1997 Stock Option Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the plan, as it may deem advisable to carry out the plan. All decisions made by the Compensation Committee in selecting optionees, in establishing the number of common shares which may be issued under each option and in construing the provisions of the 1997 Stock Option Plan will be final.

     Options granted under the 1997 Stock Option Plan may be either incentive stock options, within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the option is granted. Non-Qualified Stock Options may be granted to individuals who are directors (but not also employees), officers and employees of the Company, any parent or subsidiary corporation of the Company, or any other affiliate of the Company. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option will be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless at the time such option is granted the option price is at least 110% of the fair market value of common shares subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant.

     Each option that is an Incentive Stock Option and all rights granted thereunder will not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and will be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. Each option that is a Non-Qualified Stock Option will bear the same transfer restrictions as an Incentive that Option except a Non-Qualified Stock Option may be assigned to a limited liability company or partnership if
(i) the terms of such transfer are approved in advance by the Compensation Committee, (ii) 95% or more of all the member or partnership interests in such limited liability company or partnership are held by the holder of the option and members of his family, determined in accordance with section 318(a)(1) of the Code, or trusts for their benefit, (iii) such limited liability company or partnership is treated as a partnership for federal income tax purposes, and
(iv) such limited liability company or partnership is controlled, directly or indirectly, as a fiduciary or otherwise, by the holder of the option.

     The purchase price of common shares issued under each option will be determined by the Compensation Committee, but such purchase price must not be less than the fair market value of common shares subject to the option on the date the option is granted. Each option must be evidenced by a written agreement between the Company and the optionee which shall contain such terms and conditions as may be approved by the Compensation Committee, provided that each such option must expire not later than 10 years after its date of grant. The terms and conditions of the respective option agreements need not be identical. An option agreement may provide for the surrender of the right to purchase shares of common shares under the option in return for a payment in cash or common shares equal in value to the excess of the fair market value of the common shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Compensation Committee in its sole discretion may prescribe. The Compensation Committee will retain final authority
(i) to determine whether an optionee will be permitted, or (ii) to approve an election by an optionee, to receive cash in full or partial settlement of such Stock Appreciation Rights. Moreover, an option agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of (plus cash if necessary) having a fair market value equal to such option price.

     Common shares with respect to which options may be granted are common shares as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, the Company effects a subdivision or consolidation of common shares or the payment of a share dividend on common shares without receipt of consideration by the Company, the number of shares with respect to which such option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares will be proportionately increased, and the purchase price per share will be proportionately reduced, and
(ii) in the event of a reduction in the number of outstanding shares will be proportionately reduced, and the purchase price per share will be proportionately increased.

     If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares covered by an option theretofore granted will be adjusted so that such option will thereafter cover the number and class of shares and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of common shares then covered by such option. If the Company declares an extraordinary dividend, which arises from any sale or exchange of assets, payable in cash or any other property, then the purchase price per common share under any option theretofore granted shall be reduced by the amount of such extraordinary dividend payable on a common share if paid in cash or the fair market value (as determined by the Compensation Committee) of any property distributable on a common share if paid in kind.

     If in the event of any "Corporate Change," as defined in the 1997 Stock Option Plan, the Compensation Committee, acting in its sole discretion without the consent or approval of any optionee, will act to effect one or more of the following alternatives, which may vary among individual optionees and which may vary among options held by any individual optionee: (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees thereunder will terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of a date, before or after such Corporate Change, specified by the Compensation Committee, in which event the Compensation Committee will thereupon cancel such options and the Company will pay to each optionee an amount of cash per common share according to a formula specified in the 1997 Stock Option Plan, (3) make any adjustments to options then outstanding as the Compensation Committee, in its sole discretion, deems appropriate to reflect such Corporate Change, or (4) provide that the number and class of shares covered by an option theretofore granted will be adjusted so that such option will thereafter cover the number and class of shares or securities or property (including, without limitation, cash) to which the optionee would have been entitled pursuant to the terms of any Corporate Change if, immediately prior to such Corporate Change, the optionee had been the holder of record of the number of common shares then covered by such option.

     The Board in its discretion may terminate the 1997 Stock Option Plan at any time with respect to common shares for which options have not theretofore been granted. The Board has the right to alter or amend the plan, or any part thereof from time to time. No change in any outstanding option will be made which would impair the rights of the optionee without the consent of such optionee. The Board may not make any alteration or amendment which would increase the aggregate number of common shares which may be issued pursuant to the provisions of the 1997 Stock Option Plan or change the class of individuals eligible to receive options under the plan without the approval of the shareholders of the Company.

                              RELATED TRANSACTIONS

THE GHK TRANSACTION

     In April 1996, the Company and GHK Colombia, an Oklahoma corporation controlled by Robert A. Hefner III, entered into a non-binding letter of intent governing a proposed acquisition by the Company of an additional 35% participating interest in the Association Contracts in consideration of the issuance of up to 16,000,000 common shares by the Company to three entities holding such interests or to their respective shareholders (collectively, the "GHK Transaction"). Effective July 26, 1996, pursuant to the terms of three separate share purchase agreements, the Company agreed to issue an aggregate of 16,777,143 common shares to nineteen unrelated parties, in consideration of the Company's acquisition of (a) 100% of the issued and outstanding shares of GHK Colombia which serves as the operator under the Association Contracts and holds a 10.944% interest in such contracts, (b) 100% of the membership interests of Esmeralda LLC which holds a 9.776% interest in the Association Contracts, and
(c) 62.963% membership interest in Cimarrona LLC which holds a 25.38% interest in the Association Contracts. As a result of the transaction, the Company acquired an additional 36.7% indirect interest in the Association Contracts. As a condition to the GHK Transaction, the Company also entered into the Registration Rights Agreement, the Escrow Agreement, the Management Agreement and the Voting Support Agreement, each of which is more particularly described below.

     Pursuant to the terms of the share purchase agreement between the Company and Robert A. Hefner III, the Company purchased 100% of the issued and outstanding shares of GHK Colombia from Mr. Hefner in consideration for the issuance of 5,002,972 Class A Preferred Shares Series 1 of the Company to him. Pursuant to the terms of the share purchase agreement between the Company and the members of Esmeralda LLC (the "Esmeralda Agreement"), the Company purchased 100% of the membership interests of Esmeralda LLC from such members in consideration for the issuance of an aggregate of 4,469,028 B Special Warrants (the "B Warrants") to such members. Pursuant to the terms of the share purchase agreement between the Company and the members of Cimarrona LLC (the "Cimarrona Agreement"), the Company purchased a 62.963% membership interest in Cimarrona LLC from such members in consideration for the issuance of an aggregate of 7,305,143 B Warrants to such members. The Preferred Shares and the B Warrants were issued at a deemed price per share of $9.125 which was based upon the closing price of the Company's common shares on the Canadian Dealer Network on July 26, 1996. Under the terms of the share purchase agreement each of the parties agree to indemnify the other for certain matters relating to the business prior to the transaction.

     Each B Warrant was exercisable into one Common Share without payment of additional consideration and was automatically converted into a Common Share, in accordance with the terms of the Company's Articles of Continuance, in February 1997. Each Preferred Share was entitled to one vote per share, was exercisable into one common share without payment of additional consideration and was also automatically converted into a common share, in accordance with the terms of the Company's Articles of Continuance, in February 1997.

     The shares of GHK Colombia and the 62.963% interest in Cimarrona were transferred to Seven Seas Petroleum Colombia Inc.; 50% of the membership interest in Esmeralda was transferred to Seven Seas Petroleum Colombia Inc.; and 50% of such membership interest was transferred to Seven Seas Petroleum Holdings, Inc. as a limited liability company was then required to have a minimum of two members.

     As a condition of completing the GHK Transaction, the Company also entered into a Registration Rights Agreement with the holders of the B Warrants and the Preferred Shares which currently entitles such holders to notice of proposed public offerings or private placements by the Company under the Securities Act (Ontario) and to include common shares held by such holders in such offerings subject to limitations which may be imposed by the managing underwriter of any such offering.

     As a condition of the Company obtaining the consent of the Ontario Securities Commission to the GHK Transaction, the Company, the holders of Preferred Shares and B Warrants and the Montreal Trust Company of Canada, as trustee, entered into an escrow agreement dated July 26, 1996 (the "GHK Escrow Agreement") pursuant to which 70% of the securities issued by the Company in the GHK Transaction, or upon conversion or the securities issued therein, are held in escrow. An aggregate of 11,744,000 common shares are currently held in escrow and such common shares may not be sold, assigned, pledged, or transferred until released from escrow in accordance with the terms of the GHK Escrow Agreement. Shares held in escrow may be voted by the registered holders thereof. Pursuant to the terms of the GHK Escrow Agreement, the securities held in escrow shall be released as follows: (i) one-third of the securities deposited in escrow shall be released on each of July 26, 1997, 1998 and 1999 or (ii) the securities may be released in full if the Company or the owner of such securities provides the Ontario Securities Commission with technical reports acceptable to the director thereof that establish a determinate value as of April 26, 1996 for the interests in the Association Contracts transferred to the Company or its subsidiaries, of $118,908,000 or more. If interim technical reports establish a determinate value of less than $118,908,000 for such interests, proportionate releases from escrow may be permitted.

     Prior to the GHK Transaction, GHK Company L.L.C. ("GHK L.L.C."), an Oklahoma limited liability company, the principal owner of which is Robert A. Hefner III, provided administrative and management services to GHK Colombia in connection with its obligations as operator of the Dindal and Rio Seco contract areas. As a condition of completing the GHK Transaction, the Company, GHK Company Colombia and GHK L.L.C. entered into a Management Agreement pursuant to which GHK L.L.C. was retained by GHK Colombia to perform the duties and obligations of GHK Colombia under the Association Contracts and as operator of the Dindal contract area under the joint operating agreement dated August 1, 1996 (the "JOA"). GHK Colombia agreed to pay GHK L.L.C. a monthly sum equal to 100% of the overhead charges authorized under the JOA relating to such blocks (which costs are estimated to be approximately $15,000 per month) plus an additional $15,000 per month and to reimburse GHK L.L.C. for all expenses incurred in the performance of its duties under the Management Agreement. The costs and expenses under the JOA are paid by the interest holders under the Association Contracts proportionately to their percentage interests therein. From July 26, 1996 to June 30, 1997, GHK Colombia paid an aggregate of $374,109 to GHK L.L.C. for services provided under this agreement. The Management Agreement was terminated June 30, 1997.

     Under the terms of a Voting Support Agreement executed in connection with the GHK Transaction, Seven Seas, Robert A. Hefner III, Breene M. Kerr, Albert E. Whitehead, George H. Plewes, and Timothy T. Stephens agreed to vote or cause to be voted all shares owned or controlled by them in favor of the slate of directors proposed by the Company's chief executive officer. The Voting Support Agreement also provided that a sale by Messrs. Hefner and Kerr of a block of 10,000 common shares or more which were initially subject to the GHK Escrow Agreement, must first be offered to be made through Yorkton Securities, Inc. or such other investment dealer as may be designated by the Board of Directors or the securities sold would remain subject to the Voting Support Agreement. In the event any such dealer was unable or unwilling to sell such securities in a timely manner at a price acceptable to the seller, the seller could sell to a third party without being subject to the Voting Support Agreement provided that such sale was not to a person or one or more of a group of persons acting in concert, who was acquiring the securities of the seller in connection with a takeover bid, other than where such takeover bid was an offer made generally to the shareholders of the Company. The Voting Support Agreement terminated on May 20, 1997.

     Prior to the GHK Transaction, neither Mr. Hefner, Mr. Egolf nor Mr. Kerr was affiliated with the Company. As a result of the GHK Transaction, Messrs. Hefner and Egolf were elected directors of the Company and Mr. Hefner and Mr. Kerr became substantial shareholders of the Company. In addition, as a result of an agreement between Mr. Hefner, in his capacity as the selling shareholder of GHK Colombia, the members of Esmeralda LLC and Cimarrona LLC and (collectively, the "Sellers") Mr. Egolf, the Sellers paid Mr. Egolf an aggregate of 83,886 B Warrants, which were subsequently converted into 83,886 common shares of which 58,720 shares were held in escrow pursuant to the GHK Escrow Agreement, as consideration for his services to the Sellers in connection with the GHK Transaction. As of December 31, 1997, 39,147 shares remained subject to the GHK Escrow Agreement.

TRANSACTIONS WITH FORMER DIRECTOR AND OFFICER

     Mr. Albert E. Whitehead, formerly served as Chairman and Chief Executive Officer of the Company and as a director, may be deemed to be a promotor of the Company. In connection with the formation of the predecessor of the Company in February 1995, Mr. Whitehead received 1,000,000 common shares for a total consideration of $1.00. As of condition of the Common Shares being listed on the Toronto Stock Exchange ("TSE"), the TSE required Mr. Whitehead to place 500,000 common shares held by him in escrow in accordance with the TSE's founder stock policy. Under the terms of the escrow agreement dated January 21, 1997 (the "Founder's Escrow Agreement") between Mr. Whitehead, the Company and Montreal Trust Company of Canada as escrow agent, one-third of the shares subject thereto were to be released from escrow on each of June 29, 1996, 1997 and 1998. Currently, no common shares remain subject to the Founder's Escrow Agreement. For a description of the Common Shares and options held by Mr. Whitehead, see "Management -- Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management."

TRANSACTIONS WITH DIRECTOR AND OFFICER


     On November 1, 1997, the Executive Vice President and Chief Operating Officer obtained a $0.2 million loan from the Company, which was approved by the disinterested members of the Board of Directors. This loan, which is secured by Mr. Ray's personal residence, bears a 6.06% interest rate and is due November 1, 2002.



     The Company's Chairman and Chief Executive Officer wholly owns GHK L.L.C. Effective July 1, 1997, the Company entered into an administrative service agreement with GHK L.L.C. The Company recognized $10,500 of expense in connection with this agreement in 1997. In addition, GHK L.L.C. pays certain miscellaneous costs incurred on behalf of the Company. The Company reimbursed GHK L.L.C. $0.4 million and $0.3 million in 1997 and 1996, respectively, for such costs. The Company believes the payments to GHK represent payment comparable to those that would have been made in an arm's length transaction.



     MTV Investments Limited Partnership ("MTV") owns 37.037% of Cimarrona LLC, an Oklahoma Company. Cimarrona LLC is a consolidated subsidiary of the Company. Resulting from a cash call, MTV owed $0.5 million to the Company at December 31, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of August 31, 1998, with respect to the beneficial ownership of the common shares, by (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding common shares, (ii) each director of the Company and each of the Named Executive Officers, and (iii) all executive officers and directors of the Company as a group.



                                                              NUMBER OF
                                                                COMMON            PERCENT
                      BENEFICIAL OWNER                        SHARES(1)           OF CLASS
Robert A. Hefner III........................................   5,487,917(2)          15%
  c/o Seven Seas Petroleum Inc.
  Suite 960, Three Post Oak Central
  1990 Post Oak Boulevard
  Houston, Texas 77056
Breene M. Kerr..............................................   2,818,417(3)           8%
  c/o Brookside Company
  115 Bay Street
  Easton, Maryland 21601
George Soros and Stanley F. Drunkenmiller...................   3,058,000(4)           9%
  888 Seventh Avenue, 33rd Floor
  New York, New York 10106
Robert W. Moore.............................................   2,184,900              6%
  MTV Investments Limited Partnership
  3600 West Main Street, Suite 150
  Norman, Oklahoma 73072
Brian F. Egolf..............................................     176,386(5)           *
Sir Mark Thomson, Bt........................................     477,566(6)           1%
Robert B. Panero............................................      33,930(7)           *
Gary F. Fuller..............................................      51,500(8)           *
James Scarlett..............................................      50,000(8)           *
Herbert C. Williamson, III..................................     150,256(9)           *
William W. Daily............................................          --             --
Albert E. Whitehead.........................................     995,000(10)          3%
Malcolm Butler..............................................     200,000(11)          1%
Larry A. Ray................................................     240,553(12)          *
John P. Dorrier.............................................      76,000(13)          *
All Executive officers and directors as a group (12
  persons)..................................................  10,757,525(14)         29%


---------------

  *  Less than 1%

 (1) Unless otherwise indicated, each of the parties listed has sole voting and investment power over the common shares owned. The number of shares indicated includes, in each case, the number of common shares issuable upon exercise of options to purchase common shares ("Options") subject to the Amended 1996 Stock Option Plan and 1997 Stock Option Plan, to the extent that such Options are currently exercisable. For purposes of this table, Options are deemed to be "currently exercisable" if they may be exercised within 60 days following June 15, 1998.


 (2) Includes 150,000 common shares currently issuable upon exercise of Options, 15,000 shares held by an entity in which Mr. Hefner has a substantial interest and 1,680,303 common shares beneficially owned by Mr. Hefner and held in escrow pursuant to the GHK Escrow Agreement.

 (3) Includes 25,000 common shares currently issuable upon exercise of an Option, consists of 853,201 shares beneficially owned by a limited partnership in which Mr. Kerr serves as a general partner and includes 957,607 common shares held in escrow pursuant to the GHK Escrow Agreement.


 (4) Of the common shares identified, Mr. Soros, Mr. Drunkenmiller, and Soros Fund Management LLC. may be deemed the beneficial owner of 1,258,700 common shares. Mr. Drunkenmiller and Duquesne Capital Management, LLC may also be deemed the beneficial owner of the remaining 1,799,300 common shares.


 (5) Includes 12,650 common shares owned by a member of Mr. Egolf's family, 2,000 common shares owned by a trust for the benefit of members of Mr. Egolf's family, 100,000 common shares currently issuable upon exercise of Options and 19,573 shares held in escrow pursuant to the GHK Escrow Agreement.



 (6) Includes 50,000 common shares currently issuable upon exercise of an Option and 99,765 common shares held in escrow pursuant to the GHK Escrow Agreement.



 (7) Includes 234 common shares held by Mr. Panero's wife and 363 common shares held in escrow pursuant to the GHK Escrow Agreement, and 33,333 common shares currently issuable upon exercise of options.



 (8) Includes 50,000 common shares currently issuable upon exercise of Options.


 (9) Includes 150,000 common shares currently issuable upon exercise of Options.

(10) Includes 235,000 common shares currently issuable upon exercise of Options. Mr. Whitehead resigned as an officer and director of the Company in May 1997.

(11) Includes 200,000 common shares currently issuable upon exercise of Options.


(12) Includes 133,333 common shares currently issuable upon exercise of an Option and an additional 104,500 common shares owned by Mr. Ray's wife.


(13) Includes 71,000 common shares currently issuable upon exercise of Options.


(14) Includes 1,372,666 common shares currently issuable upon exercise of Options and an aggregate of 2,757,248 common shares held in escrow pursuant to the GHK Escrow Agreement.


VOTING SUPPORT AGREEMENT

     Under the terms of a voting support agreement by and between the Company and Hazel Ventures Ltd., the sole shareholder of Petrolinson S.A. ("Hazel Ventures"), Hazel Ventures agreed that prior to July 19, 1998, it will vote all common shares of the Company owned or controlled by it in favor of the slate of directors proposed by the Company's Chief Executive Officer and will require any purchaser of its shares to agree to be bound by the terms of the agreement unless the purchaser acquires the shares in the open market. Hazel acquired 1,000,000 common shares, or 2.9% of the Company's outstanding common shares, in exchange for the transfer of its ownership of Petrolinson S.A., the holder of a 6% interest in the Association Contracts, to a subsidiary of the Company.

                      DESCRIPTION OF EXISTING INDEBTEDNESS


     Proposed Credit Facility. The Company currently is negotiating an agreement with Banque Paribas providing for a $25 million senior secured revolving credit facility. The revolving credit facility will have a term of not less than three years. The Company expects that borrowings under the facility will bear interest, at the Company's option, at LIBOR plus a margin of 2.75% or Citibank's base rate plus a margin of 1.00%; provided, however, that the applicable margins for both LIBOR and base rate loans will increase by 1.25% under certain circumstances. An annual commitment fee of 0.50% is expected to be payable on the unused available portion of the facility. In addition, the Company expects to pay a customary underwriting fee and other expenses in connection with the facility. The Company expects that the facility will be secured by certain assets of the Company, including the stock of certain of the Company's Subsidiaries and that the facility will contain certain restrictive covenants which impose limitations on the Company and its Subsidiaries, with respect to, among other things, (i) the creation of liens, (ii) mergers, acquisitions or dispositions of assets, (iii) incurrence of indebtedness, (iv) transactions with affiliates, (v) sale-leaseback transactions and (vi) dividends and other restricted payments. The covenants are not expected to restrict the Company's ability to divest its interests in Papua New Guinea or in Australia. The credit facility will also require the Company to maintain a minimum current ratio, a minimum tangible net worth, and a minimum debt coverage ratio. The credit facility will contain customary events of default. While it is anticipated that the credit facility will be completed in the third quarter of 1998, no assurance can be made that the credit facility will be completed on the terms set forth above or on terms acceptable to the Company.


     Senior Notes. On May 7, 1998 the Company completed the sale of $110,000,000 of its 12 1/2% Senior Notes due 2005 in a private placement. Interest on the Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1998.

     The Senior Notes represent senior obligations of the Company, ranking pari passu in right and priority of payment with all existing and future senior indebtedness of the Company and senior in right and priority of payment to all indebtedness of the Company that is expressly subordinated to the Senior Notes. On a pro forma basis after giving effect to the offering of the Senior Notes, as of December 31, 1997, the Company would have had outstanding approximately $135.0 million of indebtedness, including $25.0 million of indebtedness represented by the Exchangeable Notes. The Company's subsidiaries would have had approximately $7.0 million of outstanding liabilities, including trade payables (excluding the guarantee by Seven Seas Petroleum Holdings Inc. of $25.0 million in aggregate principal amount of the indebtedness represented by the Exchangeable Notes).

     The Senior Notes are effectively subordinated to any and all existing and future secured indebtedness of the Company, including indebtedness under the proposed credit facility with Banque Paribas, to the extent of the value of the assets securing such indebtedness. The Senior Notes are effectively senior to other senior indebtedness of the Company to the extent of the value of the Pledged Securities (defined below). The Senior Notes will be effectively subordinated to all liabilities of the Company's subsidiaries that are not guarantors and to all existing and future secured indebtedness of the Company's subsidiaries that are guarantors, to the extent of the value of the assets securing such indebtedness. The Indenture (defined below) permits the future incurrence of certain additional indebtedness by subsidiaries of the Company. On the date of issuance of the Senior Notes, none of the Company's subsidiaries guaranteed the Company's obligations under the Senior Notes. However, the Indenture provides that if any restricted subsidiary guarantees the payment of any indebtedness of the Company (excluding the guarantee by Seven Seas Petroleum Holdings Inc. of $25.0 million of indebtedness represented by the Exchangeable Notes) or any indebtedness of any guarantor, then the Company will cause the Senior Notes to be equally and ratably guaranteed by such restricted subsidiary on the terms set forth in the Indenture. In such event, the Company's obligations under the Senior Notes will be fully and unconditionally guaranteed on a senior or pari passu basis, jointly and severally, by each restricted subsidiary of the Company that executes and delivers a supplemental indenture to the Indenture.

     The Indenture dated as of May 7, 1998 (the "Indenture") between the Company and The Bank of Nova Scotia Trust Company of New York, as Trustee (the "Trustee") pursuant to which the Senior Notes were issued obliged the Company to use a portion of the proceeds of the Senior Note offering to purchase a portfolio of U.S. government securities, the scheduled interest and principal payments on which will be in an amount sufficient to provide for payment in full when due of the first six regularly scheduled interest payments on the Senior Notes. The Company is obligated to maintain in a separate account an amount of such U.S. government securities (the "Eligible Securities") sufficient to provide for payment in full of the first two regularly scheduled interest payments due November 15, 1998 and May 15, 1999, until such payments are made. The Eligible Securities will not be pledged as security for the Senior Notes. In the event of a bankruptcy of the Company or a similar event, the Eligible Securities will be available to the general creditors of the Company as well as holders of the Senior Notes. The Company has pledged the remaining amount of such U.S. government securities (the "Pledged Securities"), which are sufficient to provide for payment in full of the four regularly scheduled interest payments due November 15, 1999 through May 15, 2001, as security for the benefit of the holders of the Senior Notes. Such pledge will expire upon payment of such interest payments.

     The Senior Notes are redeemable, in whole or in part, at the option of the Company at any time on or after May 15, 2002, in cash at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption. Notwithstanding the foregoing, at any time on or prior to May 15, 2001, the Company may, at its option, redeem up to 33 1/3% of the original aggregate principal amount of the Senior Notes with net proceeds of an equity or strategic investor offering at a redemption price in cash equal to 112.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption; provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remains outstanding after such redemption and that no more than one-half of the net proceeds of such equity or strategic investor offering are used to effect such redemption. In addition, upon a change of control, the Company will have the option, at any time prior to May 15, 2002, to redeem the Senior Notes, in whole but not in part, at a redemption price in cash equal to 100% of the principal amount thereof plus the applicable premium and accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption.

     All payments of principal, interest and other amounts due in respect of the Senior Notes will be made in U.S. dollars after withholding or deduction for or on account of any taxes imposed in Canada, Colombia or any other jurisdiction; provided, however, that the Company will pay additional amounts in respect of any such withholding or deduction so that the holders of the Senior Notes (other than certain excluded holders) receive the amounts that would have been received in the absence of such withholding or deduction, subject to certain exceptions.

     The Senior Notes will be redeemable, at the option of the Company, in whole but not in part, at any time at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption if (i) the Company has or will become obligated to pay certain additional amounts with respect to the Senior Notes and (ii) such obligation cannot be avoided by the Company after reasonable efforts.

     Upon a change of control, (i) unless the Company redeems the Senior Notes as provided in clause (ii) below, the Company will be required to offer to purchase the Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of purchase, and (ii) the Company will have the option, at any time prior to May 15, 2002, to redeem the Senior Notes, in whole but not in part, at a redemption price in cash equal to 100% of the principal amount thereof plus the applicable premium and accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption. The Company may be required to obtain the consent of Banque Paribas under the proposed credit facility, however, in order to purchase Senior Notes under such circumstances and will be prohibited from repurchasing Senior Notes if such consent is not obtained. There can be no assurance that the Company will have sufficient funds to repurchase the Senior Notes in the event of a change of control and in such circumstances may result in an event of default under the Indenture and other indebtedness.

     The Indenture contains certain covenants which, among other things, limit the ability of the Company and its restricted subsidiaries to pay dividends or make certain other distributions, repurchase equity interests, make investments, incur additional indebtedness and issue preferred stock, engage in sale and leaseback transactions, incur or suffer to exist certain liens, engage in certain transactions, incur or suffer to exist certain liens, engage in certain transactions with affiliates, sell assets and engage in certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to make an offer to purchase the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of purchase, with the proceeds from certain asset sales. Also, the Company has agreed to use its reasonable best efforts to cause the exchange of the Exchangeable Notes for Convertible Debentures and the conversion of the Convertible Debentures into common shares and warrants. If such conversions do not occur on or before July 31, 1998 the Indenture requires the Company to pay each holder of Senior Notes liquidated damages at the rate of 0.25% per annum until such conversions occur ("A Special Note Default"). A Special Note Default occurred on July 31, 1998 and terminated on August 6, 1998 with the effectiveness of this registration statement. All Liquidated damages of $4,521 which represents the period from July 31 and August 5, 1998 will be paid by Seven Seas or the Guarantors (if any) in the same manner as interest payments on the Notes.


     Pursuant to the Registration Rights Agreement among the Company and the initial purchasers of the Senior Notes (the "Registration Rights Agreement"), the Company has agreed to file with the Commission, within 60 days of the closing date of the initial issuance of the Senior Notes (the "Closing Date") a registration statement under the Securities Act relating to the exchange offer for the Senior Notes (pursuant to which the Senior Notes will be exchanged for new notes that will be registered under the Securities Act) and will use its reasonable best efforts to cause such registration statement to become effective within 120 days after the Closing Date. In the event that applicable law or interpretations of the staff of the SEC do not permit the Company to effect the exchange offer, or if certain holders of Senior Notes are not permitted to participate in, or do not receive the benefit of, the exchange offer, the Company will use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Senior Notes and to keep such shelf registration effective for two years or such shorter period ending when all of the Senior Notes have been sold thereunder. Upon any failure by the Company to comply with certain obligations under the Registration Rights Agreement, liquidated damages will be payable on the Senior Notes.

                          DESCRIPTION OF CAPITAL STOCK

     The following statements are subject to the detailed provisions of the Company's Articles of Continuance and By-Laws, do not purport to be complete, and are qualified in their entirety by reference thereto.

     The Company's Articles of Continuance authorizes the issuance of an unlimited number of common shares without par value and an unlimited number of Class A Preferred Shares, without par value. As of June 30, 1998, 35,350,606 common shares were issued and outstanding. As of June 30, 1998, the Company had 9,645 shareholders of record.

COMMON SHARES

     No holder of common shares has any preemptive right to subscribe for any of the Company's securities. All outstanding shares are fully paid and nonassessable. Holders of common shares are not entitled to cumulative voting and are entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders, including the election of directors.

     Subject to the prior rights of the holders of any preferred shares that may be outstanding, holders of common shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation of the Company, all assets available for distribution (after satisfaction of the prior rights of the holders of any outstanding preferred shares) are distributable among the holders of the common shares according to their respective holdings.

     Montreal Trust Company of Canada, 8th Floor, 151 Front Street West, Toronto, Ontario M5J 2N1, is the transfer agent and the registrar for the Company's common shares.

     The authorized but unissued common shares and preferred shares could be used to dilute the share ownership of persons seeking to obtain control of the Company, and thereby defeat a possible takeover attempt which, if shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the Company's shareholders. In addition, the preferred shares could be issued with voting, conversion rights and preferences which would adversely affect the voting power and other rights of holders of common shares.

PREFERRED SHARES

     The Company's Articles of Continuance provide that the Board of Directors, without shareholder approval, has the authority to issue preferred shares from time to time in series and to fix the designation, powers (including voting powers, if any), preferences and relative, participating, optional, conversion and other special rights, and the qualifications, limitations, and restrictions of each series, except that with respect to the payment of dividends and the distribution of assets upon liquidation, each series shall rank equally with any other series of preferred shares outstanding.

     In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company, thereby preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any additional preferred shares, there can be no assurance that the Company will not do so in the future.

WARRANTS


     The Warrants were issued as part of the Units offered in exchange for the Convertible Debentures. The following is a summary of certain provisions of the Warrants and the purchase warrant indenture (the "Warrant Indenture") made as of August 7, 1997 between the Company and Montreal Trust Company of Canada (the "Warrant Trustee") pursuant to which the Warrants were issued on August 6, 1998. This summary does not purport to be complete and is subject to, and qualified in its entirety by express reference to, all the provision of the Warrants and the Warrant Indenture.



     The Warrants were issued pursuant to the Warrant Indenture and were evidenced by Warrant certificates in registered form. Each warrant entitles the registered holder thereof to purchase from the Company one Common Share at an exercise price of $15 per share, subject to adjustment.


     On July 23, 1998, the TSE granted an extension of the exercise period for the Warrants from August 7, 1998 to 5:00 p.m. (Calgary time) on the earlier of:

     (i) the date that is 30 calendar days following a 20 day period during which the weighted average trading price for the Common Shares on the TSE exceeds US$17.64; and

     (ii)  February 5, 1999 (the "Expiration Date").

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date of such Warrants at the offices of the Warrant Trustee, with a duly completed exercise form, together with payment of the full exercise price for the common shares subscribed for. Payment of the exercise price may be made in cash or by certified check, money order, or bank draft. No fractional common shares will be issued upon exercise but, in lieu thereof, an appropriate amount will be paid in lawful money of the United States based upon the weighted average trading price at which the common shares have traded on the AMEX during the twenty consecutive trading days ending three days before the Expiration Date.

     The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to adjustment upon certain events, including: (a) subdivisions and combinations of the common shares and

(b) distributions or dividends of (i) shares of any class; (ii) rights, options or warrants, (iii) evidence of indebtedness, or (iv) assets.

     In case of (i) any consolidation or merger of the Company with any other person (ii) any capital reorganization or (iii) any sale or conveyance of all or substantially all of the assets of the Company, the person formed by such consolidation, or resulting from such capital reorganization, or merger, or which acquires such assets, as the case may be, will be required to make provision such that each Warrant then outstanding thereafter shall be exercisable for the kind and amount of shares of stock, other securities, or property receivable upon such capital reorganization, consolidation, merger, sale or conveyance by a holder of the number of common shares which such Warrant was exercisable immediately prior to such capital reorganization, consolidation, merger, sale or conveyance.

     No adjustment of the exercise price and number of shares issuable upon exercise of Warrants will be required to be made until cumulative adjustments amount to 1% or more of the prevailing exercise price; provided, however, that any adjustment not made will be carried forward. Upon the expiration of any rights, options, warrants or conversion or exchange privileges, the exercise price of the Warrants will be readjusted and thereafter will be such as it would have been if such unconverted convertible securities and unexercised rights, options or warrants had not been issued. Whenever the number of shares of Common Stock purchasable upon exercise of each Warrant or the exercise price of Warrants is adjusted, the Warrant Trustee will promptly mail to each holder of Warrants notice of such adjustment or adjustments.

     The Warrants do not confer upon a holder of Warrants any voting or other rights of a shareholder of the Company.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.

     The following summary is a general discussion of the material Canadian federal income tax considerations generally applicable to a person who, for the purposes of the Income Tax Act (Canada) (the "Act"), deals at arm's length with the Company and holds Common Shares or Warrants as capital property. This summary is not applicable to a holder that is a "financial institution" as defined in the Act.

     This summary is based on the current provisions of the Act and the regulations thereunder, all specific proposals to amend the Act and the regulations announced or released by the Minister of Finance, Canada prior to the date hereof and the published administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.

     THIS SUMMARY IS NOT EXHAUSTIVE OF ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF COMMON SHARES OR WARRANTS IN LIGHT OF THE HOLDER'S PARTICULAR CIRCUMSTANCES NOR DOES IT ADDRESS THE FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO CERTAIN TYPES OF HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE ACT. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE INTERPRETED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF COMMON SHARES OR WARRANTS, AND NO REPRESENTATION WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY PARTICULAR HOLDER IS MADE. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR INDIVIDUAL CIRCUMSTANCES.

  Residents of Canada

     Exercise of Warrants. The exercise of Warrants to purchase Common Shares should not generally result in any income or loss to the holder. The cost to the holder of any Common Shares so acquired will be the aggregate of the exercise price paid for the Common Shares and the adjusted cost base of the Warrants, if any.

     Dispositions of Common Shares. A disposition, or a deemed disposition, of a Common Share will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the holder. For this purpose, the adjusted cost base to a holder of a Common Share will be determined by averaging the adjusted cost base of that Common Share with the adjusted cost base of all Common Shares held at that time by the holder. Three-quarters of any capital gain realized by a holder will be included in computing the holder's income as a taxable capital gain and may, in the case of a holder who is an individual, give rise to alternative minimum tax. Three-quarters of any capital loss realized by a holder may generally be deducted against taxable capital gains realized in such year or the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Act. A capital loss realized by a holder that is a corporation or a partnership or trust of which a corporation is a member or beneficiary will be reduced by the amount of dividends received in certain circumstances.

     Common Share Dividends. In the case of a holder who is an individual, any dividends received on the Common Shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations. A holder that is a corporation may be liable to pay refundable tax under Part IV of the Act.

  Non-Residents of Canada

     Exercise of Warrants. The exercise of Warrants to purchase Common Shares should not generally result in any income or loss to a holder who is a non-resident of Canada. The cost to the holder of any Common Shares so acquired will be the aggregate of the exercise price paid for the Common Shares and the adjusted cost base of the Warrants, if any.

     Dispositions of Common Shares. A non-resident of Canada will only be subject to taxation in Canada under the Act in respect of a disposition of Common Shares if such shares constitute "taxable Canadian property" to such non-resident. Provided that the Common Shares are listed on a stock exchange prescribed by the regulations under the Act at the time of a disposition, they will only constitute "taxable Canadian property" to a holder if the holder, either alone or together with persons with whom the holder does not deal at arm's length, owns or at any time in the five years prior to the date of disposition, has owned in excess of 25% of the issued and outstanding shares of a class or series of the capital of the Company. Persons who are related by blood or marriage, or are subject to common control are deemed to deal otherwise than at arm's length; other persons may also be considered to be dealing otherwise than at arm's length in certain circumstances. For the purposes of determining the 25% threshold, rights or options to acquire Common Shares will be treated as ownership thereof. Subject to the comments set out below in respect of the application of the U.S. -- Canada Income Tax Convention to U.S. resident holders, non-residents whose shares constitute "taxable Canadian property" will be subject to taxation thereon on the same basis as Canadian residents. Generally speaking, three-quarters of the excess of the holder's proceeds of disposition, over the adjusted cost base of the Common Shares, must be included in income as a taxable capital gain, to be taxed at prevailing federal Canadian rates.

     A non-resident whose shares are repurchased by the Company, except in respect of certain purchases made by the Company in the open market, will be deemed to have received payment of a dividend by the Company in an amount equal to the excess, if any, of the amount paid over the paid-up capital of the Common Shares so repurchased. Such deemed dividend will be excluded from the former holder's proceeds of disposition of his Common Shares for the purposes of computing any capital gain but will be subject to Canadian non-resident withholding tax in the manner described below under "Dividends." In certain limited circumstances, a sale by a holder of the Common Shares to a corporation resident in Canada with which the holder does not deal at arm's length may give rise to the deemed payment of a dividend, to the extent the amount received in consideration therefor exceeds the paid-up capital of the Common Shares disposed of.

     Pursuant to the U.S.-Canada Income Tax Convention (the "Convention"), shareholders of the Company who are resident in the U.S. for the purposes of the Convention and whose shares might otherwise be "taxable Canadian property" will be exempt from Canadian taxation in respect of any gains on the Common Shares provided the principal value of the Company at the time of the disposition is not derived from real property located in Canada. The Company owns no Canadian real property and has advised that it has no present intention to acquire Canadian real property.

     Dividends. Under the Act, withholding tax is imposed at the rate of 25% on the amount of any dividends paid or credited on the Common Shares to a person not resident in Canada. Pursuant to the Convention, the rate of tax on such dividends is reduced to 5% for dividends received by any U.S. resident corporation which owns in excess of 10% of the voting shares of the Company, and to 15% in all other instances.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary is a general discussion of the material United States federal income tax consequences that may be relevant to holders of the Common Shares or Warrants. Unless otherwise stated, this summary deals with Common Shares and Warrants held as capital assets by United States Holders. A United States Holder means a holder of Common Shares or Warrants that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all of the substantial decisions of such trust. This summary does not address all the tax consequences that may be relevant to a particular United States Holder or to United States Holders who may be subject to special tax treatment, such as banks, real estate investment trust, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the laws of any state or local or foreign government that may be applicable to a United States Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     Exercise of Warrants. The exercise of Warrants to purchase Common Shares by a United States Holder will not result in a taxable event to such United States Holder. Upon such exercise, the United States Holder's tax basis in the Common Shares obtained will equal the sum of the United States Holder's tax basis in the Warrants exercised and the exercise price of the Warrants.

     Dispositions of Common Shares or Warrants. Upon the sale or exchange of Common Shares or Warrants, a United States Holder will recognize gain or loss in an amount equal to the difference between (a) the sum of the amount of cash and the fair market value of property received therefore and (b) the United States Holder's tax basis in the Common Shares or Warrants. Such gain or loss will be capital gain or loss if the Common Shares or Warrants disposed of are capital assets in the hands of the United States Holder. Any such capital gain or loss will be long term capital gain or loss if the Common Shares or Warrants disposed of are held for more than one year. If Warrants expire without being exercised, a United States Holder will recognize a loss in an amount equal to its tax basis in the expired Warrants. Such loss will be a capital loss if the Warrants are a capital asset in the hands of the United States Holder and such capital loss will be long-term capital loss if the Warrant was held for more than one year.

     Adjustments to the conversion ratio of the Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of taxable constructive dividends by a United States Holder, in which event the United States Holder's tax basis in the Warrants would be increased by the amount equal to the constructive dividend.

     Common Share Dividends. Dividends received by a United States Holder with respect to the Common Shares will generally be required to be included in the income of such United States Holder as ordinary income, and such dividend will not be eligible for the dividends received deduction.

INVESTMENT CANADA ACT

     The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non-Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares of "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business.

     Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Certificate of Continuance of the Company. There are no other decrees or regulations in Canada which restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Shares except as discussed under "Canadian Federal Income Tax Considerations -- Non-Residents of Canada."

                            SELLING SECURITYHOLDERS


     The following table sets forth the name of each Selling Securityholder and the relationship, if any, with the Company and (i) the amount of Convertible Debentures owned by each Selling Securityholder as of August 6, 1998, (ii) the number of Common Shares offered for the account of such Selling Securityholder under the Prospectus upon conversion of the Convertible Debentures, and (iii) the number of Warrants offered for the account of such Selling Securityholder under the Prospectus upon conversion of the Convertible Debentures. The Exchangeable Notes were exchanged for a like principal amount of Convertible Debentures on August 5, 1998. The Convertible Debentures were converted on August 6, 1998 into Units consisting of a total of 2,173,901 common shares and warrants exercisable for 1,086,957 common shares.



                                  PRINCIPAL AMOUNT OF     NUMBER OF COMMON                        PERCENT OF
 NAME OF SELLING SECURITYHOLDER  CONVERTIBLE DEBENTURES      SHARES(1)       NUMBER OF WARRANTS    CLASS(2)
Bankmont & Co. .................          150,000               13,043                6,522            *
Bershaw & Co. ..................          100,000                8,695                4,348            *
The Canada Trust Company........        5,175,000              449,999              225,000          2.0%
Elliott Associates, LP..........        1,000,000               86,956               43,479            *
First Marathon..................          400,000               34,782               17,391            *
Hare & Co. .....................        1,500,000              130,434               65,217            *
Jasopt PTY Limited..............       12,000,000            1,043,478              521,739          4.0%
Marathon Resource Partners I....          100,000                8,695                4,348            *
Montgomery Securities...........          300,000               26,086               13,043            *
Nesbitt Burns Inc. .............        1,410,000              122,606               61,304            *
Roycan & Co. ...................          775,000               67,391               33,696            *
Royter & Co. ...................          100,000                8,695                4,348            *
Torbay Company..................          990,000               86,085               43,043            *
Westgate International LP.......        1,000,000               86,956               43,479            *
                                       ----------            ---------            ---------
                                       25,000,000            2,173,901            1,086,957


---------------

 *  Less than 1%.


(1) Comprises the number of common shares into which the Convertible Debentures held by such Selling Securityholder are convertible.



(2) Assuming full conversion of all Convertible Debentures and the exercise of all Warrants, based on outstanding Common Shares as of July 31, 1998.


     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Common Shares or Warrants they presently hold, no estimate can be given as to the number of Common Shares or Warrants that will be held by the Selling Securityholders upon termination of any such sales. See "Plan of Distribution."

     Only Selling Securityholders identified above who beneficially own the Common Shares or Warrants set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement of which this Prospectus forms a part may sell such Common Shares or Warrants pursuant to the Registration Statement. The Company may from time to time include additional Selling Securityholders in supplements to this Prospectus.

     The Company will pay the expenses of registering the Common Shares and Warrants being sold hereunder.

                              PLAN OF DISTRIBUTION

     The Common Shares and Warrants may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Common Shares or Warrants in transactions on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Shares or Warrants may be sold directly or through broker-dealers. If the Common Shares or Warrants are sold through broker-dealers, the Selling Securityholders may pay brokerage commissions and charges. The methods by which the Common Shares and Warrants may be sold include
(a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the American Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

     The Company will pay the costs and expenses incident to its registration and qualification of the Common Shares and Warrants offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Securityholders and any broker-dealer participating in the distribution of the Common Shares or Warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Common Shares or Warrants against certain liabilities, including liabilities under the Securities Act.

     There can be no assurances that the Selling Securityholders will sell any or all of the Common Shares or Warrants offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Preston, Willis & Lackowicz, Whitehorse, Yukon Territory.

                                    EXPERTS

     The audited financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              PETROLEUM ENGINEERS

     Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof as of December 31, 1997 included in this Prospectus and in the notes to the financial statements of the Company have been prepared by Ryder Scott Company Petroleum Engineers, independent petroleum engineers.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus.

     Anticlinal closure means a subsurface, geological structure in the form of a sine curve (i.e., the formation rises to a rounded peak) as a result of which any oil in the deposit will normally rise to the highest point in the structure.

     API gravity means an indication of density of crude oil or other liquid hydrocarbons as measured by a system recommended by the American Petroleum Institute (API), measured in degrees relative to the specific gravity scale. The higher the API gravity measure, the lighter the compound. For example, asphalt has an API gravity of 8, and gasoline has an API gravity of 50.

     Appraisal Well means a well drilled subsequent to a discovery well in order to confirm potential recoverable reserve quantities prior to development drilling of the field.

     Bbls means barrels.

     Bbls/d means barrels per day of crude oil.

     Bcf means one billion cubic feet of natural gas.

     BOE means barrels of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Commerciality means the acceptance by Ecopetrol of a field as productive in commercial quantities, in accordance with an association contract with Ecopetrol.

     Commission means the United States Securities and Exchange Commission.

     Completion means the installation of permanent equipment for the production of crude oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Delineation well means an exploratory well drilled to extend a known reservoir.

     Development well means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Drill stem test means a method of determining the presence of oil and gas in a formation. When the depth to be tested has been reached in a well being drilled, a special tool is lowered into the hole. The drilling mud is removed and the contents of the formation allowed to flow into the tool while an instrument measures the pressure.

     Ecopetrol means Empresa Colombiana de Petroleos, the Colombian national oil company.

     Exploratory well means a well drilled to find and produce oil and gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir, or to extend a known reservoir.

     Farm-out means an agreement whereby the owner of a lease agrees to assign or transfer the lease (or some portion of it), retaining some interest (such as an overriding royalty or right to share in production), subject to the drilling of one or more wells as a prerequisite to completion of the transfer.

     Field means an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structure feature and/or stratigraphic condition.

     Gross wells or gross acres means the total number of wells or acres in which the Company has an interest, without regard to the size of that interest.

     MBbls means one thousand barrels of crude oil.

     MBbls/d means one thousand barrels per day of crude oil.

     MBOE means one thousand barrels of oil equivalent.

     Mcf means one thousand cubic feet of natural gas.

     Mcf/d means one thousand cubic feet per day of natural gas.

     MMBbls means one million barrels of crude oil.

     MMcf means one million cubic feet of natural gas.

     Net wells or net acres are determined by multiplying gross wells or acres by the Company's working interest in those wells or acres.

     Oil means crude oil and condensate.

     Operator means any person, partnership, corporation or other entity engaged in the business of exercising direct supervision over the drilling or completion of or production from a well.

     Overriding royalty interest means an interest in oil and gas produced at the surface, free of the expense of production.

     Productive well means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed reserves means those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved reserves means the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves means those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are attributable to any acreage for which an application of fluid injection or other improved technique is contemplated, only when such techniques have been proved effective by actual tests in the area and in the same reservoir.


     PTD means projected total depth.


     Reservoir means a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest means an interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     SEC PV-10 means the present value of estimated net revenues attributable to the Company's proved reserves prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis using Commission guidelines.

     Seismic means the use of shock waves generated by controlled explosions of dynamite or other means to ascertain the nature and contour of underground geological structures.

     2-D seismic survey means seismic that is run, acquired and processed to yield a two-dimensional picture of the subsurface. Two dimensional seismic is generally prepared in a grid or ray pattern.

     3-D seismic survey means seismic that is run, acquired and processed to yield a three-dimensional picture of the subsurface.

     Undeveloped acreage means acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working interest means the operating interest that gives the owner the right to share in production or revenues from the producing venture, subject to all royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of June 30, 1998
     (unaudited) and December 31, 1997 and 1996.............   F-3
  Statements of Consolidated Operations for the six months
     and three months ended June 30, 1998 and 1997
     (unaudited) and the years ended December 31, 1997 and
     1996 and from Inception (February 3, 1995) to December
     31, 1995...............................................   F-4
  Statement of Consolidated Stockholders' Equity for the
     years ended December 31, 1997 and 1996 and from
     Inception (February 3, 1995) to December 31, 1997......   F-5
  Statements of Consolidated Cash Flows for the six months
     ended June 30, 1998 (unaudited) and the years ended
     December 31, 1997 and 1996 and from Inception (February
     3, 1995) to December 31, 1995..........................   F-6
  Notes to Consolidated Financial Statements................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Seven Seas Petroleum Inc.:

     We have audited the accompanying consolidated balance sheets of Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation in the development stage) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and accumulated deficit, stockholders' equity and cash flows for the years then ended and for the period from inception (February 3, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven Seas Petroleum Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended and for the period from inception (February 3, 1995) to December 31, 1995 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
February 27, 1998

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS



                                                           JUNE 30,     DECEMBER 31,
                                                             1998           1997       DECEMBER 31,
                                                          (UNAUDITED)                      1996
CURRENT
  Cash and cash equivalents.............................   $ 67,849       $ 18,067       $ 10,620
  Short-term investments................................     13,487             44             44
  Accounts receivable...................................      2,069          3,865          1,242
  Interest receivable...................................        343             --             --
  Prepaids and other....................................        107            118             --
                                                           --------       --------       --------
                                                             83,855         22,094         11,906
Note receivable from related party......................        200            200             --
Long-term held-to-maturity investments..................     24,514             --             --
Land....................................................      1,139             --             --
Evaluated oil and gas interests, full-cost method.......     49,473         46,117          1,612
Unevaluated oil and gas interests, full-cost method.....    238,374        221,713        221,884
Fixed assets, net of accumulated depreciation of $42,716
  at December 31, 1997 and $12,194 at December 31,
  1996..................................................        394            304             74
Other assets, net of accumulated amortization of
  $194,166 at December 31, 1997 and $76,622 at December
  31, 1996..............................................      5,499          1,486             25
                                                           --------       --------       --------
  TOTAL ASSETS..........................................   $403,448       $291,914       $235,501
                                                           ========       ========       ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
  Accounts payable......................................   $  2,678       $  6,885       $  2,561
  Interest payable......................................      2,025             --             --
  Accrued compensation..................................        508          1,228             --
  Other accrued liabilities.............................         --             92            245
                                                           --------       --------       --------
                                                              5,211          8,205          2,806
Long-term debt..........................................    135,000         25,000             --
Deferred income taxes...................................     70,459         70,459         63,968
Minority interest.......................................      7,483          4,087          1,060
COMMITMENTS AND CONTINGENCIES (Note 10).................                        --             --
STOCKHOLDERS' EQUITY
Share capital --
  Authorized unlimited common shares without par value
     and unlimited Class A preferred shares without par
     value; 35,071,606 and 13,315,796 issued and
     outstanding common shares at December 31, 1997 and
     December 31, 1996, respectively....................    199,405        196,406          6,782
Preferred share subscriptions -- 5,002,972 shares at
  December 31, 1996.....................................                        --         45,652
Special warrant subscriptions -- 14,274,171 warrants at
  December 31, 1996.....................................                        --        119,548
Deficit accumulated during development stage............    (14,110)       (12,243)        (4,315)
Treasury stock, 29 shares held at December 31, 1997 and
  December 31, 1996.....................................         --             --             --
                                                           --------       --------       --------
  Total Stockholders' Equity............................    185,295        184,163        167,667
                                                           --------       --------       --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............   $403,448       $291,914       $235,501
                                                           ========       ========       ========



   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



         STATEMENTS OF CONSOLIDATED OPERATIONS AND ACCUMULATED DEFICIT


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                              CUMULATIVE
                                                                                                 PERIOD         TOTAL
                                                                                                  FROM           FROM
                                                                                               INCEPTION      INCEPTION
                                             SIX MONTHS                  YEAR ENDED           (FEBRUARY 3,   (FEBRUARY 3,
                                           ENDED JUNE 30,               DECEMBER 31,            1995) TO       1995) TO
                                      -------------------------   -------------------------   DECEMBER 31,   DECEMBER 31,
                                         1998          1997          1997          1996           1995           1997
                                             (UNAUDITED)
REVENUE
  Crude oil sales...................  $        91   $       436   $       780   $       234    $       --    $     1,013
  Interest income...................        1,143           235           787           341           152          1,281
                                      -----------   -----------   -----------   -----------    ----------    -----------
                                            1,234           671         1,567           575           152          2,294
EXPENSES
  General and administrative........        2,319         3,281         8,714         2,455         1,071         12,240
  Lease operating expenses..........          758           231           907           253            --          1,160
  Depreciation and amortization.....          227            38           148           111            38            297
  Dry hole and abandonment costs....           --            17            17             5         1,123          1,145
  Geological and geophysical........           --            27            27            10             9             47
  Other (income) expense............          (30)           --           (24)           --            --            (25)
  Loss on sale of resource
    properties......................           --            --            --            --            31             31
                                      -----------   -----------   -----------   -----------    ----------    -----------
                                            3,274         3,594         9,789         2,834         2,272         14,895
LOSS BEFORE INCOME TAXES............       (2,040)       (2,923)       (8,222)       (2,259)       (2,120)       (12,601)
INCOME TAX EXPENSE..................           30             8            --            --            --             --
NET LOSS BEFORE MINORITY INTEREST...       (2,070)       (2,931)       (8,222)       (2,259)       (2,120)       (12,601)
MINORITY INTEREST...................          203            73           294            64            --            358
                                      -----------   -----------   -----------   -----------    ----------    -----------
NET LOSS............................  $    (1,867)  $    (2,858)  $    (7,928)  $    (2,195)   $   (2,120)   $   (12,243)
                                      ===========   ===========   ===========   ===========    ==========    ===========
DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE, beginning of
  period............................      (12,243)       (4,315)       (4,315)       (2,120)           --             --
DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE, end of
  period............................  $   (14,110)  $    (7,173)  $   (12,243)  $    (4,315)   $   (2,120)   $   (12,243)
                                      ===========   ===========   ===========   ===========    ==========    ===========
BASIC AND DILUTED NET LOSS PER
  COMMON SHARE......................  $     (0.05)  $     (0.10)  $     (0.24)  $     (0.17)   $    (0.23)   $     (0.66)
                                      ===========   ===========   ===========   ===========    ==========    ===========
WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING.........   35,189,534    30,033,434    32,504,872    12,971,871     9,247,101     18,515,541
                                      ===========   ===========   ===========   ===========    ==========    ===========



   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY


   FOR THE PERIOD FROM INCEPTION (FEBRUARY 3, 1995) THROUGH DECEMBER 31, 1997


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                COMMON STOCK           PREFERRED STOCK         SPECIAL WARRANTS
                                                            ---------------------   ---------------------   -----------------------
                                             DATE             NUMBER      AMOUNT      NUMBER      AMOUNT      NUMBER       AMOUNT
Issuance of common share to
 founder...........................  February 3, 1995                1   $     --           --   $     --            --   $      --
Issuance of common shares to
 founder for cash..................  February 27, 1995         999,999         --           --         --            --          --
Issuance of common shares in a
 private placement for cash ($0.25
 per share)........................  March 22, 1995          4,000,000      1,000           --         --            --          --
Issuance of common shares in
 private placements for cash ($0.75
 per share)........................  May 31, 1995            5,687,666      4,266           --         --            --          --
                                     June 9, 1995              979,000        734           --         --            --          --
Issuance of common shares in
 settlement of agents' fees ($0.75
 per share)........................  May 31, 1995              284,383        213           --         --            --          --
                                     June 9, 1995               48,950         37           --         --            --          --
Less: Common share issuance cost...  May 31 - June 9, 1995          --       (250)          --         --            --          --
Issuance of common shares in
 connection with the May 5, 1995
 amalgamation agreement with Rusty
 Lake Resources ($0.25 per
 share)............................  June 29-30, 1995          680,464        170           --         --            --          --
Net loss...........................                                 --         --           --         --            --          --
                                                            ----------   --------   ----------   --------   -----------   ---------
BALANCE AT DECEMBER 31, 1995.......                         12,680,463      6,170           --         --            --          --
Issuance of special warrants in a
 brokered private placement for
 cash ($2.75 per warrant)..........  March 15, 1996                 --         --           --         --     2,000,000       5,096
Issuance of common shares to the
 Company's 401(k) plan ($7.875 per
 share)............................  April 29, 1996             10,000         79           --         --            --          --
Purchase Treasury Stock ($8.00 per
 share)............................  June 26, 1996                  --         --           --         --            --          --
Exercise of stock options for cash
 ($.75 per share)..................  Jan. - June 1996          305,000        229           --         --            --          --
Exercise of stock options for cash
 ($7.125 per share)................  April 29, 1996             10,000         71           --         --            --          --
Issuance of exchangeable preferred
 stock in connection with business
 combination ($9.125 per share)....  July 26, 1996                  --         --    5,002,972     45,652            --          --
Issuance of special warrants in
 connection with business
 combination ($9.125 per
 warrant)..........................  July 26, 1996                  --         --           --         --    11,774,171     107,439
Issuance of convertible special
 warrants in a brokered private
 placement for cash ($15.00 per
 warrant)..........................  October 16, 1996               --         --           --         --       500,000       7,013
Exercise of stock options for cash
 ($.75 per share)..................  July - December 1996      310,333        233           --         --            --          --
Net loss...........................                                 --         --           --         --            --          --
                                                            ----------   --------   ----------   --------   -----------   ---------
BALANCE AT DECEMBER 31, 1996.......                         13,315,796      6,782    5,002,972     45,652    14,274,171     119,548
Conversion of special warrants
 issued in connection with the
 business combination dated July
 26, 1996 ($9.125 per share).......  February 7, 1997       11,774,171    107,439           --         --   (11,774,171)   (107,439)
Conversion of the preferred shares
 in connection with the business
 combination dated July 26, 1996
 ($9.125 per share)................  February 7, 1997        5,002,972     45,652   (5,002,972)   (45,652)           --          --
Conversion of privately placed
 special warrants ($15.00 per
 warrant)..........................  February 7, 1997          500,000      7,013           --         --      (500,000)     (7,013)
Conversion of privately placed
 special warrants ($2.75 per
 warrant)..........................  February 7, 1997        2,000,000      5,096           --         --    (2,000,000)     (5,096)
Issuance of common shares in
 connection with the business
 combination ($18.55 per share)....  March 5, 1997           1,000,000     18,550           --         --            --          --
Conversion of privately placed
 special warrants for cash ($3.50
 per warrant)......................  March 14, 1997          1,000,000      3,500           --         --            --          --
Exercise of stock options
 ($.75 - 10.90 per share)..........  Jan. - December 1997      478,667      2,374           --         --            --          --
Net loss...........................                                 --         --           --         --            --          --
                                                            ----------   --------   ----------   --------   -----------   ---------
BALANCE AT DECEMBER 31, 1997.......                         35,071,606   $196,406           --   $     --            --   $      --
                                                            ==========   ========   ==========   ========   ===========   =========

                                                         DEFICIT
                                                       ACCUMULATED
                                     TREASURY STOCK       DURING
                                     ---------------   DEVELOPMENT
                                     NUMBER   AMOUNT      PHASE        TOTAL
Issuance of common share to
 founder...........................    --     $  --      $     --     $     --
Issuance of common shares to
 founder for cash..................    --        --            --           --
Issuance of common shares in a
 private placement for cash ($0.25
 per share)........................    --        --            --        1,000
Issuance of common shares in
 private placements for cash ($0.75
 per share)........................    --        --            --        4,266
                                       --        --            --          734
Issuance of common shares in
 settlement of agents' fees ($0.75
 per share)........................    --        --            --          213
                                       --        --            --           37
Less: Common share issuance cost...    --        --            --         (250)
Issuance of common shares in
 connection with the May 5, 1995
 amalgamation agreement with Rusty
 Lake Resources ($0.25 per
 share)............................    --        --            --          170
Net loss...........................    --        --        (2,120)      (2,120)
                                      ---     -----      --------     --------
BALANCE AT DECEMBER 31, 1995.......    --        --        (2,120)       4,050
Issuance of special warrants in a
 brokered private placement for
 cash ($2.75 per warrant)..........    --        --            --        5,096
Issuance of common shares to the
 Company's 401(k) plan ($7.875 per
 share)............................    --        --            --           79
Purchase Treasury Stock ($8.00 per
 share)............................    29        --            --           --
Exercise of stock options for cash
 ($.75 per share)..................    --        --            --          229
Exercise of stock options for cash
 ($7.125 per share)................    --        --            --           71
Issuance of exchangeable preferred
 stock in connection with business
 combination ($9.125 per share)....    --        --            --       45,652
Issuance of special warrants in
 connection with business
 combination ($9.125 per
 warrant)..........................    --        --            --      107,439
Issuance of convertible special
 warrants in a brokered private
 placement for cash ($15.00 per
 warrant)..........................    --        --            --        7,013
Exercise of stock options for cash
 ($.75 per share)..................    --        --            --          233
Net loss...........................    --        --        (2,195)      (2,195)
                                      ---     -----      --------     --------
BALANCE AT DECEMBER 31, 1996.......    29        --        (4,315)     167,667
Conversion of special warrants
 issued in connection with the
 business combination dated July
 26, 1996 ($9.125 per share).......    --        --            --           --
Conversion of the preferred shares
 in connection with the business
 combination dated July 26, 1996
 ($9.125 per share)................    --        --            --           --
Conversion of privately placed
 special warrants ($15.00 per
 warrant)..........................    --        --            --           --
Conversion of privately placed
 special warrants ($2.75 per
 warrant)..........................    --        --            --           --
Issuance of common shares in
 connection with the business
 combination ($18.55 per share)....    --        --            --       18,550
Conversion of privately placed
 special warrants for cash ($3.50
 per warrant)......................    --        --            --        3,500
Exercise of stock options
 ($.75 - 10.90 per share)..........    --        --            --        2,374
Net loss...........................    --        --        (7,928)      (7,928)
                                      ---     -----      --------     --------
BALANCE AT DECEMBER 31, 1997.......    29     $  --      $(12,243)    $184,163
                                      ===     =====      ========     ========



   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     STATEMENTS OF CONSOLIDATED CASH FLOWS


                                 (IN THOUSANDS)



                                                                                             PERIOD FROM        CUMULATIVE TOTAL
                                                SIX MONTHS ENDED         YEAR ENDED           INCEPTION          FROM INCEPTION
                                                    JUNE 30,            DECEMBER 31,      (FEBRUARY 3, 1995)   (FEBRUARY 3, 1995)
                                               -------------------   ------------------    TO DECEMBER 31,      TO DECEMBER 31,
                                                 1998       1997       1997      1996            1995                 1997
                                                   (UNAUDITED)
OPERATING ACTIVITIES
 Net loss....................................  $ (1,867)  $ (2,858)  $ (7,928)  $(2,195)       $(2,120)             $(12,243)
 Add (subtract) items not requiring
   (providing) cash:
 Compensation Expense........................        --         --      2,140        --             --                 2,140
 Accretion of interest on zero coupon
   bonds.....................................      (175)        --         --        --             --                    --
 Minority interest...........................      (203)       (73)      (294)      (64)            --                  (358)
 Common stock contribution to 401(k)
   retirement plan...........................        --         --         --        79             --                    79
 Dry hole and abandonment costs..............        --         17         17        --          1,123                 1,140
 Gain on sale of marketable securities.......        (6)        --         --        --             --                    --
 Loss on sale of resource properties.........        --         --         --        --             31                    31
 Depreciation and amortization...............       227         38        148       111             38                   297
 Changes in working capital excluding changes
   to cash and cash equivalents:
   Accounts receivable.......................     1,255      1,139     (2,082)     (316)           (44)               (2,442)
   Interest receivable.......................      (343)        --         --        --             --                    --
   Prepaids and other, net...................        11        (10)      (118)       --             --                  (118)
   Accounts payable..........................    (1,439)    (1,732)     1,389       (17)           120                 1,492
   Other accrued liabilities.................       (92)       264       (153)      243             --                    90
                                               --------   --------   --------   -------        -------              --------
Cash Flow Used in Operating Activities.......    (2,632)    (3,215)    (6,881)   (2,159)          (852)               (9,892)
                                               --------   --------   --------   -------        -------              --------
INVESTING ACTIVITIES
 Exploration of oil and gas properties.......   (20,759)    (3,297)   (16,360)   (4,309)        (1,697)              (22,366)
 Purchase of land............................    (1,139)        --         --        --             --                    --
 Purchase of investments.....................   (37,827)        --         --        --             --                    --
 Proceeds from acquisition...................        --         --         --       630             --                   630
 Proceeds from sale of property..............        --         --         --        --             84                    84
 Proceeds from sale of marketable
   securities................................        50         --         --        --             --                    --
 Note receivable from related party..........        --         --       (200)       --             --                  (200)
 Other asset additions.......................      (135)       (29)      (280)      (64)          (169)                 (513)
                                               --------   --------   --------   -------        -------              --------
Cash Flow Used in Investing Activities.......   (59,810)    (3,326)   (16,840)   (3,743)        (1,782)              (22,365)
                                               --------   --------   --------   -------        -------              --------
FINANCING ACTIVITIES
 Proceeds from special warrants issued.......        --         --         --    12,109             --                12,109
 Proceeds from share capital issued..........     2,279      3,734      4,962       533          6,000                11,495
 Proceeds from additional paid-in capital
   contributed...............................        --         --         --         1             --                     1
 Proceeds from issuance of special notes.....        --         --     25,000        --             --                25,000
 Costs of issuing special notes..............        --         --     (1,573)       --             --                (1,573)
 Proceeds from issuance of Senior Notes......   110,000         --         --        --             --                    --
 Costs of issuing Senior Notes...............    (4,195)        --         --        --             --                    --
 Contributions by minority interest..........     4,140      1,136      2,779       513             --                 3,292
 Purchase of treasury stock..................        --         --         --        --             --                    --
                                               --------   --------   --------   -------        -------              --------
Cash Flow Provided by Financing Activities...   112,224      4,870     31,168    13,156          6,000                50,324
                                               --------   --------   --------   -------        -------              --------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS...................    49,782     (1,671)     7,447     7,254          3,366                18,067
Cash and cash equivalents, beginning of
 period......................................    18,067     10,620     10,620     3,366             --                    --
                                               --------   --------   --------   -------        -------              --------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD...............................  $ 67,849   $  8,949   $ 18,067   $10,620        $ 3,366              $ 18,067
                                               ========   ========   ========   =======        =======              ========



     Supplemental disclosures of cash flow information:



     The Company incurred interest costs of $2.8 million for the six month period ended June 30, 1998 and $0.6 for the year ended December 31, 1997. Such amounts were capitalized during the respective periods. Interest paid for the six month period ended June 30, 1998 and for the year ended December 31, 1997 was $.8 million and $.6 million, respectively.



     The Company paid $30,000 for the six month period ended June 30, 1998 for estimated income taxes.



   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DEVELOPMENT STAGE OPERATIONS:

     Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation) was formed on February 3, 1995. Seven Seas Petroleum Inc. and its subsidiaries (collectively referred to as "Seven Seas" or the "Company") are collectively a development stage enterprise engaging in acquisition, exploration, and development of interests in oil and gas projects worldwide. The Company's primary business operations to date have been the exploration and development of its interests in Colombia, South America.

     The Company has yet to generate any significant revenue from oil and gas sales and has no assurance of future revenues. The Company's principal asset is its 57.7 percent working interest in the Dindal Association Contract and Rio Seco Association Contract (collectively, the "Association Contracts" or the "Emerald Mountain Project"). The Association Contracts were issued by Empresa Colombiana de Petroleos ("Ecopetrol"), the National Oil Company of Colombia, in March 1993 and August 1995, respectively, and entitle the Company to engage in exploration, development, and production activities in Colombia. In 1994, a predecessor to the Company drilled the Escuela #1, which was non-commercial. The five exploratory wells completed to date on Emerald Mountain have encountered on average 303 feet of Cimarrona formation at vertical depths between 6,000 and 7,500 feet. For the five wells where production testing has been completed, actual per well production rates realized ranged from 3,415 to 13,123 barrels per day with an average in excess of 7,079 barrels per day. The Company plans to rapidly and efficiently continue its field development and delineation drilling program and to build the production facilities and pipeline infrastructure to allow its production to reach existing transportation lines for access to export markets.

     Seven Seas is subject to several categories of risk associated with its development stage activities. Oil and gas exploration and development is a speculative business and involves a high degree of risk. The Company has expended, and plans to expend, significant amounts of capital on the acquisition and exploration of its properties, and most of such properties have not been fully evaluated for hydrocarbon potential. The exploration and development of current properties and any properties acquired in the future are expected to require substantial amounts of additional capital which the Company may be required to raise through debt or equity financings, which might involve encumbering properties or entering into arrangements where certain costs of exploration will be paid by others to earn an interest in the property. Seven Seas' success currently depends to a high degree on its activities in Colombia. However, there are risks that result because the Company has acquired, and intends to continue to acquire, interests in properties outside of North America, in some cases in countries that may be considered politically and economically unstable.

2. BUSINESS COMBINATION:

     On June 29, 1995 the Supreme Court of British Columbia approved the May 5, 1995 amalgamation of Seven Seas and Rusty Lake Resources Ltd. Stockholders of Rusty Lake Resources Ltd. were issued one common share in Seven Seas, the new company after the amalgamation, for each 35 common shares held in Rusty Lake Resources Ltd. Additional shares of Seven Seas were issued in settlement of certain indebtedness of Rusty Lake Resources Ltd. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and Rusty Lake Resources Ltd. has been prospectively reflected in the Company's financial statements since

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


June 29, 1995. The net assets of Rusty Lake Resources Ltd. were recorded on the books of Seven Seas as follows (In thousands):



Marketable securities.......................................  $   4
Goods and services tax receivable...........................      4
Resource properties.........................................    116
Other assets (organization costs)...........................     87
Accounts payable............................................    (40)
Share capital (680,464 shares)..............................   (170)



     On July 26, 1996 the Company acquired 100 percent of the outstanding stock which represented 100 percent of the voting shares held in GHK Company Colombia and Esmeralda LLC. Additionally, on the same date, the Company acquired 62.963 percent of the outstanding shares and voting stock in Cimarrona LLC. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the operations of the acquired entities have been reflected in the Company's financial statements since July 26, 1996. As consideration for the increased interest from these acquisitions, Seven Seas issued to the stockholders in GHK Company Colombia, Esmeralda LLC and Cimarrona LLC a combination of preferred shares and special warrants which were exchangeable into a total of 16,777,143 common shares upon the earlier of the approval of a prospectus qualifying the exchange, or one year from the closing of the transaction. Of the 16,777,143 preferred shares and special warrants, 5,002,972 preferred shares were issued for all of the common shares in GHK Company Colombia, 4,469,028 special warrants were issued for all of the common shares in Esmeralda LLC, and 7,305,143 special warrants were issued for 62.963 percent of the common shares in Cimarrona LLC. The remaining 37.037 percent interest in Cimarrona LLC represents a minority interest which is reflected as such on the balance sheet. The 16,777,143 preferred shares and special warrants were recorded based on the closing stock price of Seven Seas on July 26, 1996 at $9.125 totaling $153.1 million. Collectively, the acquisition of these three companies resulted in the purchase of an additional 36.7 percent participating interest in the Association Contracts in which the Company previously held a 15 percent participating interest. All three entities were oil and gas exploration companies whose only material asset was the participating interest they held in the Association Contracts in Colombia. Net assets acquired include $217.1 million assigned to oil and gas properties (which are subject to future evaluation based on further appraisal drilling) and other nominal net working capital, less amounts attributable to the minority interest in Cimarrona LLC. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $64.0 million of deferred Colombian and U.S. income taxes was also recorded in this acquisition (see Notes 3 and 5) and is included in the amount assigned to oil and gas properties. Income and expenditures incurred by these three entities after July 26, 1996 are included in the statements of operations and accumulated deficit for the years ended December 31, 1997 and 1996.


     Of the 16,777,143 preferred shares and special warrants issued, 11,744,000 are held subject to an escrow agreement, whereby one third of the securities are released each year for three years. The securities may be released earlier based upon a valuation of the Seven Seas interests in the Association Contracts. On July 26, 1997, one-third of the 11,744,000 common shares or 3,914,667 was released from escrow pursuant to the escrow agreement.

     On February 7, 1997 approvals were granted by the Ontario Securities Commission, British Columbia Securities Commission and the Alberta Securities Commission for the prospectus filed to qualify 11,774,171 special warrants and 5,002,972 preferred shares which were automatically converted to common shares. These shares were issued in connection with the acquisition of a 36.7 percent participating interest in the Association Contracts in Colombia by the Company on July 26, 1996.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     On March 5, 1997 the Company acquired 100 percent of the outstanding voting stock held in Petrolinson, S.A. The terms of the transaction were agreed to in a letter of intent dated November 22, 1996. The principal asset owned by Petrolinson, S.A. is a six percent participating interest in the Association Contracts. As consideration for the six percent participating interest in the Association Contracts, Seven Seas issued to the sole shareholder in Petrolinson, S.A. 1,000,000 common shares of Seven Seas Petroleum Inc. The common shares issued to the sole shareholder of Petrolinson, S.A. were subject to an escrow agreement, the terms of which provided for a 120 day escrow of shares commencing from March 5, 1997 with an option by the Company to extend the escrow period for an additional 30 days. The 1,000,000 common shares issued to the sole shareholder of Petrolinson, S.A. were released from escrow on July 3, 1997, in accordance with the escrow agreement as described above. This six percent interest will be carried through exploration by the other 94 percent participating interest parties. This transaction has been reflected in 1997 as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the acquired operations have been reflected in the Company's financial statements since March 5, 1997. The 1,000,000 common shares were recorded based on the weighted average closing stock price of Seven Seas for the period beginning 30 days prior to and 30 days subsequent to the date the Letter of Intent was signed, November 22, 1996, or $18.55. This represents a transaction cost of $18.6 million. Net assets acquired include $25.0 million assigned to oil and gas properties (most of which is subject to future evaluation based on further appraisal drilling) and other nominal net working capital. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $6.5 million of deferred Colombian income tax was also recorded in this acquisition (see Notes 3 and 5) and is included in the amount assigned to oil and gas properties.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company follows U.S. generally accepted accounting principles. A summary of the Company's significant policies is set out below:

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues, and expenses. Actual results could differ from the estimates and assumptions used. Significant estimates include depreciation, depletion, and amortization of proved oil and gas reserves. Oil and natural gas reserve estimates, which are the basis for depletion and the ceiling test, are inherently imprecise and expected to change as future information becomes available.

  RECLASSIFICATION OF PRIOR PERIOD STATEMENTS


     Consistent with the asset/liability method of accounting for income taxes, the Company recorded deferred income tax liabilities relating to the acquisitions of GHK Company Colombia, Esmeralda LLC, and 62.963% of Cimarrona LLC in 1996 and Petrolinson, S.A. on March 5, 1997. The credit to deferred income tax liabilities and the corresponding increase in unevaluated oil and gas interests amounted to $70.5 million and $64.0 million at December 31, 1997 and 1996, respectively. The nature of the amounts recorded is described in Note 5. Certain adjustments have been made to the 1996 net operating loss carryforward, deferred tax assets, and the related valuation allowances, none of which affected reported results of operations, as estimates used in the calculation of the assets have been revised. Additionally, certain other minor reclassifications have been made to conform to current reporting practices.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after eliminating all material intercompany accounts and transactions.

  STATEMENT OF CASH FLOWS


     Cash and cash equivalents include bank deposits and short-term investments, which upon acquisition have a maturity of three months or less. The Company made a cash payment for interest of $0.6 million in 1997.


  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of those investments. As described in Note 6, the Company issued $25 million of convertible Special Notes, with a 6% stated interest rate, which mature in 2003. It is not practical to estimate the fair value of these Special Notes as a quoted market price has not yet been obtained. The Company intends to file the required registration statement in order to comply with the conversion option on these notes.

  MARKETABLE SECURITIES

     The Company has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that all investments in debt securities and certain investments in equity securities be reported at fair value except for those investments which management has the intent and the ability to hold to maturity. Investments which are held-for-sale are classified based on the stated maturity and management's intent to sell the securities. Changes in fair value are reported as a separate component of stockholders' equity, but were immaterial for all periods presented herein.

  ACCOUNTS RECEIVABLE


     Accounts receivable included the following at December 31, 1997 and 1996 (In thousands):



                                                     DECEMBER 31, 1997    DECEMBER 31, 1996
Crude oil sales..................................         $  291               $   59
Joint interest billing...........................          3,013                1,118
Advances.........................................            541                   --
Other............................................             20                   65
                                                          ------               ------
          Total Accounts Receivable..............         $3,865               $1,242
                                                          ======               ======


  OIL AND GAS INTERESTS


     The Company follows the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development, including unproductive wells, are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. As of December 31, 1996 unevaluated oil and gas interests include capitalized employee costs related to exploration and property evaluation of $0.1 million. No additional general and administrative costs were capitalized during 1997. The Company capitalized interest of $0.6 million in 1997.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


\The capitalized costs of oil and gas properties in each cost center are amortized on composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.


     Since the Company has only produced test quantities of oil, a provision for depletion has not been made.

     Substantially all the Company's exploration and production activities are conducted jointly with others and the accounts reflect only the Company's proportionate interest in such activities.

  FOREIGN CURRENCY TRANSLATION

     The Company's foreign operations are a direct and integral extension of the parent company's operations and the majority of all costs associated with foreign operations are paid in U.S. dollars as opposed to the local currency of the operations; therefore, the reporting and functional currency is the U.S. dollar. Gains and losses from foreign currency transactions are recognized in current net income. Monetary items are translated using the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Revenues and expenses are translated at the average rates in effect on the dates they occur. No material translation gains or losses were incurred during the periods presented.

  INCOME TAXES

     The Company follows the asset/liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

  FIXED ASSETS

     Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis over three to five years.

  ORGANIZATION COSTS


     Organization costs represent the normal cost of incorporating the Company. In association with the amalgamation agreement with Rusty Lake Resources Ltd., organization costs of $87,000 were recorded to reflect the excess purchase price of Seven Seas common shares provided to Rusty Lake Resources Ltd. stockholders over and above the net asset value of Rusty Lake Resources Ltd. as of June 29, 1995. Organization costs were amortized on a straight-line basis over two years.


  EARNINGS PER SHARE

     The Company has implemented Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 establishes standards for computing

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing and presenting EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. This statement is effective for financial statements issued for periods ending after December 15, 1997. The statement requires restatement of all prior-period EPS data presented. Considering the guidelines as prescribed by SFAS 128, the Company's adoption of this statement does have a significant effect on EPS since the exercise or conversion of any potential shares would be antidilutive and result in a lower loss per share. Options to purchase 3,878,500 common shares at a weighted average option exercise price of $13.15 per common share were outstanding at December 31, 1997.

     All shares issued in connection with the conversion of preferred shares and special warrants during 1996 were not considered outstanding until registration with the Canadian Securities Commissions occurred on February 7, 1997, including the shares held in escrow for the former shareholders of GHK Company Colombia, Esmeralda LLC and Cimarrona LLC. The common shares held in escrow were considered in the weighted average shares outstanding since they are considered outstanding by the transfer agent and have voting rights.


  INTERIM FINANCIAL DATA (UNAUDITED)



     The unaudited condensed consolidated financial statements and related footnote information of the Company for the periods indicated herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the information in the accompanying condensed consolidated financial statements have been included. Interim period results are not necessarily indicative of the results of operations or cash flows for a full year period.



     The accompanying unaudited consolidated financial statements and all related footnote information were prepared on a basis consistent with that used in the preparation of the annual financial statements. Interim period results are not necessarily indicative of the results of operations or cash flows for a full year period.



4. CASH AND CASH EQUIVALENTS (IN THOUSANDS):



                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
Cash.......................................................    $ 2,157         $   170
Short-term investments.....................................     15,910          10,450
                                                               -------         -------
Total cash and cash equivalents............................    $18,067         $10,620
                                                               =======         =======


     The carrying value of short-term investments approximates fair value.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES:


     The geographical sources of loss before minority interest were as follows (In thousands):



                                                PERIOD ENDED    PERIOD ENDED    PERIOD ENDED
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
United States.................................    $(4,515)        $  (277)        $    --
Foreign.......................................     (3,707)         (1,982)         (2,120)
                                                  -------         -------         -------
Loss before minority interest.................    $(8,222)        $(2,259)        $(2,120)
                                                  =======         =======         =======



     No deferred taxes were recorded during the periods presented, as there were no significant changes in the temporary differences between the book and tax bases of assets and liabilities. Deferred U.S. and Colombian income taxes have been provided for the book-tax basis differences related to the Colombian acquisitions discussed further in Note 2. These foreign subsidiaries' cumulative undistributed earnings are considered to be indefinitely reinvested outside of Canada and, accordingly, no Canadian deferred income taxes have been provided thereon. The Company's net deferred income tax liabilities consist of the following (In thousands):



                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
Deferred Tax Liabilities...................................    $70,459         $63,968
Deferred Tax Asset.........................................      3,128           2,059
Valuation Allowance........................................     (3,128)         (2,059)
                                                               -------         -------
          Total Deferred Tax...............................    $70,459         $63,968
                                                               =======         =======


     The Company did not record any current or deferred income tax provision or benefit in any of the periods presented. The Company's provision for income taxes differs from the amount computed by applying statutory rates, which are 45% in Canada and 35% in the United States and Colombia, due principally to the valuation allowance recorded against its deferred tax asset account relating primarily to net operating tax loss carryforwards.


     Temporary differences included in the deferred tax liabilities relate primarily to excess of book over tax basis on acquired oil and gas properties. During 1997, deferred Colombian income tax in the amount of $6.5 million was recorded in the acquisition of Petrolinson, S.A., as described in Note 2. Deferred tax assets principally consist of net operating loss carryforwards.



     As of December 31, 1997 and 1996, the Company's subsidiaries had net operating loss carryforwards in various foreign jurisdictions (primarily Canada) of approximately $3.7 million and $2.2 million, respectively. These loss carryforwards will expire beginning in 2002 if not utilized to reduce Canadian income taxes. In addition, the Company had during 1997 and 1996 approximately $1.5 million and $37,000, respectively, of U.S. tax net operating loss carryforwards expiring in varying amounts beginning in 2011. A valuation allowance has been provided for the deferred tax assets resulting primarily from these loss carryforwards because their future realization is not currently deemed probable by management.


6. LONG-TERM DEBT:

     In August 1997, the Company issued $25 million of Special Notes in a private transaction to institutional and accredited investors. Interest on the Special Notes is due and payable in arrears at a rate of 6% per annum on December 31 and June 30 in each year until maturity, commencing on December 31, 1997. The Special Notes are exchangeable for a like principal amount of convertible redeemable debentures (the "Debentures")

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

on or before August 7, 1998. At the option of the Company, the Debentures are convertible into common shares and warrants if a registration statement for resale of the common shares has been declared effective under the Securities Act of 1933, as amended (the "Securities Act") and has been effective during the seven-day notice period required by the Company to the holders of Debentures of its intent to exercise its conversion rights, provided that the Company's common shares have traded at or above $14.00 per share for 20 consecutive trading days on the Toronto Stock Exchange. The Special Notes and Debentures are secured by a pledge of the shares of the Company's subsidiaries and a guarantee by Seven Seas Petroleum Holdings Inc.

     The Special Notes will be deemed to be exchanged upon the earlier to occur of (i) the effectiveness of a registration statement under the Securities Act, covering the issuance of the common shares and warrants upon conversion of the Debentures and compliance by the Company with certain Canadian securities requirements or (ii) August 7, 1998. The Debentures are convertible into units (the "Units") on the basis of one Unit for each $11.50 principal amount of Debentures outstanding (initially 2,173,913 Units), subject to adjustment. Each Unit consists of one common share and one-half of a common share purchase warrant (the "Warrants"). The Debentures mature on August 7, 2003.

     Each whole Warrant is exercisable for one common share at an exercise price of $15.00 per share. The Warrants expire August 7, 1998.

7. EQUITY:


     On March 15, 1996, a brokered private placement was carried out in Canada. The Company issued 2,000,000 special warrants at $2.75 per warrant for a net offering after commissions and expenses of $5.1 million to a third party financial brokerage institution. Each special warrant was convertible into one unit. Each unit consisted of one share of common stock and a one-half common share purchase warrant at $3.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. On March 14, 1997, the 1,000,000 common share purchase warrants were exercised and converted to common shares for net proceeds of $3.5 million.



     On October 16, 1996, another brokered private placement was carried out in Canada. Seven Seas issued to a third party financial brokerage institution 500,000 special warrants at $15.00 per warrant for a net offering after commissions and expenses of $7.0 million. Each special warrant was convertible into one unit. Each unit consisted of one share of common stock and a one-half common share purchase warrant at $18.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. The 250,000 common share purchase warrants were not converted at $18.50 and expired October 16, 1997.


     An approval for qualification of the conversion of the 2,000,000 and 500,000 special warrants issued in the brokered private placements on March 15 and October 16, 1996, respectively, was received on February 7, 1997 by the Ontario, Alberta, and British Columbia Securities Commissions. All special warrants were exercised and have been converted to common shares.

     The proceeds of the brokered private placements on March 15 and October 16, 1996 were used for drilling, seismic and production facilities related to the Company's participation in the Association Contracts and for further exploration activities.

8. STOCK BASED COMPENSATION PLANS:

     Officers, directors and employees have been granted stock options under the Company's Amended 1996 Stock Option Plan and the 1997 Stock Option Plan, which is subject to approval by the shareholders

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(collectively referred to as "the Plans"). Pursuant to the Plans, 6,000,000 shares were authorized for issuance, of which 3,878,500 were outstanding as of December 31, 1997. The options granted under the Amended 1996 Stock Option Plan were not subject to vesting requirements and expire five years from the date of grant. Options granted under the 1997 Stock Option Plan have been granted with either no vesting requirement or vesting cumulatively on the anniversary of the grant date over a period of two to five years and expire ten years from the date of grant. Option agreements between the Company and optionees under the 1997 Stock Option Plan may include stock appreciation rights. Under each plan, the option price equals the stock's market price on the date of grant.

     The Compensation Committee of the Board of Directors is responsible for administering the plans, determining the terms upon which options may be granted, prescribing, amending and rescinding such interpretations and determinations and granting options to employees, directors, and officers.

     The following table presents a summary of stock option transactions for the three years ended December 31, 1997:

                                                                        WEIGHTED AVERAGE
                                                    COMMON SHARES    OPTION PRICE PER SHARE
  Granted.........................................      985,000              $  .75
                                                      ---------              ------
December 31, 1995.................................      985,000                 .75
  Granted.........................................      805,000               12.86
  Exercised.......................................     (625,333)                .85
                                                      ---------              ------
December 31, 1996.................................    1,164,667                9.07
  Granted.........................................    3,197,500               13.56
  Exercised.......................................     (478,667)               3.05
  Revoked.........................................       (5,000)              12.25
                                                      ---------              ------
December 31, 1997.................................    3,878,500              $13.51
                                                      =========              ======

     Exercisable stock options amounted to 1,697,665; 764,667; and 985,000 at December 31, 1997, 1996, and 1995, respectively. The weighted average fair value of options granted during 1997, 1996, and 1995 were $7.68; $4.65; and $0.19, respectively. The following table summarizes stock options outstanding and exercisable at December 31, 1997:

                                       OUTSTANDING                             EXERCISABLE
                       --------------------------------------------    ---------------------------
                                                        WEIGHTED                       WEIGHTED
   EXERCISE PRICE                                       AVERAGE                        AVERAGE
        RANGE            SHARES      AVERAGE LIFE    EXERCISE PRICE     SHARES      EXERCISE PRICE
$.75.................      33,000        2.5             $  .75           33,000        $  .75
 7.13................     325,000        3.5               7.13          325,000          7.13
 10.70-10.90.........   1,458,000        7.0              10.76          774,665         10.81
 12.25-13.23.........     740,000        9.7              13.18          160,000         13.17
 18.23-18.75.........   1,322,500        8.1              18.61          405,000         18.74
                       ----------        ---             ------        ---------        ------
                        3,878,500                                      1,697,665
                       ==========                                      =========

     As part of the arrangements surrounding the resignations of four former officers, the exercise period of the options during their employment was extended from ninety days to eighteen months. This action gave rise to a new measurement date and the Company was required to record compensation expense of $2,140,250 during 1997, representing the market value of the common shares on the new measurement date less the exercise price of the options granted. Only the exercisable options granted to the former Chairman, former President,

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


former Chief Financial Officer, and former Vice President of Exploration were considered in the computation. The extension of the exercise period is subject to approval by vote of the shareholders. Should the extension of the exercise period be approved for all employees, the Company will be required to record additional compensation expense of $3.6 million using the March 26, 1998 closing stock price.


     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company applies APB Opinion 25 in accounting for its stock option plan, and accordingly does not recognize compensation cost as it relates to SFAS 123.

     If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, net loss and net loss per share would have increased to the proforma amounts shown below:


                                    DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995
Pro Forma Net Loss (In
  thousands)......................        ($32,427)             ($5,938)             ($2,310)
Pro Forma Net Loss Per Share......          ($1.00)               ($.46)               ($.25)


     The effects of applying SFAS 123 in this proforma are not indicative of future amounts.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1997: weighted average risk free interest rate of 6.28 percent; no dividend yield; volatility of .3555; and expected life of five to ten years. The Company granted options prior to public trading on the Canadian Dealer Network on June 30, 1995. Consequently, the underlying common shares had no historic volatility prior to June 30, 1995. The fair values of the options granted prior to June 30, 1995 were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common shares.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. OPERATIONS BY GEOGRAPHIC AREA:


     The Company operates in one industry segment. Information about the Company's operations for 1997, 1996, and from inception (February 3, 1995) to December 31, 1995 by geographic area is shown below (In thousands):



                                                                                OTHER
                                                                               FOREIGN
                                   CANADA      UNITED STATES     COLOMBIA       AREAS        TOTAL
Year ended December 31, 1997
  Revenues.....................  $       754    $         2    $        810   $       1   $      1,567
  Operating Loss...............       (1,781)        (4,515)         (1,838)        (88)        (8,222)
  Capital Expenditures.........           --             58          19,050         471         19,579
  Identifiable Assets..........       17,462            488         272,982         982        291,914
  Depreciation and
     Amortization..............          111             21              16          --            148
Year ended December 31, 1996
  Revenues.....................  $       334    $        --    $        239   $       2   $        575
  Operating Loss...............       (1,402)          (278)           (439)       (140)        (2,259)
  Capital Expenditures.........           --             --           4,335         272          4,607
  Identifiable Assets..........       10,497             47         224,437         520        235,501
  Depreciation and
     Amortization..............           --             66              43           2            111



                                                                                  OTHER
                                                                                 FOREIGN
                               CANADA     COLOMBIA   ARGENTINA   NORTH AFRICA     AREAS        TOTAL
Period from inception
  through December 31, 1995
  Revenues.................  $      147   $     --   $      --    $      --     $       5   $       152
  Operating Loss...........        (864)        (3)       (626)        (510)         (117)       (2,120)
  Capital Expenditures.....          --        370         622          501           204         1,697
  Identifiable Assets......       3,565        386          --           --           219         4,170
  Depreciation and
     Amortization..........          37         --          --           --             1            38


10. COMMITMENTS AND CONTINGENCIES:

     The Company is, from time to time, party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not expect these matters to have a materially adverse effect on the financial position or results of the Company.


     The Company leases property and equipment under various operating leases. Aggregate minimum lease payments under existing contracts as of December 31, 1997, are as follows: $85,000 for 1998; $41,000 for 1999; $4,000 for 2000 and
thereafter. Rental expense amounted to $84,000 in 1997; $83,000 in 1996; $59,000 in 1995.



     The Company has certain related commitments under existing oil and gas exploration concession agreements. Management estimates future expenditures for such commitments to be approximately of $0.9 million in 1998; $2.4 million in 1999; $30,000 in 2000; and $30,000 in 2001.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. RELATED PARTY TRANSACTIONS:

     On November 1, 1997, the Executive Vice President and Chief Operating Officer obtained a $200,000 loan from the Company. This loan bears a 6.06% interest rate and is due November 1, 2002. The Company recognized interest income of $2,020 in 1997.


     The Company's Chairman and Chief Executive Officer wholly owns GHK Company LLC ("GHK"). Effective July 1, 1997, the Company has entered into an administrative service agreement with GHK. The Company recognized $10,500 of such expenses in 1997. In addition, GHK pays certain miscellaneous costs incurred on behalf of the Company. The Company reimbursed GHK $0.4 million and $0.3 million in 1997 and 1996, respectively, for such costs.



     MTV Investments Limited Partnership ("MTV") owns 37.037 percent of Cimarrona LLC ("Cimarrona"), an Oklahoma company; Cimarrona is a consolidated subsidiary of the Company. Resulting from cash calls, MTV owed $0.5 million to the Company at December 31, 1997.



12. EVENTS OCCURRING AFTER DECEMBER 31, 1997 (UNAUDITED):



     The Company signed a purchase and sale agreement for its 11.77 percent interest in the Southern Perth Basin Permits (EP381 and EP408) located in Southwestern Australia. The Company received cash of $0.9 million, reimbursement of $0.3 million for certain capital expenditures, and retained a small overriding royalty interest in each permit.



  INVESTMENTS



     At June 30, 1998, all the Company's investments were classified as held-to-maturity. These securities include both securities due within one year and securities due beyond one year. The securities with a maturity date within one year are classified as short-term investments as part of Current Assets and are stated at amortized cost.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The securities with maturity dates beyond one year are included in Non-Current Assets classified as long-term held-to-maturity investments and are stated at amortized cost. The calculation of gross unrealized gain (loss) for the quarter and six months ended June 30, 1998 was as follows (In thousands):



                                                                           AMORTIZED   GROSS UNREALIZED
                                                              FAIR VALUE     COST        GAIN (LOSS)
                                                              ----------   ---------   ----------------
SHORT-TERM INVESTMENTS
U.S. Treasury Note, face value of $6,769,000, interest at
  5.875%, due October 31, 1998..............................   $ 6,780      $ 6,778          $  2
U.S. Treasury Note, face value of $6,663,000, interest at
  6.375%, due April 30, 1999................................     6,709        6,709            --
                                                               -------      -------          ----
          Total Short-term investments......................   $13,489      $13,487          $  2
                                                               =======      =======          ====
LONG-TERM INVESTMENTS
U.S. Treasury Strip, face value of $6,875,000, due November
  15, 1999..................................................   $ 6,379      $ 6,384          $ (5)
U.S. Treasury Strip, face value of $6,875,000, due May 15,
  2000......................................................     6,210        6,210          $ --
U.S. Treasury Strip, face value of $6,875,000, due November
  15, 2000..................................................     6,042        6,043          $ (1)
U.S. Treasury Strip, face value of $6,875,000, due May 15,
  2000......................................................     5,877        5,877          $ --
                                                               -------      -------          ----
          Total Long-term held-to-maturity investments......   $24,508      $24,514          $ (6)
                                                               =======      =======          ====



Net unrealized gains (losses) on held-to-maturity securities have not been recognized in the accompanying condensed consolidated financial statements.



  LONG TERM DEBT



     The Company issued $110 million aggregate principal amount of 12 1/2% Senior Notes due 2005 (the "Notes") in a private transaction on May 7, 1998 that was not subject to registration requirements of the Securities Act of 1933. The Notes mature on May 15, 2005. Interest on the Notes will be payable semi-annually, in arrears on May 15 and November 15 commencing November 15, 1998 to holders of record on the immediately preceding May 1 and November 1.



     The Notes represent senior obligations of the Company, ranking pari passu in right and priority of payment with all existing and future senior indebtedness and senior in right and priority of payment to all indebtedness that is expressly subordinated to the Notes.



     In accordance with the terms of the Notes, the Company purchased $13.5 million in U.S. Government Securities from the proceeds of the Notes and deposited such securities in a segregated account in an amount that will be sufficient to provide for payment of the first two scheduled interest payments. Additionally, the Company purchased and pledged to the Bank of Nova Scotia Trust Company New York, the Trustee, as security for the benefit of the holders of the Notes, U.S. Government Securities in an amount that will be sufficient to provide payment of the four scheduled interest payments on the Notes from November 15, 1999 through May 15, 2001.



     The Company currently is negotiating an agreement with Banque Paribas providing for a $25 million senior secured revolving credit facility. The revolving credit facility will have a term of not less than three years. The Company expects that borrowings under the facility will bear interest, at the Company's option, at LIBOR plus a margin of 2.75% or Citibank's base rate plus a margin of 1.00%; provided, however, that the applicable margins for both LIBOR and base rate loans will increase by 1.25% under certain circumstances.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


As annual commitment fee of 0.50% is expected to be payable on the unused available portion of the facility. In addition, the Company expects to pay a customary underwriting fee and other expenses in connection with the facility. The Company expects that the facility will be secured by certain assets of the Company, including the stock of certain of the Company's subsidiaries. The facility will contain certain restrictive covenants which impose limitations on the Company and its Subsidiaries, with respect to, among other things, (i) the creation of liens, (ii) mergers, acquisitions or dispositions of assets, (iii) incurrence of indebtedness, (iv) transactions with affiliates, (v) sale-leaseback transactions and (vi) dividends and other restricted payments. The covenants are not expected to restrict the Company's ability to divest its interests in Papua New Guinea or in Australia. The credit facility will also require the Company to maintain a minimum current ratio, a minimum tangible net worth, and a minimum debt coverage ratio. The credit facility will contain customary events of default. While it is anticipated that the credit facility will be completed in the third quarter of 1998, no assurance can be made that the credit facility will be completed on the terms set forth above or on terms acceptable to the Company.



13. EVENTS SUBSEQUENT TO THE DATE OF INTERIM FINANCIAL STATEMENTS (UNAUDITED):



     On August 5, 1998, the Company's Special Notes were deemed to be exercised for Debentures. On August 6, 1998, all Debentures were converted into Units. Accordingly, the Trustee has since delivered to Debentures holders of record certificates representing the Common Shares and the Warrants that comprise the Units, for a total of 2,173,913 Common Shares and 1,086,957 Warrants.



     The Toronto Stock Exchange granted up to a six month extension, to February 5, 1999, of the exercise period for the purchase warrants issuable upon the exercise of exchange and conversion rights attached to the Company's outstanding $25 million issue of 6% Exchangeable Subordinated Notes. The warrants will expire prior to February 5, 1999, if the weighted average trading price of the Company's common shares on The Toronto Stock Exchange exceeds $17.64 for a 20 day period during the extension period ("the Triggering Event"). The exercise period for the warrants will then expire 30 calendar days following the Triggering Event. The warrants potentially represent 1.087 million common shares, with a strike price of $15.00 per share and originally were scheduled to expire August 7, 1998. All other terms and conditions regarding the subject purchase warrants remain unchanged.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


14. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):



     Capitalized costs at December 31, 1997 and 1996, respectively, relating to the Company's oil and gas activities are shown below (In thousands):



                                                         COLOMBIA    OTHERS     TOTAL
As of December 31, 1997
  Proved properties....................................  $ 46,117     $ --     $ 46,117
                                                         ========     ====     ========
  Unproved properties..................................  $220,771     $942     $221,713
  Less: Dry Hole and Abandonment.......................        --       --           --
                                                         --------     ----     --------
  Unproved properties, net.............................  $220,771     $942     $221,713
                                                         ========     ====     ========
As of December 31, 1996
  Proved properties....................................  $  1,612     $ --     $  1,612
                                                         ========     ====     ========
  Unproved properties..................................  $221,413     $476     $221,889
  Less: Dry Hole and Abandonment.......................        --       (5)          (5)
                                                         --------     ----     --------
  Unproved properties, net.............................  $221,413     $471     $221,884
                                                         ========     ====     ========



     Costs incurred during the years ended December 31, 1997, 1996, and 1995, respectively, were as follows (In thousands):



                                     COLOMBIA   ARGENTINA   NORTH AFRICA   OTHERS    TOTAL
Year ended December 31, 1997
Development cost...................  $    166     $ --          $ --        $ --    $    166
Property acquisition cost:
  Proved...........................     4,331       --            --          --       4,331
  Unproved.........................    20,705       --            --          --      20,705
Exploration cost...................    18,662       --            --         471      19,133
                                     --------     ----          ----        ----    --------
          Total cost incurred......  $ 43,864     $ --          $ --        $471    $ 44,335
                                     ========     ====          ====        ====    ========
Year ended December 31, 1996
Property acquisition cost:
  Proved...........................  $  1,554     $ --          $ --        $ --    $  1,554
  Unproved.........................   215,536       --            --         250     215,787
Exploration cost...................     5,565       --            --          21       5,586
                                     --------     ----          ----        ----    --------
          Total cost incurred......  $222,656     $ --          $ --        $271    $222,927
                                     ========     ====          ====        ====    ========
Year ended December 31, 1995
Property acquisition cost:
  Proved...........................  $     --     $ --          $ --        $ --    $     --
  Unproved.........................       106       75           501           6         688
Exploration cost...................       264      547            --         198       1,009
                                     --------     ----          ----        ----    --------
          Total cost incurred......  $    370     $622          $501        $204    $  1,697
                                     ========     ====          ====        ====    ========


     As of December 31, 1997, the Company has not made a provision for depletion. The Company has produced only insignificant amounts of oil under its production-testing plan. At such time that the Company completes its evaluation of the Association Contracts and if a significant level of production of proved reserves occurs, the currently excluded oil and gas properties will be included in the amortization base. The Company anticipates completion of its evaluation of the Association Contracts mid-year 1998 and will commence development immediately if the evaluation proves successful.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  EXPLORATION COSTS


     The Company has been involved in exploration activities in Colombia, Australia, Argentina, Turkey and Papua New Guinea. Also, the Company purchased an option for the right to participate in future exploration activities in North Africa, but the option was never exercised. Additionally, the Company acquired oil and gas properties in Colombia totaling $25.0 million and $217.1 million in 1997 and 1996, respectively. Capitalized acquisition costs incurred during 1997 and 1996 include $6.5 million and $64.0 million, respectively, of deferred income tax as disclosed in Note 2, Business Combination.



     The Company had oil and gas sales of $0.8 million and $0.3 million in 1997 and 1996, respectively, pertaining to production testing of the exploratory wells on the Association Contracts in Colombia.



     On May 16, 1995, the Company entered into an agreement whereby Seven Seas purchased an option for $0.1 million to acquire a 5 percent participating interest in three exploration blocks in North Africa upon completion of the first exploration well drilled. The first exploration well was completed as a dry hole in July of 1995. After careful review, Seven Seas decided not to exercise its option. The cost of the option, $0.1 million, plus additional costs incurred toward purchasing this option was originally recorded as unproved oil and gas interests and was subsequently expensed.



     The El Catamarqueno X-1 test well on the Sur Rio Deseado Block in the San Jorge Basin, Argentina, was determined to be unsuccessful during the first week of January 1996, prior to release of the 1995 financial statements. Consequently, the Company determined that further drilling on the block was not justified and exploration costs of $0.6 million incurred in Argentina during 1995 were expensed in 1995.


     Ecopetrol has the right to back into Seven Seas' participating interest in the Association Contracts upon declaration of commerciality at an initial 50 percent participating interest. Ecopetrol's interest can increase based upon accumulated production levels. Ecopetrol will at the time of commerciality bear 50 percent of the future costs in the field and reimburse the other parties in these two blocks for 50 percent of previously incurred costs associated with successful wells.

  PROVED RESERVES (UNAUDITED)

     Proved reserves represent estimated quantities of crude oil which geological and engineering data demonstrate to be reasonably recoverable in the future from known reservoirs under existing economic and operating conditions. Estimates of proved developed oil reserves are subject to numerous uncertainties inherent in the process of developing the estimates including the estimation of the reserve quantities and estimated future rates of production and timing of development expenditures. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgement. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Additionally, the estimated volumes to be commercially recoverable may fluctuate with changes in the price of oil.

     Estimates of future recoverable oil reserves and projected future net revenues as of December 31, 1997 were provided by Ryder Scott Company Petroleum Engineers. The Company's proved reserves were comprised entirely of crude oil in Colombia.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Proved developed and undeveloped reserves (barrels):

                                                                 1997        1996
Beginning of year...........................................     818,000         --
Extensions and discoveries..................................  31,342,245    818,000
                                                              ----------    -------
End of year.................................................  32,160,245    818,000
                                                              ==========    =======
Proved developed............................................  11,494,236    408,000
                                                              ==========    =======

     The following table presents the standardized measure of discounted future net cash flows relating to proved oil reserves. Future cash inflows and costs were computed using prices and costs in effect at the end of the year without escalation less a gravity and transportation adjustment of $6.85 to reference prices. The reference price for the year end was West Texas Intermediate $17.00 per barrel. Future income taxes were computed by applying the appropriate statutory income tax rate to the pretax future net cash flows reduced by future tax deductions and net operating loss carryforwards.


     Standardized Measure of Discounted Future Net Cash Flows (In thousands):



                                                                1997       1996
Future cash inflows.........................................  $326,427    $12,520
Future costs
  Production................................................    50,987      2,112
  Development...............................................    33,740      1,939
                                                              --------    -------
Future net cash flows before income taxes...................   241,700      8,469
Future income taxes.........................................    78,141      4,027
                                                              --------    -------
Future net cash flows.......................................   163,559      4,442
10% discount factor.........................................    62,942        641
                                                              --------    -------
Standardized measure of discounted future net cash flows....  $100,617    $ 3,801
                                                              ========    =======



     Principal sources of changes in the standardized measure of discounted future net cash flows during 1997 (In thousands):



Beginning of year...........................................  $  3,801
Net change in production costs..............................    (1,741)
Extensions, discoveries, and additions, less related
  costs.....................................................   141,402
Net change in future development costs......................    (1,612)
Net change in income taxes..................................   (41,969)
Accretion of discount.......................................       736
                                                              --------
End of year.................................................  $100,617
                                                              ========


     The standardized measure of discounted future net cash flows shown above relates to the Company's discovery of oil on the Association Contracts in Colombia.

     The standardized measure of discounted future net cash flows does not purport to present the fair market value of the Company's proved reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

          ------------------------------------------------------------
          ------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Summary.....................................     3
Risk Factors................................     8
Use of Proceeds.............................    16
Market For Common Shares....................    16
Selected Historical Financial Data..........    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................    18
Business....................................    24
Management..................................    38
Related Transactions........................    48
Security Ownership of Certain Beneficial
  Owners and Management.....................    51
Description of Existing Indebtedness........    53
Description of Capital Stock................    55
Selling Securityholders.....................    61
Plan of Distribution........................    62
Legal Matters...............................    62
Experts.....................................    62
Petroleum Engineers.........................    62
Glossary....................................    63
Index to Consolidated Financial
  Statements................................   F-1


          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                                   PROSPECTUS

                        (SEVEN SEAS PETROLEUM INC. LOGO)

                           SEVEN SEAS PETROLEUM, INC.

                                 COMMON SHARES
                                      AND
                                    WARRANTS
                                           , 1998

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of all estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Common Stock and Warrants offered hereby.

                                                               TOTAL
Securities and Exchange Commission registration fee.........  $20,740
Printing and engraving costs................................   20,000
Legal fees and expenses.....................................   25,000
Accounting fees and expenses................................    3,000
Other.......................................................    3,000
                                                              -------
          Total.............................................  $71,740
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Yukon Business Corporations Act and the Company's Bylaws provide the following authority to indemnify directors or officers or former directors or officers of the Company or of a company of which the Company is or was a shareholder:

          (1) Except in respect of an action by or on behalf of the corporation or a body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          (2) A corporation may, with the approval of the Supreme Court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason by being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and
     (b).

     The Yukon Business Corporations Act also provides that:

          (3) Notwithstanding anything in subsections (1) through (6), a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (A) was substantially successful on the merits of his defense of the action or proceeding, (B) fulfills the conditions set out in paragraphs (1)(a) and (b), and (C) is fairly and reasonably entitled to indemnity.

          (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

          (5) A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

          (6) On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

     The Bylaws of the Company also provide that the provisions for indemnification contained in the Bylaws (outlined in subsections (1) and (2) above) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaws, agreement, vote of shareholders or disinterested directors or otherwise both as to an action in his official capacity and as to an action in any other capacity while holding such office and shall continue as to a person who has ceased to be a director of officer and shall enure to the benefit of the heirs and legal representatives of such person. The Company maintains director's and officer's insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, the Company issued the following securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     On June 30, 1995, upon the Amalgamation, 11,999,999 Common Shares of the Company were issued to the holders of the common shares of the Predecessor and 680,464 Common Shares of the Company were issued to the holders of shares of Rusty Lake. The Amalgamation was conducted in Canada, was effected in accordance with the laws of British Columbia and approved by the Supreme Court of British Columbia.

     In March 1996, 2,000,000 Special Warrants were issued at a purchase price of $2.75 per Unit pursuant to a brokered private offering of units conducted in Canada pursuant to the British Columbia securities laws. The Units were convertible into one common share and one half of one Class A share purchase warrant (the "Class A Warrants"). Each whole Class A Warrant entitled the holder thereof to acquire one additional Common Share at a price of $3.50 per share at any time on or before March 14, 1997. Yorkton Securities Inc., First Marathon Securities Limited and Griffiths McBurney & Partners Inc. served as agents for the private placement and received a 7% commission on the gross proceeds thereof. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provision of Section 4(2) thereof.

     In July 1996, the Company issued the following securities in the GHK
Transaction: (i) an aggregate of 7,305,143 B Special Warrants to certain members of Cimarrona Limited Liability Company as consideration for the transfer of a 62.963% membership interest in Cimarrona Limited Liability Company by such members to a subsidiary of the Company,; (ii) 4,469,028 B Special Warrants to the members of Esmeralda Limited Liability Company as consideration for the transfer of a 100% membership interest in Esmeralda by such members to a subsidiary of the Company, and (iii) 5,002,972 Class A Preferred Shares to Robert A. Hefner III as consideration for the transfer of all of the issued and outstanding shares of GHK Company Colombia to a subsidiary of the Company. The B Special Warrants and the Class A Preferred Shares were each issued at a deemed purchase price of $9.125 per Special Warrant and per Preferred Share. Each B Special Warrant and each Class A Preferred Share was convertible in each case into one Common Share of the Company. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provision of
Section 4(2) thereof.

     In October 1996, 500,000 C Special Warrants were issued at a purchase price of $15.00 per Unit pursuant to a brokered private offering of Units conducted in Canada pursuant to the British Columbia securities laws. The Units were convertible into one common share and one half of one Class B share purchase warrant (the "Class B Warrants"). Each whole Class B Warrant entitles the holder thereof to acquire one additional Common Share at a price of $18.50 per share at any time on or before October 15, 1997. Yorkton Securities and Tuscarora Capital, Inc. jointly served as the agent for the private placement and jointly received a 6% commission on the gross proceeds thereof. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof.

     In February 1997, 19,277,143 Common Shares were issued upon the automatic conversion of (i) the Special Warrants issued in March 1996, (ii) the B Special Warrants and the Class A Preferred Shares issued in July 1996, and (iii) the C Special Warrants issued in October 1996. As the conversion of such securities was automatic, to the extent U.S. residents were involved in such transaction, the Company relied on the exemption from registration under the Securities Act by virtue of the provisions of Section 3(a)(9) thereof, since the securities issued were exchanged by the Company with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

     In February 1997, 1,000,000 Common Shares were issued in a private transaction to Hazel Ventures Ltd., a British Virgin Islands company, in consideration of the transfer of 100% of the capital stock of Petrolinson S.A. to a subsidiary of the Company in a transaction conducted outside of the United States.

     From February 1996 through December 1997, an aggregate of 1,104,000 Common Shares were issued to former directors and former and current employees of the Company upon the exercise of employee stock options at purchase prices of $0.75 to $10.90 per share. To the extent U.S. residents were involved in these transactions, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of
Section 4(2) thereof.

     In March 1997, 1,000,000 Common Shares were issued upon exercise of the Class A Warrants at an exercise price of $3.50 per share. To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof.

     On August 7, 1997, the Company issued $25,000,000 principal amount of Exchangeable Notes. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Convertible Debentures." To the extent U.S. residents were involved in this transaction, the Company believes that the issuance of securities was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) thereof and Rule 506 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

    EXHIBIT
     NUMBER                            EXHIBIT DOCUMENT
    -------                            ----------------
     (3)         -- Articles of Incorporation and By-laws
        *(A)     -- The Amalgamation Agreement effective June 29, 1995 by and between Seven Seas Petroleum Inc., a British Columbia
                    corporation; and Rusty Lake Resources Ltd.
        *(B)     -- Certificate of Continuance and Articles of Continuance
                    into the Yukon Territory
        *(C)     -- By-Laws
     (4)         -- Instruments defining the rights of security holders,
                    including indentures
        *(A)     -- Excerpts from the Articles of Continuance

    EXHIBIT
     NUMBER                            EXHIBIT DOCUMENT
    -------                            ----------------
        *(B)     -- Excerpts from the By-laws
        *(C)     -- Specimen stock certificate
        *(D)     -- Form of Class B Warrant
        *(E)     -- Class B Warrant Indenture dated as of October 15, 1996 by and between the Company of Canada and Montreal Trust
                    Company
     (5)         -- Opinion re Legality
        **(A)    -- Opinion of Preston, Willis & Lackowicz
        **(B)    -- Opinion of McMillan Binch
        **(C)    -- Opinion of Preston, Willis & Lackowicz
    (10)         -- Material Contracts
        *(A)     -- Agreement dated August 14, 1995 by and between the
                    Company and GHK Company Colombia, as amended by letter
                    agreement dated November 30, 1995
        *(B)     -- The Association Contract by and between Ecopetrol, GHK
                    Company Colombia and Petrolinson, S.A. relating to the
                    Dindal block, as amended
        *(C)     -- The Association Contract by and between Ecopetrol and GHK
                    Company Colombia relating to the Rio Seco block
        *(D)     -- Joint Operating Agreement dated as of August 1, 1994 by and between GHK Company Colombia and the holders of
                    interests in the Dindal block
        *(E)     -- The GHK Company Colombia Share Purchase Agreement dated as of July 26, 1996 by and between Robert A. Hefner III,
                    Seven Seas Petroleum Colombia Inc. and the Company
        *(F)     -- The Cimarrona Purchase Agreement dated as of July 26,
                    1996 by and between the members of Cimarrona Limited
                    Liability Company, the Company, Seven Seas Petroleum
                    Colombia Inc., and Robert A. Hefner III
        *(G)     -- The Esmeralda Purchase Agreement dated as of July 26,
                    1996 by and between the members of Esmeralda Limited
                    Liability Company, Robert A. Hefner III, the Company,
                    Seven Seas Petroleum Holdings, Inc. and Seven Seas
                    Petroleum Colombia Inc.
        *(H)     -- The Registration Rights Agreement dated as of July 26,
                    1996 by and between the Company and certain individuals
        *(I)     -- Shareholders' Voting Support Agreement dated as of July
                    26, 1996 by and between Seven Seas Petroleum Inc. and
                    Messrs. Hefner, Kerr, Whitehead, Plewes and Stephens
        *(J)     -- Management Services Agreement by and among GHK Company
                    Colombia, the Company and The GHK Company LLC
        *(K)     -- The Escrow Agreement for a Natural Resources Company by
                    and among Montreal Trust Company as trustee, the Company
                    and certain individuals and entities
        *(L)     -- The Escrow Agreement for a Natural Resources Company by
                    and among Montreal Trust Company, as trustee, the Company
                    and Albert E. Whitehead
        *(M)     -- Amended 1996 Stock Option Plan
        *(N)     -- Form of Incentive Stock Option Agreement
        *(O)     -- Form of Directors' Stock Option Agreement
        *(P)     -- Form of Employment Agreement between the Company and each of Messrs. Stephens, Dorrier and DeCort
        *(Q)     -- Form of Agreement between the Company and each of Messrs.
                    Stephens, Dorrier and DeCort relating to a change of
                    control
        *(R)     -- Form of Employment Agreement between the Company and
                    Larry A. Ray
        *(S)     -- Settlement Agreement between the Company and Mr.
                    Whitehead dated May 20, 1997
        *(T)     -- Petrolinson S.A. Share Purchase Agreement dated February
                    14, 1997, between Hazel Ventures LTD., Seven Seas
                    Petroleum Colombia Inc. and Seven Seas Petroleum Inc.

    EXHIBIT
     NUMBER                            EXHIBIT DOCUMENT
    -------                            ----------------
        *(U)     -- Pledge Agreement dated March 5, 1997 among Hazel Ventures
                    LTD., Seven Seas Petroleum Inc., Seven Seas Petroleum
                    Colombia Inc., and Integro Trust (BVI Limited)
        *(V)     -- Shareholder Voting Support Agreement made as of March 5,
                    1997 between Seven Seas Petroleum Inc. and Hazel Ventures
                    LTD.
        *(W)     -- Purchase Warrant Indenture made as of August 7, 1997
                    between Seven Seas Petroleum Inc. and Montreal Trust
                    Company of Canada
        *(X)     -- Indenture made as of August 7, 1997 between Seven Seas
                    Petroleum Inc. and Montreal Trust Company of Canada
        *(Y)     -- Limited Recourse Guarantee, Security and Pledge Agreement
                    made as of August 7, 1997 between Seven Seas Petroleum
                    Holdings Inc. and Montreal Trust Company of Canada
        *(Z)     -- Limited Recourse Guarantee, Security and Pledge Agreement
                    made as of August 7, 1997 between Seven Seas Petroleum
                    Colombia Inc. and Montreal Trust Company of Canada
        *(AA)    -- Private Placement Subscription Agreement made as of
                    August 7, 1997 between Seven Seas Petroleum Inc. and
                    Jasopt Pty Limited
        *(BB)    -- 1997 Stock Option Plan
   *(21)         -- Subsidiaries of the Registrant
    (23)         -- Consent of experts and counsel
    +(A)         -- Consent of Ryder Scott Company Petroleum Engineers
    +(B)         -- Consent of Arthur Andersen LLP
   **(C)         -- Consent of Raisbeck, Lana, Rodriguez & Rueda, members of the law firm of Baker & McKenzie
    +(D)         -- Consent of Servipetrol Ltd.
   *(27)         -- Financial Data Schedule
      99         -- Powers of Attorney (included on the signature page of the registration statement as initially filed)


---------------


 +   Filed herewith.


 * Incorporated herein by reference to like exhibit in Registration on Form 10 (File No. 022483).


** Incorporated herein by reference to like exhibit in registration statement on Form S-1 filed April 24, 1998.


     (b) Consolidated Financial Statement Schedules

     All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (ii) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a)or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on September 22, 1998.


                                            SEVEN SEAS PETROLEUM INC.

                                            By:      /s/ LARRY A. RAY

                                              ----------------------------------
                                              Name: Larry A. Ray
                                              Title:  Executive Vice President
                                                      and
                                                 Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                         TITLE                        DATE
                        ----                                         -----                        ----

                          *                            Chairman, Chief Executive Officer   September 22, 1998
                ROBERT A. HEFNER III                     and Managing Director (Principal
-----------------------------------------------------    Executive Officer)
                Robert A. Hefner III

                  /s/ LARRY A. RAY                     Director, Executive Vice President  September 22, 1998
-----------------------------------------------------    and Chief Operating Officer
                    Larry A. Ray

                          *                            Director, Executive Vice President  September 22, 1998
             HERBERT C. WILLIAMSON, III                  and Chief Financial Officer
-----------------------------------------------------    (Principal Financial and
             Herbert C. Williamson, III                  Accounting Officer)

                          *                            Vice Chairman                       September 22, 1998
                   BREENE M. KERR
-----------------------------------------------------
                   Breene M. Kerr

                          *                            Director                            September 22, 1998
                   BRIAN F. EGOLF
-----------------------------------------------------
                   Brian F. Egolf

                          *                            Director                            September 22, 1998
                SIR MARK THOMSON, BT.
-----------------------------------------------------
                Sir Mark Thomson, Bt.

                          *                            Director                            September 22, 1998
                  ROBERT B. PANERO
-----------------------------------------------------
                  Robert B. Panero

                        NAME                                         TITLE                        DATE
                        ----                                         -----                        ----
                          *                            Director                            September 22, 1998
                   GARY F. FULLER
-----------------------------------------------------
                   Gary F. Fuller

                          *                            Director                            September 22, 1998
                   JAMES SCARLETT
-----------------------------------------------------
                   James Scarlett

                *By: /s/ LARRY A. RAY
  ------------------------------------------------
           Larry A. Ray, Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT
     NUMBER                            EXHIBIT DOCUMENT
    -------                            ----------------
     (3)         -- Articles of Incorporation and By-laws
         *(A)    -- The Amalgamation Agreement effective June 29, 1995 by and between Seven Seas Petroleum Inc., a British Columbia
                    corporation; and Rusty Lake Resources Ltd.
         *(B)    -- Certificate of Continuance and Articles of Continuance
                    into the Yukon Territory
         *(C)    -- By-Laws
     (4)         -- Instruments defining the rights of security holders,
                    including indentures
         *(A)    -- Excerpts from the Articles of Continuance
         *(B)    -- Excerpts from the By-laws
         *(C)    -- Specimen stock certificate
         *(D)    -- Form of Class B Warrant
         *(E)    -- Class B Warrant Indenture dated as of October 15, 1996 by and between the Company of Canada and Montreal Trust
                    Company
     (5)         -- Opinion re Legality
        **(A)    -- Opinion of Preston, Willis & Lackowicz
        **(B)    -- Opinion of McMillan Binch
        **(C)    -- Opinion of Preston, Willis & Lackowicz
    (10)         -- Material Contracts
         *(A)    -- Agreement dated August 14, 1995 by and between the
                    Company and GHK Company Colombia, as amended by letter
                    agreement dated November 30, 1995
         *(B)    -- The Association Contract by and between Ecopetrol, GHK
                    Company Colombia and Petrolinson, S.A. relating to the
                    Dindal block, as amended
         *(C)    -- The Association Contract by and between Ecopetrol and GHK
                    Company Colombia relating to the Rio Seco block
         *(D)    -- Joint Operating Agreement dated as of August 1, 1994 by and between GHK Company Colombia and the holders of
                    interests in the Dindal block
         *(E)    -- The GHK Company Colombia Share Purchase Agreement dated as of July 26, 1996 by and between Robert A. Hefner III,
                    Seven Seas Petroleum Colombia Inc. and the Company
         *(F)    -- The Cimarrona Purchase Agreement dated as of July 26,
                    1996 by and between the members of Cimarrona Limited
                    Liability Company, the Company, Seven Seas Petroleum
                    Colombia Inc., and Robert A. Hefner III
         *(G)    -- The Esmeralda Purchase Agreement dated as of July 26,
                    1996 by and between the members of Esmeralda Limited
                    Liability Company, Robert A. Hefner III, the Company,
                    Seven Seas Petroleum Holdings, Inc. and Seven Seas
                    Petroleum Colombia Inc.
         *(H)    -- The Registration Rights Agreement dated as of July 26,
                    1996 by and between the Company and certain individuals
         *(I)    -- Shareholders' Voting Support Agreement dated as of July
                    26, 1996 by and between Seven Seas Petroleum Inc. and
                    Messrs. Hefner, Kerr, Whitehead, Plewes and Stephens
         *(J)    -- Management Services Agreement by and among GHK Company
                    Colombia, the Company and The GHK Company LLC
         *(K)    -- The Escrow Agreement for a Natural Resources Company by
                    and among Montreal Trust Company as trustee, the Company
                    and certain individuals and entities
         *(L)    -- The Escrow Agreement for a Natural Resources Company by
                    and among Montreal Trust Company, as trustee, the Company
                    and Albert E. Whitehead
         *(M)    -- Amended 1996 Stock Option Plan
         *(N)    -- Form of Incentive Stock Option Agreement

    EXHIBIT
     NUMBER                            EXHIBIT DOCUMENT
    -------                            ----------------
         *(O)    -- Form of Directors' Stock Option Agreement
         *(P)    -- Form of Employment Agreement between the Company and each of Messrs. Stephens, Dorrier and DeCort
         *(Q)    -- Form of Agreement between the Company and each of Messrs.
                    Stephens, Dorrier and DeCort relating to a change of
                    control
         *(R)    -- Form of Employment Agreement between the Company and
                    Larry A. Ray
         *(S)    -- Settlement Agreement between the Company and Mr.
                    Whitehead dated May 20, 1997
         *(T)    -- Petrolinson S.A. Share Purchase Agreement dated February
                    14, 1997, between Hazel Ventures LTD., Seven Seas
                    Petroleum Colombia Inc. and Seven Seas Petroleum Inc.
         *(U)    -- Pledge Agreement dated March 5, 1997 among Hazel Ventures
                    LTD., Seven Seas Petroleum Inc., Seven Seas Petroleum
                    Colombia Inc., and Integro Trust (BVI Limited)
         *(V)    -- Shareholder Voting Support Agreement made as of March 5,
                    1997 between Seven Seas Petroleum Inc. and Hazel Ventures
                    LTD.
         *(W)    -- Purchase Warrant Indenture made as of August 7, 1997
                    between Seven Seas Petroleum Inc. and Montreal Trust
                    Company of Canada
         *(X)    -- Indenture made as of August 7, 1997 between Seven Seas
                    Petroleum Inc. and Montreal Trust Company of Canada
         *(Y)    -- Limited Recourse Guarantee, Security and Pledge Agreement
                    made as of August 7, 1997 between Seven Seas Petroleum
                    Holdings Inc. and Montreal Trust Company of Canada
         *(Z)    -- Limited Recourse Guarantee, Security and Pledge Agreement
                    made as of August 7, 1997 between Seven Seas Petroleum
                    Colombia Inc. and Montreal Trust Company of Canada
         *(AA)   -- Private Placement Subscription Agreement made as of
                    August 7, 1997 between Seven Seas Petroleum Inc. and
                    Jasopt Pty Limited
         *(BB)   -- 1997 Stock Option Plan
   *(21)         -- Subsidiaries of the Registrant
    (23)         -- Consent of experts and counsel
    +(A)         -- Consent of Ryder Scott Company Petroleum Engineers
    +(B)         -- Consent of Arthur Andersen LLP
   **(C)         -- Consent of Raisbeck, Lara, Rodriguez & Rueda, members of the law firm of Baker & McKenzie
    +(D)         -- Consent of Servipetrol Ltd.
   *(27)         -- Financial Data Schedule
    (99)         -- Powers of Attorney (included on the signature page of the
                    Registration Statement as initially filed)


---------------


 +Filed herewith.


 *Incorporated herein by reference to like exhibit in Registration on Form 10
  (File No. 022483).


**Incorporated herein by reference to like exhibit in registration statement on Form S-1 filed April 24, 1998.